Exhibit 10.1

DEAL CUSIP NUMBER:  36250LAM6

REVOLVER CUSIP NUMBER:  36250LAN4

U.S. TERM LOAN CUSIP NUMBER:  36250LAP9

EMEA TERM LOAN CUSIP NUMBER:  36250LAQ7

CREDIT AGREEMENT

dated as of
May 31, 2018

among

GTT COMMUNICATIONS, INC.,
as the U.S. Borrower,

GTT COMMUNICATIONS B.V.,
as the EMEA Borrower,

THE LENDING INSTITUTIONS NAMED HEREIN,
as Lenders,

and

KEYBANK NATIONAL ASSOCIATION,
as LC Issuer and as Administrative Agent

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
KEYBANK NATIONAL ASSOCIATION,
SUNTRUST BANK,
GOLDMAN SACHS BANK USA and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agents,

and

CITIZENS BANK, NATIONAL ASSOCIATION and
ING CAPITAL LLC,
as Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC,
KEYBANC CAPITAL MARKETS INC.,
SUNTRUST ROBINSON HUMPHREY, INC.,
GOLDMAN SACHS BANK USA,
MORGAN STANLEY SENIOR FUNDING, INC.,
CITIZENS BANK, NATIONAL ASSOCIATION and
ING CAPITAL LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedule 1.01(d)	Restricted Subsidiaries and Immaterial Subsidiaries
Schedule 1.01(e)	Subsidiary Guarantors
Schedule 1.01(f)	Landing Site
Schedule 1.01(g)	Holding Company Merger
Schedule 5.11	Real Property
Schedule 5.15	Intellectual Property
Schedule 5.22	Capitalization / Equity Interests
Schedule 5.25(a)(i)	U.S. Communications Licenses
Schedule 5.25(a)(iii)	Material Compliance Exceptions
Schedule 5.25(a)(v)	Compliance with CALEA, CPNI, USF Requirements
Schedule 5.25(b)(i)	Non-U.S. Communications Licenses
Schedule 5.25(b)(iii)	Material Compliance with Non-U.S. Communications Laws
Schedule 5.25(b)(iv)	Material Compliance with Non-U.S. Equivalents of CALEA, CPNI, USF, Etc.
Schedule 6.15	Post-Closing Obligations
Schedule 7.03	Permitted Liens / Liens in Existence
Schedule 7.03(h)	Key Customers
Schedule 7.04	Permitted Indebtedness
Schedule 7.04(q)	Reimbursement Obligations
Schedule 7.05	Permitted Investments
Schedule 7.08	Limitations on Restrictive Agreements

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of U.S. Term Note
Exhibit A-3	Form of EMEA Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit B-3	Form of LC Request
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	[Intentionally Omitted]
Exhibit G	Form of Assignment Agreement
Exhibit H	[Intentionally Omitted]
Exhibit I	Form of Intercompany Subordination Agreement
Exhibit J-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

v

This CREDIT AGREEMENT is entered into as of May 31, 2018 among the following:  (i) GTT Communications, Inc., a Delaware corporation (the “U.S. Borrower”); (ii) GTT Communications B.V., a company organized under the laws of the Netherlands and a wholly-owned subsidiary of the U.S. Borrower (the “EMEA Borrower” and, together with the U.S. Borrower, each, a “Borrower” and collectively, the “Borrowers”); (iii) the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”); and (iv) KeyBank National Association, as the administrative agent (the “Administrative Agent”), and as an LC Issuer (as hereinafter defined).

PRELIMINARY STATEMENTS

(1)                                 Pursuant to the share purchase agreement, dated as of February 23, 2018 (the “Target Acquisition Agreement”), by and among GTT Holdings Limited, a private limited company registered in England and Wales as the purchaser (as successor by assignment to GTT Americas, LLC, the “Purchaser”), the U.S. Borrower, as a guarantor, Emasan AG (“Emasan”), Turbo Holdings Lux II Sarl (“Turbo” and, together with Emasan, the “Sellers”) and Interoute Communications Holdings S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg (the “Target”), the U.S. Borrower will, simultaneously with the making of the initial Loans hereunder, indirectly acquire all of the outstanding Equity Interests of the Target (the “Target Acquisition”).

(2)                                 The U.S. Borrower has requested that the Lenders and each LC Issuer extend credit to the U.S. Borrower to (a) finance the Target Acquisition, (b) repay and refinance the U.S. Borrower’s obligations under the Borrower Existing Credit Agreement and (c) provide working capital and funds for other general corporate purposes and other purposes permitted hereunder, including fees and expenses incurred in connection with the Transactions, in the form of (x) Closing Date U.S. Term Loans denominated in Dollars in the aggregate principal amount $1,770,000,000 and (y) Revolving Loans denominated in Approved Currencies in an aggregate principal amount not to exceed $200,000,000.

(3)                                 The EMEA Borrower has requested that the Lenders extend credit to the EMEA Borrower in order to (a) finance the Target Acquisition, (b) repay and refinance the Target’s obligations under the Target Existing Credit Agreements and (c) provide working capital and funds for other general corporate purposes and other purposes permitted hereunder, including fees and expenses incurred in connection with the Transactions, in the form of Closing Date EMEA Term Loans denominated in Euros in the aggregate principal amount of €750,000,000.

(4)                                 Subject to and upon the terms and conditions set forth herein, the Lenders and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided for herein for the foregoing purposes.

AGREEMENT

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITION AND TERMS

Section 1.01                             Certain Defined Terms.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2024 Notes” means the U.S. Borrower’s 7.875% senior notes due 2024 in an aggregate principal amount, as of the Closing Date, of $575,000,000.

“2024 Notes Indenture” means the Indenture, dated as of December 22, 2016, among the U.S. Borrower (as successor to GTT Escrow Corporation), the subsidiary guarantors party thereto from time to time and The Wilmington Trust, National Association, as trustee, governing the 2024 Notes.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the U.S. Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans pursuant to Section 2.17, Incremental Revolving Credit Commitments pursuant to Section 2.17, Extended Revolving Commitments pursuant to Section 2.18, Extended Term Loans pursuant to Section 2.19, Refinancing Term Loans pursuant to Section 2.20 and/or Replacement Revolving Commitments pursuant to Section 2.21, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto; provided that no such amendment shall effect any amendment that would require the consent of each affected Lender or all Lenders pursuant to the proviso to Section 11.12(a) unless such consents have been obtained.

“Additional Security Documents” has the meaning provided in Section 6.10(a).

“Adjusted Eurocurrency Rate” means with respect to each Interest Period for a Eurocurrency Loan, the greatest of (A) (i) (x) with respect to any Eurocurrency Loan denominated in Euros, the EURIBO Rate and (y) with respect to any Eurocurrency Loan denominated in an Approved Currency other than Euros, the rate per annum equal to the offered rate appearing on Bloomberg Screen US0003M Index Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average ICE Benchmark Administration (or any successor thereto) Interest Settlement Rate at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in the applicable Approved Currency with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/100th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/100th of 1%) of the rates per annum at which deposits in the applicable Approved Currency in an amount equal to the amount of such Eurocurrency Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period and (B) 0.00% per annum.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor.  A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the U.S. Borrower or any of its Subsidiaries.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Foreign Currency Exposure” means, at any time, the portion of the Aggregate Revolving Facility Exposure comprised of Revolving Loans and LC Outstandings denominated in an Approved Foreign Currency.

“Aggregate Revolving Facility Exposure” means, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time and (ii) the aggregate amount of the LC Outstandings at such time.

“Agreed Customer Lien Subordination Agreement” means a lien subordination agreement entered into by the Administrative Agent and any customer of the U.S. Borrower or any Subsidiary from time to time which agreement shall be in form and substance reasonably acceptable to the Administrative Agent (it being agreed that the Hibernia Atlantic Lien Subordination Agreement, dated as of June 14, 2017, among Keybank National Association, as administrative agent, the Credit Parties thereto and Microsoft is in form and substance satisfactory to the Administrative Agent).

“Agreed Customer NDA” means a non-disturbance and attornment agreement entered into by the Administrative Agent and any customer of the U.S. Borrower or any Subsidiary from time to time which agreement shall be in form and substance reasonably acceptable to the Administrative Agent (it being agreed that the Hibernia Atlantic Cable System Non-Disturbance and Attornment Agreement, dated as of June 14, 2017, between Keybank National Association, as administrative agent and Microsoft is in form and substance satisfactory to the Administrative Agent).

“Agreed Security Principles” means the principles set forth on Schedule 1.01(a).

“Agreement” means this Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the U.S. Borrower or any Subsidiary from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means the USA Patriot Act or any other domestic or foreign law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Borrower” means (a) with respect to EMEA Facility Obligations, the EMEA Borrower, and (b) with respect to the Loans that are U.S. Obligations, Letters of Credit and Revolving Commitments, the U.S. Borrower.

“Applicable Lending Office” means, with respect to each Lender, the office designated by such Lender to the Administrative Agent as such Lender’s lending office for all purposes under this Agreement.  A Lender may have a different Applicable Lending Office for Base Rate Loans and Eurocurrency Loans.

“Applicable Margin” means the Applicable Term Loan Margin or the Applicable Revolving Loan Margin.

“Applicable Prepayment Portion” means, with respect to

(i)                                any prepayment required by Section 2.13(c)(iv) to be made by the EMEA Borrower, the aggregate amount of Excess Cash Flow that is attributable to the Non-U.S. Prepayment Group;

(ii)                                any prepayment required by Section 2.13(c)(iv) to be made by the U.S. Borrower, the aggregate amount of Excess Cash Flow that is attributable to the U.S. Prepayment Group;

(iii)                                 any prepayment required by Section 2.13(c)(v) to be made by the EMEA Borrower, the aggregate amount of Excess Asset Sale Proceeds that are attributable to the sale or disposition of assets that were owned by the Non-U.S. Prepayment Group;

(iv)                               any prepayment required by Section 2.13(c)(v) to be made by the U.S. Borrower, the aggregate amount of Excess Asset Sale Proceeds that are attributable to the sale or disposition of assets that were owned by the U.S. Prepayment Group;

(v)                               any prepayment required by Section 2.13(c)(vii) to be made by the EMEA Borrower, the aggregate amount of Excess Event of Loss Proceeds that are attributable to the Event of Loss with respect to assets owned by the Non-U.S. Prepayment Group; and

(vi)                               any prepayment required by Section 2.13(c)(vii) to be made by the U.S. Borrower, the aggregate amount of Excess Event of Loss Proceeds that are attributable to the Event of Loss with respect to assets owned by the U.S. Prepayment Group.

“Applicable Revolving Loan Margin” means (i) 175 basis points for Revolving Loans that are Base Rate Loans, (ii) 275 basis points for Revolving Loans that are Eurocurrency Loans denominated in an Approved Currency other than Euros and (iii) 325 basis points for Revolving Loans that are Eurocurrency Loans denominated in Euros.

“Applicable Term Loan Margin” means (a) with respect to Closing Date Term Loans, (i) 175 basis points for Closing Date U.S. Term Loans that are Base Rate Loans, (ii) 275 basis points for Closing Date U.S. Term Loans that are Eurocurrency Loans and (iii) 325 basis points for Closing Date EMEA Term Loans, and (b) with respect to any other Class of Term Loans, the rate or rates specified in the applicable Additional Credit Extension Amendment.

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents”.

“Approved Currency” means each of Dollars, Euros, Sterling and any other currency that is approved in accordance with Section 1.05.

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Approved Foreign Currency Sublimit” means an amount equal to $20,000,000.  The Approved Foreign Currency Sublimit is a part of, and not in addition to, the Total Revolving Commitment.

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender or its investment advisor.  With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets; provided that the term Asset Sale specifically excludes the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Officer” means, with respect to any Person, any of the following officers:  the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, any Vice President or Assistant Vice President, any Vice President of Finance, the Treasurer, the Assistant Treasurer or the Controller, or any Secretary or Assistant Secretary, or such other officer of such Person as is authorized in writing to act on behalf of such

Person.  Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the U.S. Borrower.

“Available Amount” means, as of any date of determination, the sum of (i) an amount equal to the greater of (x) $125,000,000 and (y) an amount equal to 25% of Pro Forma EBITDA for the most recently ended Testing Period at the date of determination, plus, (ii) the following determined on a cumulative basis, without duplication:

(a)                                 an amount, not less than zero in the aggregate, equal to the aggregate cumulative sum of Excess Cash Flow not required to prepay the Loans pursuant to Section 2.13(c)(iv) for each fiscal year of the U.S. Borrower commencing with the fiscal year ending December 31, 2018, including any Retained Declined Proceeds, plus

(b)                                 the cumulative amount of all cash contributions to the common capital of the U.S. Borrower after the Closing Date or the amount of Net Cash Proceeds actually received by the U.S. Borrower after the Closing Date from the issuance of any Equity Interests other than Disqualified Equity Interests, plus

(c)                                  an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received by the U.S. Borrower or any of the Restricted Subsidiaries in cash in respect of any Investments made after the Closing Date pursuant to Section 7.05(o), plus

(d)                                 the aggregate net cash proceeds received by the U.S. Borrower in the form of cash or Cash Equivalents dividends and distributions made by any Unrestricted Subsidiary or any joint venture and returns of principal, cash repayments, interest and similar payments made by any Unrestricted Subsidiary or joint venture in respect of Investments made by the U.S. Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or joint venture made in reliance on the Available Amount, and the net cash proceeds in connection with the sale, transfer or other disposition of assets or Investments consisting of Equity Interests of any Unrestricted Subsidiary or joint venture to any Person other than U.S. Borrower or a Restricted Subsidiary after the Closing Date to the extent such Investment was made in reliance on the Available Amount and, in each case, not to exceed the fair market value of the original Investment, plus

(e)                                  in the event that the U.S. Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into any Borrower or any Restricted Subsidiary, so long as such Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to any Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the U.S. Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation, plus

(f)                                   the fair market value of all Equity Interests (other than Disqualified Equity Interests) of the U.S. Borrower issued upon conversion or exchange of Indebtedness or Disqualified Equity Interests of the  U.S. Borrower or any of its Restricted Subsidiaries incurred or issued after the Closing Date (other than Indebtedness owed to or Disqualified Equity Interests held by the U.S. Borrower or any of its Restricted Subsidiaries), minus

(g)                                  the sum of (i) the aggregate amount of Investments made after the Closing Date pursuant to Section 7.05(o) and (ii) the aggregate amount of Restricted Payments made after the Closing Date pursuant to Section 7.06(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services Obligations” means all obligations of the Credit Parties, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired pursuant to Cash Management Agreements with any Cash Management Bank.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by the Administrative Agent, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one (1) Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurocurrency Rate for Loans denominated in Dollars with a one-month Interest Period on such day plus 1.00%; provided, that the Base Rate shall not be less than 1.00%.

“Base Rate Loan” means any Loan denominated in Dollars bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Existing Credit Agreement” means the Credit Agreement, dated as of January 9, 2017 (as amended from time to time prior to the date hereof), among the U.S. Borrower, as borrower, the lenders party thereto and KeyBank National Association, as the administrative agent, and the other Loan Documents (as defined therein) related thereto.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio, New York, New York or London, England (or, with respect any action taken by or with respect to any LC Issuer, any jurisdiction where such LC Issuer’s lending office is located) are authorized or required by law to close, or are in fact closed, (ii) with respect to any matters relating to Eurocurrency Loans, any day on which dealings in the applicable Approved Currency are carried on in the London interbank market and (iii) with respect to any Eurocurrency Loans made in Euros, any day described in clause (i) above that is also a TARGET Day.

“Buyer Loan Parties” has the meaning provided in Section 6.10(e).

“CALEA” means the United States Communications Assistance for Law Enforcement Act, codified at 47 U.S.C. § 1001, et seq.

“CALEA Requirements” means the CALEA implementation and filing requirements imposed by the FCC on telecommunications carriers in the FCC Rules, including Title 47, Part 1, Subpart Z of the Code of Federal Regulations.

“Calculation Date” means (a) the last Business Day of each calendar month and (b) solely with respect to any Loans made or Letters of Credit issued in an Approved Foreign Currency, the second Business Day immediately preceding the date on which such Borrowing or LC Issuance, as applicable, is to be made.

“Canadian Contribution Regime” means the Canadian national revenue-based contribution regime which subsidizes the high cost of residential telephone service in rural and remote parts of Canada and which is established and maintained by the CRTC.

“Canadian Contribution Regime Requirements” means the Canadian Contribution Regime contribution and reporting requirements imposed by the CRTC on telecommunications service providers.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan” means any “registered pension plan” as defined under section 248(1) of the Income Tax Act (Canada) that is maintained, sponsored or contributed to by the U.S. Borrower or any Subsidiary of the U.S. Borrower with respect to its employees.

“Canadian Pension Plan Event” means (a) the voluntary full or partial wind up of a Canadian Pension Plan; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part a Canadian Pension Plan or have an administrator appointed to administer such a Canadian Pension Plan; (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of an administrator to administer, any Canadian Pension Plan; (d) substantial non-compliance with any Canadian Pension Plan’s terms or with the requirements of any and all applicable laws, statutes, rules, regulations and orders; or (e) the creation of any Lien (save for contribution amounts not yet due) with respect to any Canadian Pension Plan.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, (a) any expenditure or irrevocable commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.13(c)(vii), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, (i) to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or (ii) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Outstandings or obligations of Lenders to fund participations in respect of LC Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their sole discretion, other credit support; in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable LC Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.

“Cash Equivalents” means any of the following:

(i)                                securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii)                                U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition;

(iii)                                 commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 360 days after the date of acquisition;

(iv)                               fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v)                               investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above;

(vi)                               investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii)                                investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(viii)                                 investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii);

(ix)                               securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any province of Canada, any Permissible Jurisdiction, Switzerland or Norway, or by any political subdivision (including any municipality) or taxing authority thereof, rated at least “A1” (or “Prime-1” or MIG-1 or other then equivalent grade) by Moody’s. or at least “A” (or A-l, SP1 or other then equivalent grade) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and having maturities of not more than two years from the date of acquisition; and

(x)                               with respect to any Non-U.S. Subsidiary of the U.S. Borrower that are not organized in the United States, Canada, a Permissible Jurisdiction, Switzerland or Norway, the approximate equivalent of any of clauses (i) through (ix) above in the country in which such Non-U.S. Subsidiary is organized or maintains deposit accounts.

“Cash Management Agreement” means any agreement to provide to the Borrower or any Restricted Subsidiary commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services).

“Cash Management Bank” means the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of the Administrative Agent, a Lead Arranger or a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement) that has entered into a Cash Management Agreement with the U.S. Borrower or any of its Restricted Subsidiaries.

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the U.S. Borrower or any Subsidiary from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by the U.S. Borrower or any Subsidiary in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” means Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means any Subsidiary with no material operations and no material assets other than capital stock of and/or indebtedness incurred by one or more CFCs or other CFC Holdcos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the U.S. Borrower entitled to vote for members of the board of directors or equivalent governing body of the U.S. Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right; or

(ii)                                  the occurrence of a change in control, or other similar provisions, under or with respect to any Material Indebtedness incurred pursuant to Sections 7.04(i) and (l).

Notwithstanding the foregoing, any Holding Company Merger permitted under Section 7.02(a)(ii) shall not constitute a Change of Control.  For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among any Borrower and the Restricted Subsidiaries and (2) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Charged Company” has the meaning provided in Section 6.10(e).

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class,” when used in reference to (i) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans made pursuant to a Revolving Commitment, Extended Revolving Commitment or Replacement Revolving Commitment, Closing Date EMEA Term Loans, Closing Date U.S. Term Loans, Other Term Loans, Refinancing Term Loans or Extended Term Loans; (ii) any Commitment, refers to whether such Commitment is a Revolving Commitment, Closing Date EMEA Term Commitment, Closing Date U.S. Term Commitment, Incremental Term Loan Commitment, Incremental Revolving Credit Commitment, Extended Revolving Commitment or Replacement Revolving Commitment; or (iii) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class; provided that notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the borrowing, prepayment and repayment of Revolving Loans shall be made on a pro rata basis across all Classes of Revolving Loans (except to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.18 or 2.21 provides that the Class of Revolving Loans established thereunder shall be entitled to less than pro rata prepayments or repayments), and any termination of Revolving Commitments shall be made on a pro rata basis across all Classes of Revolving Commitments (except (i) to the extent that any applicable Additional Credit Extension Amendment pursuant to Section 2.18 or 2.21 provides that the Class of Revolving Commitments established thereunder shall be entitled to less than pro rata treatment and (ii) in respect of the Revolving Facility Termination Date of any Class of Revolving Commitments).  Commitments or Loans that have different maturity dates, pricing (other than upfront fees and other fees of the type excluded from the determination of “all-in yield”) or other terms shall be designated separate Classes.

“Closing Date” means May 31, 2018.

“Closing Date EMEA Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Closing Date EMEA Term Commitment” on the Closing Date or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“Closing Date EMEA Term Loan” has the meaning provided in Section 2.03(b).

“Closing Date EMEA Term Lender” means a Lender with a Closing Date EMEA Term Commitment or an outstanding Closing Date EMEA Term Loan.

“Closing Date Non-U.S. Subsidiary Guarantors” means the Non-U.S. Subsidiary Guarantors as of the Closing Date.

“Closing Date Non-U.S. Subsidiary Guaranty” has the meaning provided in the definition of “Non-U.S. Subsidiary Guaranty.”

“Closing Date Subsidiary Guarantors” means Closing Date Non-U.S. Subsidiary Guarantors and Closing Date U.S. Subsidiary Guarantors.

“Closing Date U.S. Subsidiary Guarantors” means the U.S. Borrower Guarantors as of the Closing Date.

“Closing Date U.S. Subsidiary Guaranty” has the meaning provided in the definition of “U.S. Subsidiary Guaranty.”

“Closing Date Undelivered Stock Certificates” has the meaning provided in Section 4.01(ix).

“Closing Date U.S. Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Closing Date U.S. Term Commitment” on the Closing Date or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“Closing Date Term Loans” means, collectively, the Closing Date EMEA Term Loans and the Closing Date U.S. Term Loans.

“Closing Date U.S. Term Lender” means a Lender with a Closing Date U.S. Term Commitment or an outstanding Closing Date U.S. Term Loan.

“Closing Date U.S. Term Loan” has the meaning provided in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means the U.S. Collateral and the EMEA Facility Collateral.

“Collateral Assignments” has the meaning specified in the definition of “U.S. Security Agreement”.

“Collateral Coverage Requirement” has the meaning specified in Section 6.10(g).

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.

“Commitment” means, with respect to each Lender, its Revolving Commitment, U.S. Term Commitment, EMEA Term Commitment, Incremental Term Loan Commitment, Incremental Revolving Credit Commitment, Extended Revolving Commitment, Replacement Revolving Commitment, commitment in respect of Extended Term Loans or commitment in respect of Refinancing Term Loans, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” has the meaning provided in Section 2.11(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the U.S. Borrower and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.16(a).

“Competitor” means any competitor of the U.S. Borrower or its Subsidiaries that directly or indirectly is engaged in the same or similar line of business as the U.S. Borrower or its Subsidiaries.

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.15(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, Canadian capital Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the U.S. Borrower and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities (excluding deferred Taxes and Taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of the U.S. Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans and other long term liabilities and accrued interest thereon) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Debt Service” means, as of any period, (a) scheduled or mandatory repayments, prepayments or redemptions of the principal of Indebtedness of the U.S. Borrower and its Restricted Subsidiaries (and, in the case of any revolving credit facility, so long as there is a permanent reduction in the commitment thereunder), plus (b) Consolidated Interest Charges, plus (c) all fees and expenses with respect to outstanding Indebtedness of the U.S. Borrower and its Restricted Subsidiaries, including of the type referred to in clause (ix) of the definition of “Consolidated EBITDA.”

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Testing Period plus, without duplication, (a) the following to the extent deducted in calculating Consolidated Net Income:

(i)                                Consolidated Interest Charges;

(ii)                                Consolidated Income Tax Expense;

(iii)                                 depreciation and amortization expense (including amortization of intangibles, goodwill, debt issue costs and amortization under FAS Rule 123);

(iv)                               other expenses reducing such Consolidated Net Income (other than the amortization of deferred costs) which do not represent a cash item in such period or any future period (in each case of or by the U.S. Borrower and its Restricted Subsidiaries for such Testing Period) (including non-cash costs and/or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement and non-cash charges, losses and expenses relating to the impairment of goodwill);

(v)                               extraordinary, unusual or nonrecurring non-cash charges or non-cash expenses incurred during such Testing Period;

(vi)                               any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and any non-cash gains (or losses) resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative

Instruments and Hedging Activities” (including specifically any non-cash charge in warrant fair market value or other non-cash compensation);

(vii)                                any effect of any purchase accounting adjustments in connection with the Target Acquisition or any Permitted Acquisition or any permitted Investment or permitted Asset Sale;

(viii)                                 any non-recurring fees and expenses (or any amortization thereof) (including fees of counsel) related to Permitted Acquisitions, Investments, debt issuances (including amendments and waivers in connection with any such debt issuances), equity issuances or Asset Sales, including in connection with the Target Acquisition;

(ix)                               any financial advisory fees, financing arrangement fees, accountant fees, legal fees, rating agency fees, transfer or mortgage recording taxes and other out-of-pocket expenses of U.S. Borrower or any of its Restricted Subsidiaries (including expenses of third parties paid or reimbursed by U.S. Borrower or any of its Restricted Subsidiaries) incurred directly in connection with the Loan Documents and the Credit Facility, any permitted debt issuance, the establishment of rate management transactions permitted under the Loan Documents, and any amendments to any of the foregoing, including any refinancing transaction or any amendment or other modification of any debt instruments, including amendment fees and consent fees;

(x)                               cash synergies, cost savings, operating expense reductions, other operating improvements, initiatives and other pro forma adjustments to actual historical Consolidated EBITDA in connection with the Transactions or any Specified Transaction, to the extent they are (a) consistent with Regulation S-X of the United States Securities and Exchange Commission, or (b) projected by a financial officer in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the Transactions or such Specified Transaction; provided that such synergies, cost savings, reductions, improvements, initiatives and other pro forma adjustments (A) shall be directly attributable to the Transactions or such Specified Transaction, (B) shall be factually supportable and (C) shall be reasonably identifiable; and provided, further, that all such amounts under this clause (x)(b) (other than any such addbacks related to the Transactions and any Specified Transactions that are reflected in the Private Lender Presentation), together with any add-backs pursuant to clause (xi), shall not exceed 25% of Pro Forma EBITDA for such period prior to the adjustments for clauses (x)(b) and (xi) in the aggregate;

(xi)                               restructuring and similar cash charges and costs, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, recruiting costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including any one time expense relating to enhanced accounting function or other transaction costs, provided that such amounts added back under this clause (xi), together with any add-backs pursuant to clause (x)(b) (other than any such add-backs related to the Transactions and any Specified Transactions that are reflected in the Private Lender Presentation), shall not exceed 25% of Pro Forma EBITDA for such period prior to the adjustments for clauses (x)(b) and (xi) in the aggregate;

(xii)                                charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party (to the extent expected to be received by the U.S. Borrower or any Restricted Subsidiary within 365 days);

(xiii)                                 currency translation losses (or any currency hedging losses) for such period; and

(xiv)                               any loss on early extinguishment of Indebtedness or Swap Obligations;

minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) all non-cash items increasing Consolidated Net Income other than amounts constituting amortization of deferred revenue (in each case of or by the U.S. Borrower and its Restricted Subsidiaries for such Testing Period), (ii) any deferred income tax benefits and (iii) any interest income.

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be (i) $142,900,000 for the fiscal quarter ended June 30, 2017, (ii) $146,300,000 for the fiscal quarter ended September 30, 2017, (iii) $153,300,000 for the fiscal quarter ended December 31, 2017 and (iv) $147,700,000 for the fiscal quarter ended March 31, 2018.

“Consolidated Income Tax Expense” means, for any period, all provisions for federal, state, local and foreign income taxes of the U.S. Borrower or any of its Restricted Subsidiaries (including any additions to such taxes, and any penalties and interest with respect thereto, and including any franchise taxes to the extent based upon income).

“Consolidated Interest Charges” means, for any Testing Period, the sum of (a) all cash interest payments, in each case to the extent paid, or required to be paid, in cash and treated as interest in accordance with GAAP and (b) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Testing Period; provided that Consolidated Interest Charges shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Testing Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and losses for such Testing Period, (b) any net gain or loss arising from the sale of capital assets or discontinuation of operations, (c) any net gain or loss arising from any write-up or write-down of assets for such Testing Period, (d) non-cash gains or losses resulting from fluctuations in currency exchange rates and (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Consolidated Net Secured Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt on such date that is secured by a lien on any assets of the US Borrower and its Restricted Subsidiaries, minus the aggregate amount of Qualified Cash as of such date  to (ii) Pro Forma EBITDA for the most recently ended Testing Period.

“Consolidated Net Working Capital” means, at any time, Consolidated Current Assets at such time minus (i) Consolidated Current Liabilities and (ii) the long-term portion of deferred revenue less long-term deferred costs associated with such deferred revenue at such time.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of the type described in clauses (i), (iv) (but only to the extent that any such letter of credit has been drawn and not been reimbursed within two (2) Business Days or Cash Collateralized), (vii), (ix) (to the extent funded) and (xii) of the definition thereof of the US Borrower and its Restricted Subsidiaries, all as determined on a consolidated basis in accordance with GAAP; provided that purchase-price adjustments and earn-outs in connection with any Permitted Acquisition or other permitted Investment shall not constitute Indebtedness for purposes of this definition.

“Consolidated Total Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Total Debt on such date, minus the aggregate amount of Qualified Cash as of such date  to (ii) Pro Forma EBITDA for the most recently ended Testing Period.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a Eurocurrency Loan for an additional Interest Period as provided in Section 2.10.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“CPNI Requirements” means the implementation, reporting and certification requirements regarding Customer Proprietary Network Information that are imposed by the FCC on telecommunications carriers and VoIP providers in the FCC Rules, including Title 47, Part 64, Subpart U of the Code of Federal Regulations.  The term “Customer Proprietary Network Information” has the meaning given to such term in Section 222(h)(1) of the U.S. Communications Act.

“Credit Event” means the making of any Borrowing, any Conversion or Continuation or any LC Issuance.

“Credit Facilities” mean the credit facilities established under this Agreement pursuant to which (i) (x) the Lenders shall make Revolving Loans to the U.S. Borrower, and shall participate in LC Issuances, under the Revolving Facility pursuant to the Revolving Commitment of each such Lender and (y)  each LC Issuer shall issue Letters of Credit for the account of the LC Obligors in accordance with the terms of this Agreement (such credit facility in respect of clauses (x) and (y), the “Revolving Facility”), (ii) each Lender with a U.S. Term Commitment shall make a U.S. Term Loan to the U.S. Borrower pursuant to such U.S. Term Commitment of such Lender (such credit facility, the “U.S. Term Facility”) and (iii) each Lender with an EMEA Term Commitment shall make an EMEA Term Loan to the EMEA Borrower pursuant to such EMEA Term Commitment of such Lender (such credit facility, the “EMEA Term Facility”).

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time and (ii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means each U.S. Credit Party and each EMEA Credit Party.

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“Debtor Relief Laws” means the Bankruptcy Code and any other federal, state, provincial, or foreign bankruptcy or insolvency law, each as now and hereinafter in effect, any successors to such statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), judicial management, administration, examinership or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any law permitting a debtor to obtain a stay or a compromise or arrangement of the claims of its creditors (including any applicable corporate law relating to arrangements, reorganizations or restructuring which permits a debtor to seek a compromise or arrangement of a corporation’s debts or a stay of proceedings to enforce any claims of such corporation’s creditors against it).

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.09(a) or Section 2.09(b), as applicable and (ii) with respect to any other amount, a rate per annum equal to 2% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.09(a).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the U.S. Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the U.S. Borrower, the Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the U.S. Borrower, to confirm in writing to the Administrative Agent and the U.S. Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the U.S. Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, in each case, which is still in effect or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the U.S. Borrower, each LC Issuer and each Lender.

“Deferred Acquisition Obligations” has the meaning provided in Section 7.04(j).

“Deposit Account” has the meaning assigned to such term in Article 9 of the UCC.

“Directed Divestment” means (i) putting, on one or more occasions, any or all of Target German Assets (including any equity of the Target German Entities) into trust or otherwise subject to the control and/or management by any Person independent of the U.S. Borrower and its Subsidiaries (any, a “Directed Divestment In Trust”)and (ii) any other transfers, conveyances, sales or other dispositions of any or all of the Target German Assets, in any case, at the direction  (including any order, rule or similar action and, in connection with any Directed Investment In Trust, any request) of the German Federal Ministry for Economic Affairs and Energy (Bundesministeriums für Wirtschaft und Energie) (“BMWi”) or other agency of the German Federal government under or in connection with the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung - AWV) (“AWV”) or other German Federal statute.

“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than, subject to clause (d) below, a sale of such Person or Subsidiary, or a “change of control”), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date, (c) requires Cash Dividend payments prior to the date that is 91 days after the Latest Maturity Date, or (d) provides the holders of such Equity Interests with any rights to receive any cash upon the occurrence of a change of control prior to the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent on either (x) the Obligations being irrevocably paid in full or (y) the Required Lenders having consented to the change of control giving rise to the right to receive such payment.

“Disqualified Lender” means (i) any Person designated as a “Disqualified Lender” by the U.S. Borrower by written notice delivered to the Lead Arrangers prior to February 23, 2018, (ii) any Competitor (other than any Person that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) that has been identified by name in writing to the Administrative Agent from time to time and (iii) any of such Persons’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates based solely on the similarity of such Affiliates’ names or (y) are identified by name in writing by the U.S. Borrower to the Administrative Agent from time to time

(other than, in the case of any Affiliate of a Person described in clause (ii), a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business); provided that the U.S. Borrower may supplement such lists with respect to clauses (ii) and (iii) from time to time after the Closing Date (with the consent of the Administrative Agent (such consent not to be unreasonably withheld)).  Notwithstanding anything contained herein, (x) the Administrative Agent shall be permitted to provide the list of Disqualified Lenders and any supplements thereto to any Lender upon such Lender’s request in connection with the proposed assignment of any Loans or Commitments and/or sale of participations and (y) in no event shall any such supplement or update apply retroactively to disqualify any Persons that have previously acquired an assignment (or entered into a binding confirmation for the acquisition of an assignment) or participation interest in the Loans or Commitments that was otherwise permitted prior to such permitted supplement or update.

“Documentation Agents” means Citizens Bank, National Association and ING Capital LLC, as documentation agents.

“Dollar Amount” means at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount expressed in an Approved Foreign Currency, such amount converted to Dollars pursuant to Section 1.04(b) and Section 1.06.

“Dollars,” “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) in the case of an assignment under the Revolving Facility, each LC Issuer, and (C) unless (x) with respect to the Revolving Facility, a Specified Event of Default has occurred and is continuing or (y) with respect to the Term Loans, an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed (and, other than with respect to any prospective assignment or transfer to a Disqualified Lender, the U.S. Borrower shall be deemed to have consented if it fails to object to any assignment within five (5) Business Days after it received written notice thereof)); provided, however, no such approval of the Administrative Agent or the U.S. Borrower shall be required in connection with assignments to (x) with respect to the Term Loan facilities, any Lender under the Credit Facilities or any Affiliate thereof or (y) with respect to any Revolving Lender, any other Revolving Lender or any Affiliate of a Revolving Lender; and, provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) any Disqualified Lender, unless the U.S. Borrower has otherwise consented, provided, that (A) such consent of the U.S. Borrower shall not be required for assignments to a Disqualified Lender if a Specified Event of Default has occurred and is continuing and (B) no assignment shall be made to a Disqualified Lender that is a Competitor without the consent of the U.S. Borrower under any circumstances.

“Eligible Participant” means any financial institution; provided, however, that notwithstanding the foregoing, “Eligible Participant” shall not include (x) the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) any Disqualified Lender, unless the U.S. Borrower has otherwise consented; provided, further, that (A) such consent of the U.S. Borrower shall not be required for sale of a participation to a Disqualified Lender if a Specified Event of Default has occurred and is continuing and (B) no sale of a participation shall be made to a Disqualified Lender that is a Competitor without the consent of the U.S. Borrower under any circumstances.

“EMEA Borrower” has the meaning provided in the preamble to this Agreement.

“EMEA Borrower Guarantor” means each U.S. Credit Party and each Non-U.S. Subsidiary Guarantor.

“EMEA Credit Parties” means the EMEA Borrower and the EMEA Borrower Guarantors.

“EMEA Facility Collateral” means the “Collateral” (or equivalent term) as defined in any applicable EMEA Facility Security Document, together with any other assets (whether Real Property or personal property) pledged pursuant to any EMEA Facility Security Document.

“EMEA Facility Loan Document” has the meaning specified in the definition of “EMEA Facility Obligations”.

“EMEA Facility Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the EMEA Borrower or any EMEA Borrower Guarantor to the Administrative Agent, any Lender, any Affiliate of any Lender, any Secured Hedge Provider or any Cash Management Bank pursuant to the terms of this Agreement, any other Loan Document to which any EMEA Credit Party is a party (collectively with this Agreement, the “EMEA Facility Loan Documents” and each an “EMEA Facility Loan Document”), any Secured Hedge Agreement or any Secured Cash Management Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any EMEA Credit Party of any insolvency proceeding or other proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or analogous provision under any other Debtor Relief Laws); provided, however, that EMEA Facility Obligations shall not include any Excluded Swap Obligations.  Without limiting the generality of the foregoing description of EMEA Facility Obligations, the EMEA Facility Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any EMEA Credit Party under any EMEA Facility Loan Document, (b) Banking Services Obligations of any EMEA Credit Party, (c) Hedging Obligations of any EMEA Credit Party and (d) the obligation of any EMEA Credit Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender, any Secured Hedge Provider, and Cash Management Bank or any Affiliate of any of them, in connection with the terms of any EMEA Facility Loan Document, may elect to pay or advance on behalf of the EMEA Credit Parties.  For the avoidance of doubt, “EMEA Facility Obligations” does not include any obligations of U.S. Credit Parties in respect of their guarantees of the Loans or other obligations of the U.S. Borrower.

“EMEA Facility Security Documents” means any Non-U.S. Security Agreement, the Purchaser Pledge Agreement, each Additional Security Document, each Mortgage, any UCC financing statement, and any similar filings, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any EMEA Credit Party to the Administrative Agent as security for any of the EMEA Facility Obligations.

“EMEA Term Commitment” means, with respect to each Lender, the amount, if any, of its (a) Closing Date EMEA Term Commitment, (b) Incremental Term Loan Commitment in respect of EMEA Term Loans, or (c) in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“EMEA Term Facility” has the meaning assigned to such term in the definition of “Credit Facilities”.

“EMEA Term Loans” means any Closing Date EMEA Term Loan, any Incremental Term Loan, any Extended Term Loan and any Refinancing Term Loans, in each case made to the EMEA Borrower under the EMEA Term Facility.

“EMEA Term Note” means a promissory note substantially in the form of Exhibit A-3 hereto.

“EMEA Ratio Debt Cap” means a cap of $25,000,000.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any applicable Federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial or administrative order, consent decree or judgment issued to or rendered against the U.S. Borrower or any of its Subsidiaries relating to the protection of the environment or employee health and safety, or to Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged or any Permitted Convertible Call Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means, in respect of a U.S. Plan, each Person (as defined in Section 3(9) of ERISA), which together with the U.S. Borrower or a Subsidiary of the U.S. Borrower, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the U.S. Borrower or a Subsidiary of the U.S. Borrower being or having been a general partner of such Person.

“ERISA Event” means, in respect of a U.S. Plan: (i) that a Reportable Event has occurred with respect to any U.S. Plan; (ii) the institution of any steps by the U.S. Borrower or any Subsidiary, any ERISA Affiliate, the PBGC or a plan administrator to terminate any U.S. Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a U.S. Plan; (iii) the institution of any steps by the U.S. Borrower or any Subsidiary or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan, if such withdrawal would be reasonably likely to result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $1,000,000; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any U.S. Plan; (v) that a U.S. Plan has Unfunded Benefit Liabilities exceeding $1,000,000; (vi) the cessation of operations at a facility of the U.S. Borrower or any Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to a U.S. Plan; (viii) the adoption of an amendment to a U.S. Plan requiring the provision of security to such U.S. Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency of or commencement of reorganization proceedings with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of the U.S. Borrower or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU IFRS” means the International Financial Reporting Standards as adopted by the European Union.

“EURIBO Rate” means, with respect to any Closing Date EMEA Term Loan for any Interest Period, the rate per annum equal to the European Money Markets Institute EURIBO Rate, as published by Reuters (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two TARGET Days prior to the commencement of such Interest Period, for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, however, that if the rate referred to above is not available at any such time for any reason, then the rate referred to shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/100th of 1%) of the rates per annum at which deposits in Euros in an amount equal to the amount of such Eurocurrency Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) TARGET Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period; provided, further, that the EURIBO Rate in respect of any applicable Interest Period shall be deemed to be 0.00% per annum if the EURIBO Rate calculated pursuant to the foregoing would otherwise be less than 0.00% per annum.

“Euro” and the sign “€” each means the single currency of any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Eurocurrency Loan” means at any date each Loan bearing interest at a rate based upon the Adjusted Eurocurrency Rate.

“European Insolvency Regulation” has the meaning provided in Section 5.18.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a leasehold, the termination or expiration of such leasehold.

“Excess Cash Flow” means, for any fiscal year of the U.S. Borrower (or, for the fiscal year ending December 31, 2018, the period beginning on the first day of the first full fiscal quarter beginning after the Closing Date and ending on December 31, 2018), an amount equal to the sum of:

(i)                                Consolidated EBITDA for such measurement period (but without giving effect to any pro forma adjustments or pro forma cost savings pursuant to clause (a)(x) of the definition of “Consolidated EBITDA”), minus, without duplication:

(ii)                                the aggregate amount of all cash Capital Expenditures (other than any such Capital Expenditures made with the proceeds of Indebtedness permitted hereunder (other than Revolving Loans)), minus

(iii)                                 the aggregate amount of Permitted Acquisitions and other permitted Investments (other than any such Permitted Acquisitions made with the proceeds of Indebtedness permitted hereunder (other than Revolving Loans)), including any holdback amount and any earn-out or deferred purchase price, to extent paid in cash during such measurement period, minus

(iv)                               Consolidated Income Tax Expense paid in cash or for which reserves have been established to the extent required under GAAP, minus

(v)                               Consolidated Debt Service paid in cash, minus

(vi)                               the absolute value of, if negative, Consolidated Net Working Capital at the end of the prior measurement period (or on the Closing Date with respect to the measurement period ending December 31, 2018), minus the amount of Consolidated Net Working Capital at the end of such measurement period, minus;

(vii)                                termination costs paid in cash (or accrued to be paid in cash) relating to Hedge Agreements, minus

(viii)                                 aggregate amount of cash items (including reserves or accruals established in purchase accounting in connection with the Target Acquisition and any other Permitted Acquisition and including expense and losses) added back in calculating Consolidated EBITDA (including in the calculation of Consolidated Net Income) for such measurement period, whether paid in such measurement period or in a subsequent measurement period (but, for the avoidance of doubt, without duplication), minus

(ix)                               the aggregate amount of dividends and other Restricted Payments made in cash and permitted under Section 7.06(c) through (j) of this Agreement, and plus

(x)                               if positive, the amount of Consolidated Net Working Capital at the end of the prior measurement period (or on the Closing Date with respect to the measurement period ending December 31, 2018) minus the amount of Consolidated Net Working Capital at the end of such measurement period;

provided, that, to the extent otherwise included therein, the net cash proceeds received from the (1) the sale or disposition of any property, (2) receipt of any insurance proceeds and (3) the issuance of any Equity Interests of the U.S. Borrower and its Restricted Subsidiaries shall be excluded from the calculation of Excess Cash Flow, all determined on a consolidated basis and in accordance with GAAP.

For purposes of calculating Excess Cash Flow for any measurement period, for each Permitted Acquisition or other permitted Investment consummated during such measurement period, (x) the Consolidated EBITDA of a target of any Permitted Acquisition or other permitted Investment shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or other permitted Investment and (y) for the purposes of calculating Consolidated Net Working Capital, the (A) total assets of the target of such Permitted Acquisition or other permitted Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other permitted Investment, which may properly be classified as current assets on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other permitted Investment has been consummated) and (B) total liabilities of the U.S. Borrower and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other Permitted Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other permitted Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Consolidated Net Working Capital at the end of the applicable Excess Cash Flow period from the date of consummation of such Permitted Acquisition or other permitted Investment.

For the avoidance of doubt, for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall not be calculated on a Pro Forma Basis.

“Excess Cash Flow Prepayment Amount” has the meaning provided in Section 2.13(c)(iv).

“Exchange Rate” means, on any day, for purposes of determining the Dollar Amount of any Approved Foreign Currency, the rate of exchange for the purchase of Dollars with the Approved Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using such other publicly available service for displaying exchange rates as selected by the Administrative Agent in its reasonable discretion in consultation with the U.S. Borrower).

“Excluded Subsidiary” means (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary other than, at the option of the U.S. Borrower, any Immaterial Subsidiary designated by the U.S. Borrower as a Subsidiary Guarantor, (iii) any joint venture, (iv) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date and disclosed to the Administrative Agent in writing (or, if later, existing on the date such Subsidiary becomes a Restricted Subsidiary, so long as such contractual restriction was not created in contemplation of the provision of a guaranty) from guaranteeing the Obligations or which would require consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, after giving effect to the anti-assignment provision of the UCC and other applicable law, (v) captive insurance companies, (vi) not-for-profit Subsidiaries, (vii) any Non-U.S. Subsidiary that is not required to become a Subsidiary Guarantor pursuant to the Agreed Security Principles and (viii) solely with respect to the guarantee of, or grant of security in respect of, any U.S. Obligations, (a) any CFC, (b) any CFC Holdco and (c) any Subsidiary of a CFC or a CFC Holdco.

“Excluded Swap Obligation” means, with respect to the U.S. Borrower or any Subsidiary Guarantor of the U.S. Borrower, (x) as it relates to all or a portion of the guaranty of such Subsidiary Guarantor or the U.S. Borrower made pursuant to a Guaranty Agreement or Article X, as applicable, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s or the U.S. Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the U.S. Borrower becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Subsidiary Guarantor or the U.S. Borrower of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s or the U.S. Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Subsidiary Guarantor or the U.S. Borrower becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Canadian capital Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment (or in the case of a Loan not funded pursuant to a prior Commitment, an applicable interest in such Loan) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the U.S. Borrower under Section 3.05) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g), (d) any withholding Taxes imposed under FATCA and (e) any Canadian withholding Tax resulting from (i) such Recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with any Credit Party at the time of making such payment, or (ii) such Recipient being, or not dealing at arm’s length with, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of a Credit Party at the time of such payment (in each case, other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in each case on account of the Recipient having executed, delivered, become a party to, received payments under or received or perfected a security interest under or received or enforced any rights under or in respect of this Agreement or any Loan Document, but, for the avoidance of doubt, shall not include any Swiss Withholding Tax.

“Existing Class” means a Class of Existing Revolving Commitments.

“Existing Credit Agreements” means, collectively, the Borrower Existing Credit Agreement and the Target Existing Credit Agreements.

“Existing Letters of Credit” means the letter of credit identified on Schedule 1.01(b) hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Existing Revolving Commitment” has the meaning set forth in Section 2.18(a).

“Existing Term Loans” has the meaning set forth in Section 2.19(a).

“Extended Class” means a Class of Extended Revolving Commitments.

“Extended Revolving Commitment” has the meaning set forth in Section 2.18(a).

“Extended Term Loan Maturity Date” means with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Extension Notice accepted by the respective Extending Lender or Extending Lenders.

“Extended Term Loans” has the meaning set forth in Section 2.19(a).

“Extending Lender” has the meaning set forth in Section 2.19(a).

“Extending Revolving Lender” has the meaning set forth in Section 2.18(b).

“Extension” has the meaning set forth in Section 2.19(a).

“Extension Date” has the meaning set forth in Section 2.19(b).

“Extension Notice” has the meaning set forth in Section 2.19(a).

“Extension Offer” has the meaning set forth in Section 2.19(a).

“Extension Series” means all Extended Term Loans that are established pursuant to the same Additional Credit Extension Amendments (or any subsequent Additional Credit Extension Amendment to the extent such Additional Credit Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be part of any previously established Class of Term Loans) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto (including any applicable law implementing such agreements) and any current or future regulations or official interpretations thereof.

“FCC” means the United States Federal Communications Commission and any successor thereto.

“FCC Rules” means Title 47 of the Code of Federal Regulations, as may be amended or supplemented from time to time, and FCC decisions, policies, reports and orders issued pursuant to the adoption of such regulations.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of February 23, 2018 (as amended, supplemented or modified), among the U.S. Borrower, the Lead Arrangers and certain Affiliates of the Lead Arrangers.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.11.

“Financial Covenant Event of Default” has the meaning provided in Section 8.01(c).

“Financial Officer” means the chief executive officer, the president or the chief financial officer of the U.S. Borrower.

“Financial Projections” has the meaning provided in Section 5.07(b).

“Flood Hazard Property” means any Real Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means (a) if the Applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s Revolving Facility Percentage of LC Outstandings with respect to Letters of Credit issued by such LC Issuer other than LC Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Conditions Provision” means the provisions set forth in Section 6.10(e).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guaranty Agreements” means, collectively, the U.S. Subsidiary Guaranties and any Non-U.S. Subsidiary Guaranties.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or would become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement. For the avoidance of doubt, any Permitted Equity Derivatives will not constitute obligations in respect of any Hedging Agreement.

“Hedging Obligations” means all obligations of any Credit Party under and in respect of  any Secured Hedge Agreements.

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Hibernia Atlantic Cable System” means Hibernia Atlantic Cable System Limited, a private company limited by shares incorporated under the laws of Ireland.

“Hibernia Express Entities” means, collectively, Hibernia Express (Ireland) Limited, a private company limited by shares incorporated under the laws of Ireland, Hibernia Express (UK) Limited, a private limited liability company incorporated in England and Wales, and Hibernia Express (Canada) Limited, a limited company incorporated under the laws of the Province of Nova Scotia.

“Historical Financial Statements” has the meaning provided in Section 4.01(x).

“Holding Company Merger” means the merger of the U.S. Borrower into a wholly-owned, indirect subsidiary of the U.S. Borrower in accordance with Delaware General Corporation Law Section 251(g), with the U.S. Borrower as the surviving corporation of such merger, pursuant to which the U.S. Borrower becomes a wholly owned subsidiary of a corporation organized under the United States (“New Parent”) described in Schedule 1.01(g).

“Immaterial Subsidiary” means, on any date, any Restricted Subsidiary of the U.S. Borrower (a) that has been designated as an “Immaterial Subsidiary” pursuant to a written notice delivered by the U.S. Borrower to the Administrative Agent (or identified in this definition) from time to time and (b) that did not, as of the last day of the most recently ended Testing Period, have (i) individually, either (A) assets with a value in excess of 5.0% of total assets of, or (B) revenues in an amount in excess of 5.0% of the total revenues of, the U.S. Borrower and its Restricted Subsidiaries (or in the case of any non-U.S. Subsidiary of the U.S. Borrower, in excess of 5.0% of the total revenues or assets, as applicable, of all non-U.S. Subsidiaries of the U.S. Borrower, collectively) on a consolidated basis for the most recently ended Testing Period or (ii) collectively, with all other Restricted Subsidiaries designated as Immaterial Subsidiaries pursuant to this definition that would otherwise be required to be Subsidiary Guarantors, either (A) assets with a value in excess of 10.0% of total assets of, or (B) revenues in an amount in excess of 10.0% of the total revenues of, the U.S. Borrower and its Restricted Subsidiaries (or in the case of any non-U.S. Subsidiary of the U.S. Borrower, in excess of 10.0% of the total revenues or assets, as applicable, of all non-U.S. Subsidiaries of the U.S. Borrower, collectively) on a consolidated basis for the most recently ended Testing Period.  As of the Closing Date, the Immaterial Subsidiaries are listed on Schedule 1.01(d).  For the avoidance of doubt, any Person that becomes a Subsidiary Guarantor hereunder shall cease to be an Immaterial Subsidiary for purposes of this definition.

“Incremental Equivalent Debt” means Indebtedness incurred in lieu of Incremental Term Loans consisting of high-yield style notes (which may be unsecured or secured by Liens ranking pari passu with or junior to the Liens securing the U.S. Obligations or the EMEA Facility Obligations) issued in a public offering or SEC Rule 144A offering and/or loans (which may be unsecured or secured by Liens ranking junior to the Liens securing the U.S. Obligations or the EMEA Facility Obligations), and, in each case, on customary terms and subject to customary conditions; provided that (i) the aggregate principal amount of unsecured Incremental Equivalent Debt and Indebtedness incurred pursuant to Section 7.04(i), in each case, of the Non-U.S. EMEA Credit Parties (or any of them) shall not exceed the EMEA Ratio Debt Cap, (ii) such Incremental Equivalent Debt shall be subject to the requirements set forth in Section 2.17(b) (other than the MFN Protection) and (d), (iii) the aggregate principal amount of all Incremental Revolving Credit Commitments, Incremental Term Loans and Incremental Equivalent Debt outstanding at such time shall not exceed the Incremental Facility Maximum Amount; provided that, in the case of any Incremental Equivalent Debt that is secured on a basis that is junior to the Liens securing the Obligations or that is unsecured, the applicable ratio test set forth in clause (B) of the definition of “Incremental Facility Maximum Amount” shall instead be (x) in the case of any such Incremental Equivalent Debt that is secured on a basis that is junior to the Liens securing the Obligations, the Consolidated Net Secured Leverage Ratio as of the last day of the Testing Period most recently ended is no greater than 5.00:1.00 (excluding, solely for the purposes of this calculation, the cash proceeds of any such  Incremental Equivalent Debt being incurred at such time) and (y) in the case of any such Incremental Equivalent Debt that is unsecured, the Consolidated Total Net Leverage Ratio as of the last day of the Testing Period most recently ended is no greater than 6.00:1.00 (excluding, solely for the purposes of this calculation, the cash proceeds of any such Incremental Equivalent Debt being incurred at such time) (in the case of each of the forgoing clauses (x) and (y), disregarding amounts incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (A) of the definition of “Incremental Facility Maximum Amount”), (iv) if such Incremental Equivalent Debt is secured, it shall be subject to a customary intercreditor agreement with the Administrative Agent on behalf of the Secured Creditors that is reasonably acceptable to the Administrative Agent, (v) if such Incremental Equivalent Debt is incurred in connection with a Limited Condition Acquisition, the determination in clause (iii) shall be made as of the date on which the applicable transaction agreement is entered into, (vi) such Incremental Equivalent Debt will have a final scheduled maturity date no earlier than the Term Loan Maturity Date in respect of the Closing Date Term Loans (or, in the case of any such Incremental Equivalent Debt that is secured on a junior lien basis or is unsecured, 91 days after the Term Loan Maturity Date in respect of the Closing Date Term Loans), (vii) such Incremental Equivalent Debt (x) made to the U.S. Borrower shall, if secured, be secured only by the U.S. Collateral and guaranteed by the U.S. Borrower Guarantors; provided that such Incremental Equivalent Debt may be secured by assets other than the U.S. Collateral or guaranteed by a Subsidiary other than the U.S. Borrower Guarantors, so long as such assets are contemporaneously included as U.S. Collateral and such Subsidiary contemporaneously becomes a U.S. Borrower Guarantor and (y) made to the EMEA Borrower shall, if secured, be secured only by the Collateral and guaranteed by the EMEA Borrower Guarantors; provided that such Incremental Equivalent Debt may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the EMEA Borrower Guarantors, so long as such assets are contemporaneously included as Collateral and such Subsidiary contemporaneously becomes a EMEA Borrower Guarantor, and (viii) such Incremental Equivalent Debt shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the U.S. Borrower in consultation with the Administrative Agent) to the lenders or holders providing such Incremental Equivalent Debt than, those applicable to the Closing Date Term Loans (except to the extent (x) such terms are conformed (or added) in the Loan Documents for the benefit of the Lenders pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date).

“Incremental Facility” means the credit facility established under Section 2.17 pursuant to the Incremental Term Loan Commitment of each Lender.

“Incremental Facility Maximum Amount” means the sum of (A) the greater of (x) $575,000,000 and (y) an amount equal to 100% of Pro Forma EBITDA for the most recently ended Testing Period, plus the aggregate amount of all voluntary prepayments (other than in connection with a refinancing) of the Term Loans and permanent reductions of the Revolving Credit Commitments, in each case, made prior to the date of incurrence of the applicable Incremental Revolving Credit Commitment or Incremental Term Loan Commitment and (B) unlimited additional amounts so long as immediately after giving effect to any Incremental Revolving Credit Commitment or any Incremental Term Loan Commitment pursuant to this clause (B) and, in each case, the application of the proceeds thereof (including any permitted Investment made with such proceeds in accordance with the terms of this Agreement), on a Pro Forma Basis (including with respect to any Permitted Acquisition or other permitted Investment to be made in whole or in part with the proceeds of the relevant Incremental Term Loan (including under any Incremental Term Loan Commitment becoming effective with any Incremental Revolving Credit Commitment)) and assuming in the case of any Revolving Commitments (including any Incremental Revolving Credit Commitments) that such Revolving Commitments are fully utilized, the Consolidated Net Secured Leverage Ratio as of the last day of the Testing Period most recently ended does not exceed 4.40:1.00 (excluding, solely for the purposes of this calculation, the cash proceeds of any Incremental Term Loans or Incremental Revolving Loans and any Incremental Revolving Credit Commitments or Incremental Term Loan Commitments incurred simultaneously and, in any such case the Consolidated Net Secured Leverage Ratio being permitted to exceed such limit to the extent of such Incremental Facilities incurred substantially concurrently in reliance on clause (A)); provided that, if any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment is incurred in connection with a Limited Condition Acquisition, such ratio shall be calculated as of the date the definitive agreement in respect of such Limited Condition Acquisition is entered into; provided, further that in the case of both clauses (A) and (B) in the aggregate, not more than $100,000,000 (plus the aggregate amount of all voluntary reductions of the Revolving Credit Commitments) may be in the form of Incremental Revolving Credit Commitments.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Revolving Loans to the U.S. Borrower.

“Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Incremental Revolving Loans of such Lender.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Credit Termination Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Additional Credit Extension Amendment.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to the U.S. Borrower pursuant to Section 2.17.  Incremental Revolving Loans shall be made in the form of additional Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.17, to make Incremental Term Loans to the Applicable Borrower.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Additional Credit Extension Amendment.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Additional Credit Extension Amendment.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Applicable Borrower pursuant to Section 2.17.  Incremental Term Loans may be made in the form of additional Closing Date Term Loans or, to the extent permitted by Section 2.17 and provided for in the relevant Additional Credit Extension Amendment, Other Term Loans.

“Indebtedness” of any Person means without duplication:

(i)                                     all indebtedness of such Person for borrowed money;

(ii)                                  all indebtedness evidenced by bonds, notes, debentures, loan agreements and similar debt securities of such Person;

(iii)                               the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv)                              the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;

(v)                                 all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vi)                              all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed;

(vii)                           all Capitalized Lease Obligations and Purchase Money Indebtedness of such Person;

(viii)                        the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix)                              all obligations of such Person with respect to asset securitization financing (including, for the avoidance of doubt, any Permitted Receivables Financing);

(x)                                 [Reserved];

(xi)                              all net obligations of such Person under Hedge Agreements;

(xii)                           all Disqualified Equity Interests of such Person;

(xiii)                        the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

(xiv)                       purchase price adjustments or earn-outs related to any Permitted Acquisition or permitted Investment, to the extent such adjustment or earn-out would be shown on the liability side of the balance sheet Person in accordance with GAAP; and

(xv)                          all Guaranty Obligations of such Person;

provided, however, that (a) neither trade payables (other than trade payables outstanding for more than 90 days after the date such trade payables were created), deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (b) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Initial Term Loan Maturity Date” means May 31, 2025.

“Initial Yield” has the meaning provided in Section 2.17(b).

“Insolvency Event” means, with respect to any Person:

(i)                                the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any Debtor Relief Law or analogous law in any jurisdiction outside of the United States;

(ii)                                the commencement of an involuntary case against such Person under the Bankruptcy Code, any Debtor Relief Law or any analogous law in any jurisdiction outside of the United States and the petition is not controverted or dismissed within 60 days after commencement of the case;

(iii)                                 a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)                               such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, administrative receiver, receiver-manager, administrator, judicial manager, mandataire ad hoc, conciliateur, compulsory manager, custodian, trustee, monitor, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any Debtor Relief Law or similar law of any jurisdiction whether now or hereafter in effect relating to such Person (other than pursuant to a transaction permitted by Section 7.02(i);

(v)                               any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi)                               such Person is adjudicated insolvent or bankrupt, or is deemed to, or is declared to, be unable to pay its debts under applicable law;

(vii)                                any order of relief or other order approving any such case or proceeding is entered;

(viii)                                 such Person makes any arrangement with or general assignment for the benefit of creditors, generally does not pay its debts as such debts become due;

(ix)                               a moratorium is declared in respect of any indebtedness of any such Person.  If a moratorium occurs, the ending of the moratorium will not remedy an Event of Default caused by that moratorium;

(x)                               in the case of any Person organized under the laws of in Germany is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung);

(xi)                               in the case of any Person organized under the laws of Singapore, and in addition to any of the events in clauses (i) through (ix) above, any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments a moratorium of any indebtedness or winding-up of such Person; or

(xii)                                in the case of any Person organized under the laws of the Netherlands, and in addition to any of the events in clauses (i) through (ix) above, the occurrence or commencement of any bankruptcy (faillissement), administration (onderbewindstelling), moratorium (surseance van betaling) and any other event whereby such Person is limited in the right to dispose of its assets and which includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or Section 60 of the Dutch Social Insurance Financing Act (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act.

For purpose of this definition, (a) a winding-up, administration or dissolution with respect to a Person organized under the laws of the Netherlands, include such person being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (b) a liquidator includes a curator, (c) an administrator includes a bewindvoerder, and (d) a receiver or an administrative receiver does not include a curator.

“Intellectual Property” has the meaning provided in the U.S. Security Agreement (or, as it relates to any non-U.S. property, the applicable Security Document).

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement substantially in the form of Exhibit I hereto.

“Interest Period” means, with respect to each Eurocurrency Loan, a period of one, two, three or six months as selected by the Applicable Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurocurrency Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurocurrency Loan may be selected that would end after Revolving Facility Termination Date or Term Loan Maturity Date for such Credit Facility, as the case may be; and (v) if, with respect to any Eurocurrency Loans denominated in Dollars, upon the expiration of any Interest Period, the U.S. Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing as provided above, the U.S. Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Interpolated Rate” means the rate which results from interpolating on a linear basis between (a) a rate for the longest period (for which such rate is available) which is less than the Interest Period of that Loan and (b) the applicable rate for the shortest period (for which such rate is available) which exceeds the Interest Period of that

Loan, in each case, with respect to any Eurocurrency Loan denominated in Euro, at approximately 11:00 a.m., London time, two (2) TARGET Days prior to the commencement of such Interest Period.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.  For the avoidance of doubt, Permitted Equity Derivatives and acquisitions of or licenses for intellectual property or tangible assets used or useful in a Permitted Business do not constitute Investments.

“Investment Grade Securities” means:  (a) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the U.S. Borrower and its Subsidiaries; and (b) investments in any fund that invests exclusively in investments of the type described in clause (a) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Irish Secured Parties” has the meaning specified in the definition of “Irish Security Agreements”.

“Irish Security Agreements” means the Non-U.S. Security Agreements governed by the laws of Ireland.

“Irish Security Documents” means the Irish Security Agreements, each Additional Security Document governed by the laws of Ireland and any document governed by Irish law pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Irish Security Property” means:

(i)                                the Liens expressed to be granted under the Irish Security Documents in favor of the Administrative Agent as security trustee for the Irish Secured Parties and all proceeds of those Liens;

(ii)                                all obligations expressed to be undertaken by a Credit Party to pay amounts in respect of the Obligations to the Administrative Agent as security trustee for the Irish Secured Parties and secured by the Irish Security Documents together with all representations and warranties expressed to be given by a Credit Party in favor of the Administrative Agent as security trustee for the Irish Secured Parties; and

(iii)                                 any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Administrative Agent is required by the terms of the Irish Security Documents to hold as security trustee on trust for the Irish Secured Parties.

“IRS” means the United States Internal Revenue Service.

“IRU” has the meaning provided in the definition of “Ordinary Course Dispositions”.

“ISEDC” means Innovation, Science and Economic Development Canada (formerly Industry Canada).

“Junior Lien Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Junior Lien Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness that is secured by Liens that are junior to the Liens securing any Obligations.

“Key Customer” means key customers of the Target listed on Schedule 7.03(h).

“Key Customer Lien” means a Lien granted to a Key Customer who is under arrangements similar to those of the Microsoft Permitted Liens and consistent with past practice and in the ordinary course of business of the Target Companies to secure obligations owed to such Key Customer and existing on property of any Target Company as of the Closing Date.

“Landing Site” means each manhole associated with the trans-Atlantic fiber optic cable systems of the U.S. Borrower and its Subsidiaries, each location under or over which such trans-Atlantic fiber optic cable systems transverse between any such manhole and the corresponding cable landing station, and each cable landing station associated with such trans-Atlantic fiber optic cable systems, whether located on property that is owned, leased or licensed by the U.S. Borrower or any of its Subsidiaries.  As of the Closing Date, each Landing Site is listed on Schedule 1.01(f).

“Latest Maturity Date” means, as of any date of determination, the latest of the Term Loan Maturity Date for any then outstanding Term Loans and the Revolving Facility Termination Date for any then outstanding Revolving Commitments, in each case then in effect on such date of determination.

“LC Commitment Amount” means $50,000,000.  The LC Commitment Amount is a part of, and not in addition to, the Total Revolving Commitment.

“LC Documents” means, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit.

“LC Fee” means any of the fees payable pursuant to Section 2.11(b) or Section 2.11(c) in respect of Letters of Credit.

“LC Issuance” means the issuance of any Letter of Credit by any LC Issuer for the account of an LC Obligor in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Letter of Credit.

“LC Issuer” means KeyBank National Association or any of its Affiliates, or such other Lender that is requested by the U.S. Borrower and agrees to be an LC Issuer hereunder (provided that any such Lender is entitled to agree or decline in its sole discretion) and is approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“LC Obligor” means, with respect to each LC Issuance, the U.S. Borrower or the Restricted Subsidiary for whose account such Letter of Credit is issued.

“LC Outstandings” means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings with respect to Letters of Credit.

“LC Participant” has the meaning provided in Section 2.05(g).

“LC Participation” has the meaning provided in Section 2.05(g).

“LC Request” has the meaning provided in Section 2.05(b).

“Lead Arrangers” means Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc., SunTrust Robinson Humphrey, Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Citizens Bank, National Association and ING Capital LLC, as joint lead arrangers and joint bookrunners of the Credit Facilities in effect on the Closing Date.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Legal Reservations” means, with respect to the Non-U.S. EMEA Credit Parties or (solely with respect to assets pledged under laws other than the United States, any State thereof, or the District of Columbia) any U.S. Credit Party:

(i)                                the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(ii)                                the time barring of claims under the Limitation Acts or any applicable limitation statutes, the possibility that an undertaking to assume liability for or indemnify a person against nonpayment of stamp duty may be void and defenses of set-off or counterclaim;

(iii)                                 the principle that in certain circumstances security granted by way of fixed charge may be recharacterised by a court as a floating charge or that security purported to be constituted as an assignment may be recharacterised as a charge;

(iv)                                the principle that additional interest or payment of compensation imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(v)                               the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant or the court itself has made an order for costs;

(vi)                                the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created;

(vii)                                any other matters which are set out as qualifications or reservations (however described) as to matters of non-U.S. law in the legal opinions provided in respect of this Agreement;

(viii)                                the principle that the legality, validity, binding nature or enforceability of any Security Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under that Security Document are situated may be flawed with respect to such assets; and

(ix)                                similar principles, rights and defenses under the laws of any jurisdiction of organization of any Credit Party or any jurisdiction whose laws govern the provisions of security interests in assets of such Credit Party.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.  In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations, as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Secured Hedge Providers and Cash Management Banks.  For the avoidance of doubt, any Secured Hedge Provider to whom any Hedging Obligations are owed or any Cash Management Bank to whom any Banking Services Obligations are owed and, in each case, which does not hold any Loans or commitments hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents.

“Lender Register” has the meaning provided in Section 2.08(b).

“Letter of Credit” means (x) any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by any LC Issuer under this Agreement pursuant to Section 2.05 for the account of any LC Obligor and (y) the Existing Letters of Credit.

“Licenses” means the U.S. Communications Licenses, the Non-U.S. Communications Licenses and all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the U.S. Borrower or any of its Subsidiaries in connection with such Person’s activities or the conduct of its business.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, standard security, assignation in security, trust or deemed trust, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984, the Irish Statutes of Limitation 1957 to 2000 and the Prescription and Limitation Scotland Act 1973.

“Limited Condition Acquisition” means any Permitted Acquisition or other permitted Investment the consummation of which by the U.S. Borrower or any Restricted Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and is not expressly conditioned on the availability of, or on obtaining, third-party financing.

“Loan” means any Revolving Loan or Term Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreements, the Security Documents, the Fee Letter, the Intercompany Subordination Agreement, any Agreed Customer Subordination Agreement, any Additional Credit Extension Amendment, any intercreditor agreement entered into by the Administrative Agent pursuant to the terms hereof and each LC Document.

“Luxembourg GAAP” has the meaning provided in Section 4.01(x).

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or financial condition of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of any Borrower and the other Credit Parties, taken as a whole, to perform their obligations under any of the Loan Documents to which they are party; (iii) subject to any Legal Reservations or Non-U.S. Perfection Requirements that are not overdue, any material adverse effect on the validity, effectiveness or enforceability, as against the Credit Parties, taken as a whole, of any of the Loan Documents to which they are a party; (iv) subject to any Legal Reservations or Non-U.S. Perfection Requirements that are not overdue, any material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (v) subject to any Legal Reservations or Non-U.S. Perfection Requirements that are not overdue, any material adverse effect on the validity, perfection or priority of any material Lien in favor of the Administrative Agent on any of the Collateral.

“Material Contract” means each contract or agreement to which the U.S. Borrower or any of its Restricted Subsidiaries is a party, which if violated or terminated (other than contracts that by their terms may be terminated by the U.S. Borrower or such Restricted Subsidiary in the ordinary course of its business or which are replaced within 30 days of termination) would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means, as to the U.S. Borrower or any of its Restricted Subsidiaries, any particular Indebtedness (other than any intercompany Indebtedness between or among U.S. Borrower and/or any of its Restricted Subsidiaries) of the type described in clauses (i), (ii) or (ix) of the definition thereof of the U.S. Borrower or such Restricted Subsidiary (including any Guaranty Obligations in respect of Indebtedness of the type described in clauses (i), (ii) or (ix) of the definition thereof) in excess of the aggregate principal amount of $50,000,000.

“Maximum Rate” has the meaning provided in Section 11.23.

“MFN Protection” has the meaning provided in Section 2.17(b).

“Microsoft” means Microsoft Ireland Operations Limited.

“Microsoft Hibernia Atlantic Liens” means the Liens granted by Hibernia Atlantic Cable System pursuant to the Assignment of System Agreements by Way of Security, dated as of May 31, 2016, in favor of Microsoft, which Liens secure certain obligations of Hibernia Atlantic Cable System pursuant to (a) the IRU Agreement, dated as of June 17, 2014, between Hibernia Atlantic Cable System and Microsoft, as amended by Amendment No. 1, dated as of May 31, 2016, and (b) the Operations, Maintenance & Colocation Services Agreement, dated as of June 17, 2014, among Hibernia Atlantic Cable System, the Target and Microsoft.

“Microsoft Hibernia Express Liens” means the Liens existing as of the Closing Date and granted by the Hibernia Express Entities pursuant to the Assignment of System Agreements by Way of Security, dated as of May 31, 2016, in favor of Microsoft, which Liens secure certain obligations of the Hibernia Express Entities pursuant to (a) the IRU Agreement, dated as of June 17, 2014, among the Hibernia Express Entities and Microsoft, as amended by Amendment No. 1, dated as of July 3, 2014, Amendment No. 2, dated as of September 21, 2015, Amendment No. 3, dated as of February 25, 2016, and Amendment No. 4, dated as of May 31, 2016, and (b) the Operations, Maintenance & Colocation Services Agreement, dated as of June 17, 2014, among the Hibernia Express Entities, the Target and Microsoft.

“Microsoft Permitted Liens” means the Microsoft Hibernia Atlantic Liens and the Microsoft Hibernia Express Liens.

“Minimum Borrowing Amount” means (i) with respect to any Base Rate Loan, $500,000, with minimum increments thereafter of $100,000, (ii) with respect to any Eurocurrency Loan denominated in Dollars, $500,000, with minimum increments thereafter of $100,000, (iii) with respect to any Loan denominated in Euro, €500,000, with minimum increments thereafter of €100,000 and (iv) with respect to any Loan denominated in Sterling £500,000, with minimum increments thereafter of £100,000.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all LC Issuers with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a Mortgage, Deed of Trust, standard security or other instrument, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Credit Party with respect to a Mortgaged Real Property (it being agreed that, in the case of any Mortgaged Real Property listed on Schedule 1.01(c), the form and substance of the equivalent document delivered in connection with the Borrower Existing Credit Agreement is satisfactory to the Administrative Agent), as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each of the parcels of real property set forth on Schedule 1.01(c) hereto, or interests therein, owned by a Credit Party, together with each other parcel of Real Property that shall become subject to a Mortgage after the Closing Date in accordance with Section 6.10(a), in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions, but does not include a Canadian Pension Plan.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan or a Canadian Pension Plan, to which the U.S. Borrower or any Subsidiary of the U.S. Borrower or any ERISA Affiliate, and one or more employers other than the U.S. Borrower or a Subsidiary of the U.S. Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the U.S. Borrower or a Subsidiary of the U.S. Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“National Flood Insurance Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the 1934 Act.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, provincial, local and foreign taxes paid or reasonably estimated to be payable by such person as a consequence of such Asset Sale, and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state, provincial, local and foreign income taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state, provincial, local and foreign income taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of reasonable and customary fees and expenses incurred in connection therewith and net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“New Parent” has the meaning provided in the definition of “Holding Company Merger”.

“Non-Consenting Lender” has the meaning provided in Section 11.12(h).

“Non-Credit Party” means each Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Communications Laws” means the laws of a Relevant Jurisdiction (other than the United States) as may be applicable to the conduct of the U.S. Borrower or any of its Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property, and the telecommunications-related laws of any Relevant Jurisdiction (other than the United States) including but not limited to the Telecommunications Act (S.C.), 1993, C. 38 and its regulations, and the regulations, decisions, policies, reports and orders of any Governmental Authority in a Relevant Jurisdiction (other than the United States), including the CRTC and ISEDC, with jurisdiction over telecommunications-related matters as may be applicable to the conduct of the U.S. Borrower or its Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property.

“Non-U.S. Communications License” means any license, permit, consent, certificate of compliance, franchise, approval, registration, waiver or authorization related to the conduct of the U.S. Borrower or any of its

Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property, granted or issued by any non-U.S. Governmental Authority, including the CRTC and ISEDC, with jurisdiction over telecommunications-related matters to and held by the U.S. Borrower or any of its Subsidiaries, including those pursuant to which the U.S. Borrower or any of its Subsidiaries is authorized to engage in any activity subject to the jurisdiction of such Governmental Authority.

“Non-U.S. EMEA Credit Parties” has the meaning provided in Section 6.10(g).

“Non-U.S. EMEA Credit Party Loan Documents” has the meaning assigned to such term in the definition of “Non-U.S. EMEA Credit Party Obligations”.

“Non-U.S. EMEA Credit Party Obligations” means, subject to Section 2.22, all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the EMEA Borrower or any other Non-U.S. EMEA Credit Party to the Administrative Agent, any Lender, any Affiliate of any Lender, any Secured Hedge Provider or any Cash Management Bank pursuant to the terms of this Agreement, any other Loan Document to which any Non-U.S. EMEA Credit Party is a party (collectively with this Agreement, the “Non-U.S. EMEA Credit Party Loan Documents” and each a “Non-U.S. EMEA Credit Party Loan Document”), any Secured Hedge Agreement or any Secured Cash Management Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any Non-U.S. EMEA Credit Party of any insolvency proceeding or other proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or analogous provision under any other Debtor Relief Laws); provided, however, that Non-U.S. EMEA Credit Party Obligations shall not include (x) any Excluded Swap Obligations or (y) any obligations of any U.S. Credit Party.  Without limiting the generality of the foregoing description of Non-U.S. EMEA Credit Party Obligations, the Non-U.S. EMEA Credit Party Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Non-U.S. EMEA Credit Party under any Non-U.S. EMEA Credit Party Loan Document, (b) Banking Services Obligations of any Non-U.S. EMEA Credit Party, (c) Hedging Obligations of any Non-U.S. EMEA Credit Party and (d) the obligation of any Non-U.S. EMEA Credit Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender, any Secured Hedge Provider, and Cash Management Bank or any Affiliate of any of them, in connection with the terms of any Non-U.S. EMEA Credit Party Loan Document, may elect to pay or advance on behalf of the Non-U.S. EMEA Credit Parties.

“Non-U.S. Group” means the group of Non-U.S. Subsidiaries that are Restricted Subsidiaries (excluding any Subsidiaries that are prohibited or restricted by applicable law, rule or regulation from becoming EMEA Credit Parties).

“Non-U.S. Perfection Requirements” means, with respect to any Non-U.S. Security Agreement, the making of or procuring of any and all registrations, filings, notices and other actions and steps required to be made in any non-U.S. jurisdiction pursuant to the terms of such Non-U.S. Security Agreement (including with a court or another official authority in that jurisdiction) in order to perfect security interests created by the Non-U.S. Security Agreement or in order to achieve the relevant priority for such security interests created thereunder.

“Non-U.S. Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the U.S. Borrower or any of its Subsidiaries with respect to employees employed outside of the United States or outside of Canada and for greater clarity, does not include a Canadian Pension Plan.

“Non-U.S. Plan Event” shall mean, with respect to any Non-U.S. Plan, (i) substantial non-compliance with its terms or with the requirements of any applicable laws, statutes, rules, regulations and orders, (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities, (iii) any obligation of the U.S. Borrower or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Non-U.S. Plan, (iv) any Lien on the property of the U.S. Borrower or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Non-U.S. Plan, (v) for each such Non-U.S. Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities), or (vi) failure to make all contributions in a timely manner to the extent required by applicable law.

“Non-U.S. Prepayment Group” means the group of Non-U.S. EMEA Credit Parties and their respective Restricted Subsidiaries.

“Non-U.S. Security Agreement” means any Security Document governed by the laws of a jurisdiction other than the United States or any state thereof.

“Non-U.S. Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“Non-U.S. Subsidiary Guarantor” means any Non-U.S. Subsidiary of the U.S. Borrower (other than the EMEA Borrower) that is or hereafter becomes a party to a Non-U.S. Subsidiary Guaranty.

“Non-U.S. Subsidiary Guaranty” means each of (a) the Subsidiary Guaranty (Non-U.S. Subsidiaries), dated as of the Closing Date (as amended, restated, modified or supplemented from time to time), executed by the Non-U.S. Subsidiaries party thereto in favor of the Administrative Agent (the “Closing Date Non-U.S. Subsidiary Guaranty”), and (b) any guaranty executed by a Non-U.S. Subsidiary in favor of the Administrative Agent from time to time after the Closing Date which guaranty shall be in form and substance reasonably acceptable to the Administrative Agent.

“Northern Irish Security Documents” means, collectively, the mortgage and charge governed by the laws of Northern Ireland in respect of the Northern Irish Security Property and any document governed by Northern Irish law pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Northern Irish Security Property” means the Liens expressed to be granted under the Northern Irish Security Documents in favor of the Administrative Agent and all proceeds of those Liens.

“Note” means a Revolving Facility Note or a Term Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.06(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.10(b).

“Notice Office” means the office of the Administrative Agent at 4900 Tiedeman Road; Mail Code: OH-01-49-0362, Brooklyn, Ohio 44144, Attention: Paula C. Gordon (agent_servicing@keybank.com with copy to john_bowden@keybank.com), or such other office(s) as the Administrative Agent may designate in writing to the U.S. Borrower from time to time.

“Obligations” means, collectively, the U.S. Obligations, the EMEA Facility Obligations and the Non-U.S. EMEA Credit Party Obligations and, individually, as the context may require.

“OFAC” has the meaning provided in Section 5.24(a).

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Ordinary Course Dispositions” means, the following:

(a)                                 dispositions or the abandonment of obsolete, excess, worn out or surplus furniture, fixtures, equipment or other property, real or personal, tangible or intangible, and property no longer material, used or useful to the business of the U.S. Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired;

(b)                                 dispositions of inventory in the ordinary course of business (including, for the avoidance of doubt, any sale, license, lease or other conveyance of capacity on communication networks (including of any fiber or fiber pair) or collocation capacity, in each case, to customers in the ordinary course of business);

(c)                                  dispositions of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 licenses of Intellectual Property in the ordinary course of business;

(e)                                  dispositions of Cash Equivalents in the ordinary course of business;

(f)                                   termination of leased office locations in the ordinary course of business;

(g)                                  dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)                                 any forgiveness, write-off or write-down of any intercompany obligations owed by a Credit Party;

(i)                                  any dispositions resulting from a loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the U.S. Borrower or any Restricted Subsidiary;

(j)                                 Liens permitted under Section 7.03, Investments permitted under Section 7.05 and Restricted Payments permitted under Section 7.06; and

(k)                                 exchanges or dispositions of, or any indefeasible right of use (“IRU”) agreement covering, fiber the absence of which would not interfere in any material respect with the ordinary conduct of business of the U.S. Borrower or any of its Restricted Subsidiaries.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate or Memorandum) of Incorporation, or equivalent formation documents, and Regulations (Bylaws or Articles), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.05).

“Other Term Loans” has the meaning provided in Section 2.17(a).

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Office” means the office of the Administrative Agent at 4900 Tiedeman Road; Mail Code: OH-01-49-0362, Brooklyn, Ohio 44144, Attention: Paula C. Gordon (agent_servicing@keybank.com with copy to

john_bowden@keybank.com), or such other office(s), as the Administrative Agent may designate to the U.S. Borrower in writing from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the U.S. Security Agreement.

“Permissible Jurisdiction” means any member state of the European Union or, to the extent it has ceased to be a member state of the European Union, the United Kingdom.

“Permitted Acquisition” means any Acquisition as to which all of the following conditions are satisfied:

(i)                                such Acquisition involves a line or lines of business that is or are reasonably related or complementary to the lines of business in which the U.S. Borrower and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii)                                (a) in the case of an asset Acquisition, such Acquisition shall include all or substantially all of the assets, or business or division of the target and (b) in the case of a stock Acquisition, such Acquisition shall include no less than 100% of the Equity Interests of the Person being acquired (except for minority equityholders as required by local law);

(iii)                                 to the extent the total consideration (including any Deferred Acquisition Obligations) for such Acquisition exceeds $50,000,000 and such Acquisition is financed (in whole or in part) with the proceeds of Revolving Loans, Incremental Revolving Loans or Incremental Term Loans, the Person or business to be acquired shall have generated Pro Forma EBITDA (determined on a basis consistent with such term but substituting references therein and in its component definitions to the U.S. Borrower and its Restricted Subsidiaries for such Person being acquired) for the Testing Period most recently ended prior to the date of consummation of such Acquisition of greater than $0; and

(iv)                                within 60 days of such Acquisition (or within 120 days of such Acquisition in the case of any Real Property (including any Landing Site) located in the U.S., or within 150 days of such Acquisition in the case of any security interest created or perfected under the laws of a jurisdiction other than the U.S.), or in each case, such later date as may be agreed by the Administrative Agent in its reasonable discretion, (A) any acquired or newly formed Subsidiary shall take all actions required to be taken pursuant to Section 6.09 and Section 6.10 of this Agreement and (B) in the case of an acquisition of all or substantially all of the property or assets of any Person, the Person acquiring such property or assets shall take all actions required to be taken pursuant to Section 6.10 of this Agreement.

“Permitted Acquisition Agreement” means each stock purchase agreement, asset purchase agreement or other agreement entered into by the U.S. Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Acquisition Documentation” means, collectively, each Permitted Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements (including without limitation all non-competition agreements) affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the common stock of the U.S. Borrower purchased by U.S. Borrower or any of its Subsidiaries in connection with an incurrence of Permitted Convertible Indebtedness, and (b) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Bond Hedge Transaction occurring on or after the Closing Date, plus (ii) the purchase price for any Permitted Bond Hedge Transaction it is refinancing or replacing, if any, minus (iii) the cash proceeds received upon the termination or the retirement of the Permitted Bond

Hedge Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the sale of any Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the Net Cash Proceeds from the incurrence of the related Permitted Convertible Indebtedness.

“Permitted Business” means the businesses, and any services, activities or businesses incidental, or reasonably related or complementary or similar to, any line of business, engaged in by the U.S. Borrower and its Subsidiaries (including, for the avoidance of doubt, the Target Companies) in each case as of the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Convertible Indebtedness” means unsecured debt securities of the U.S. Borrower or any of the Restricted Subsidiaries permitted to be Incurred pursuant to Section 7.04 (which may be guaranteed by the U.S. Borrower Guarantors to the extent permitted by Section 7.04) that is (1) convertible into, or exchangeable for, Equity Interests (other than Disqualified Equity Interests) of the U.S. Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) and/or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests (other than Disqualified Equity Interests) of the U.S. Borrower and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by the U.S. Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the U.S. Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Equity Derivatives” means (a) any forward purchase, accelerated share purchase or other equity derivative transactions relating to the Equity Interests of the U.S. Borrower entered into by the U.S. Borrower or any Restricted Subsidiary; provided that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 7.06 and (b) any Permitted Convertible Indebtedness Call Transactions.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Non-Credit Party Loans and Investments” means loans and investments by a Credit Party or any of its Restricted Subsidiaries to or in an Unrestricted Subsidiary or Non-Credit Party made on or after the Closing Date and not otherwise prohibited by this Agreement.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets or interests therein; provided that recourse to the U.S. Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the U.S. Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions.

“Permitted Refinancing” means any refinancing, restructuring, refunding, renewal, extension or replacement of Indebtedness permitted hereunder; provided that (i) the principal amount (or accreted value, if applicable) of such Indebtedness is not increased at the time of such refinancing, restructuring, refunding, renewal, extension or replacement (except by an amount equal to accrued interest and any premiums, fees and expenses incurred, in connection with such refinancing, restructuring, refunding, renewal, extension or replacement), (ii) such refinancing, restructuring, refunding, renewal, extension or replacement shall not result in an earlier maturity date or decreased weighted average life of such Indebtedness being refinanced, refunded, renewed, restructured, extended or replaced, (iii) the terms relating to collateral (if any) and subordination (if any), and other material terms, taken as a whole, of any such refinancing, restructuring, refunding, renewal, extension or replacement indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable (taken as a whole) to the Credit Parties than the terms of the agreements or instruments governing the Indebtedness being refinanced, refunded, renewed, restructured, extended or replaced (taken as a whole) and (iv) the terms of such refinancing, restructuring, refunding, renewal, extension or replacement shall not bind any obligor that is not an obligor under the Indebtedness being refinanced, restructured, refunded, renewed, extended or replaced.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the U.S. Borrower purchased or sold by the U.S. Borrower or any of its Subsidiaries substantially concurrently with a Permitted Bond Hedge Transaction.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Platform” has the meaning provided in Section 9.16(b).

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations”.

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations”.

“Private Lender Presentation” the lender presentation dated April, 2018 made available to prospective lenders, other than prospective lenders that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the U.S. Borrower and its Subsidiaries.

“Pro Forma Basis” means, without duplication of any add backs otherwise added back in the definition of “Consolidated EBITDA”, with respect to the calculation of the Consolidated Net Secured Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Incremental Facility Maximum Amount, the Available Amount, Pro Forma EBITDA and any other applicable provision of this Agreement or any other Loan Document, as of any time, that pro forma effect shall be given to the Transactions and any Specified Transaction that have occurred during the U.S. Borrower’s most-recently ended Testing Period, or subsequent to the end of such Testing Period but prior to such time for which a determination under this definition is made, as if each such event occurred on the first day of such Testing Period (giving effect to pro forma adjustments which are (i) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), (ii) recommended by any due diligence quality of earnings report conducted by (x) a firm of independent public accountants of recognized national standing or (y) any other accounting firm reasonably satisfactory to the Administrative Agent (such acceptance not to be unreasonably withheld), selected by the U.S. Borrower and retained by the U.S. Borrower; or (iii) otherwise determined in such other manner reasonably acceptable to the Administrative Agent); provided, that for purposes of determining actual compliance (and not pro forma compliance) with Section 7.07, pro forma effect shall not be given to any Specified Transaction that occurred subsequent to the end of the most-recently ended Testing Period.

“Pro Forma EBITDA” means, as of any date of determination, Consolidated EBITDA for the Testing Period determined on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means, for any Person, Indebtedness incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any Person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided that (i) such Indebtedness is incurred within 180 days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the fair market value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Purchaser” has the meaning set for in the preamble to this Agreement.

“Purchaser Pledge Agreement” has the meaning provided in Section 6.10(e).

“Qualified Cash” means the aggregate amount of cash and Cash Equivalents, excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of such date of determination (other than the aggregate amount of cash and Cash Equivalents restricted in favor of the Credit Facilities (which may also secure other indebtedness secured by a pari passu or junior lien on Collateral securing the Credit Facilities)) in each case as determined in accordance with GAAP, in an amount not to exceed the greater of (i) $250,000,000 and (ii) an amount equal to 50% of the Pro Forma EBITDA for the most recently ended Testing Period.

“Qualified ECP Guarantor” means, in respect of any Obligations with respect to a Secured Hedge Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivable” means any indebtedness and other obligations owed to any Credit Party or a Special Purpose Receivables Subsidiary or any right of a Special Purpose Receivables Subsidiary or any Credit Party to payment from or on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the contract relating to such Receivable) from any Credit Party or any right to reimbursement for funds paid or advanced by a Special Purpose Receivables Subsidiary or any Credit Party on behalf of a purchaser of goods (or other obligor obligated to make payments pursuant to the contract relating to such Receivable) from any Credit Party, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes the obligation to pay any finance charges, fees and other charges with respect thereto (it being understood that indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction).

“Receivables Assets” shall mean any Receivable and Related Security from time to time originated, acquired or otherwise owned by the U.S. Borrower or any Subsidiary.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the collateral subject to Liens under the UK Security Documents, the Irish Security Documents or the Northern Irish Security Documents.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer, as applicable.

“Refinancing” means the (a) the repayment in full of all Indebtedness and other obligations under the Existing Credit Agreements (other than (x) contingent indemnification obligations for which no claim has been made, and (y) bank product obligations, secured hedging obligations and letters of credit (or issuance documents related thereto) to be cash collateralized, backstopped or deemed to be Letters of Credit issued pursuant to this Agreement) (which shall be deemed satisfied if made with proceeds of the initial Credit Event) and the termination of all commitments thereunder (which may be contemporaneous with such repayment); (b) the repayment of all funded Indebtedness of the Target and its Subsidiaries not permitted to remain outstanding under the Target Acquisition Agreement (in each case other than (x) contingent indemnification obligations for which no claim has been made, and (y) bank product obligations, secured hedging obligations and letters of credit (or issuance documents related thereto) to be cash collateralized, backstopped or deemed to be Letters of Credit issued pursuant to this Agreement) (which shall be deemed satisfied if made with proceeds of the initial Credit Event); and (c) the termination of all related commitments and the release of all related guarantees and liens (which may be contemporaneous with the repayments contemplated under the preceding clauses (a) and (b)).

“Refinancing Term Effective Date” has the meaning set forth in Section 2.20(b).

“Refinancing Term Lender” has the meaning set forth in Section 2.20(b).

“Refinancing Term Loans” has the meaning set forth in Section 2.20(a).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulatory Assessment” means any payment, fee, charge, assessment or other amount required to be paid to or enforced by a U.S. federal, state or local Governmental Authority or any non-U.S. Governmental Authority to finance regulatory funding mechanisms, including United States state or federal Universal Service Fund, Canadian Contribution Regime, FCC, CRTC, or ISEDC regulatory fees, including but not limited to international bearer circuit and interstate telephone service provider fees, telecommunications relay systems, administration of the North American Numbering Plan, emergency calling services and other similar regulatory funding mechanisms.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, representatives, agents and advisors of such Person and of such Person’s Affiliates.

“Related Security” means, with respect to any Receivable (a) all of a Special Purpose Receivables Subsidiary’s and any Credit Party’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable; (b) all instruments and chattel paper that may evidence such Receivable (and do not evidence any asset that is not a Receivable); (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto; (d) solely to the extent applicable to such Receivable, the rights, interests and claims under the contracts and all guarantees, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the contract related to such Receivable or otherwise; (e) all of a Special Purpose Receivables Subsidiary’s rights, interests and claims under the Permitted Receivables Documents; and (f) all collections and other proceeds and products of any of the foregoing, as defined in the UCC, that are or were received by a Credit Party or Special Purpose Receivables Subsidiary, including all funds which either are received by a Credit Party or Special Purpose Receivables Subsidiary from or on behalf of the obligors in payment of any amounts owed (including invoice price, finance charges, interest and all other charges) in respect of the above Receivables or are applied to such amounts owed by the obligors (including any insurance payments that a Credit Party or Special Purpose Receivables Subsidiary applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors in respect of the above Receivables or any other parties directly or indirectly liable for payment of any such Receivables, and all books and records of any Credit Party to the extent related to any of the Receivables Assets.

“Relevant Jurisdiction” means (i) the jurisdiction of incorporation, organization or formation, as applicable, of the U.S. Borrower or any of its Subsidiaries, (ii) any jurisdiction where any asset of the U.S. Borrower or any of its Subsidiaries is situated, which as of the date of determination is subject to, or from time to time is intended to be subject to, a security interest in favor of Administrative Agent, (iii) any jurisdiction where the U.S. Borrower or any of its Subsidiaries conducts its business and (iv) the jurisdiction the laws of which govern the perfection of any Liens granted by the Credit Parties pursuant to the Security Documents.

“Relevant Party” has the meaning assigned to such term in Section 3.03(i).

“Replaced Revolving Commitments” has the meaning set forth in Section 2.21(a).

“Replacement Revolving Commitments” has the meaning set forth in Section 2.21(a).

“Replacement Revolving Lender” has the meaning set forth in Section 2.21(b).

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a U.S. Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64 or .65 of PBGC Regulation Section 4043.

“Repricing Event” means (a) any prepayment or refinancing of the Closing Date Term Loans (or any portion thereof) with the proceeds of, or any conversion of the Closing Date Term Loans (or any portion thereof) into, any new or replacement loans or similar bank indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount but excluding any arrangement, structuring, syndication, upfront and other fees paid in connection therewith that are not paid to all Lenders providing such new debt) less than the “effective yield” applicable to the Closing Date Term Loans subject to such event (as such comparative yields are reasonably determined by the Administrative Agent acting in good faith) and (b) any amendment to the Loan Documents which reduces the “effective yield” applicable to all or a portion of Closing Date Term Loans (as such comparative yields are reasonably determined by the Administrative Agent acting in good faith).

“Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the Unused Total Revolving Commitment.  The Credit Facility Exposure and Unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Prepayment Date” has the meaning given thereto in Section 2.13(i).

“Required Revolving Lenders” means Lenders whose Revolving Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Revolving Facility Exposure and the Unused Total Revolving Commitment.  The Revolving Facility Exposure and Unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Reset Date” has the meaning provided in Section 1.06.

“Responsible Officer” means, as to any Person, the chief executive officer, president, any vice president, the secretary, treasurer or controller of such Person or, with respect to financial matters, the chief financial officer of such Person. Unless otherwise specified, “Responsible Officer” refers to a Responsible Officer of the U.S. Borrower.

“Restricted Participant” means (i) any Person who has a Standard Industrial Classification of 4813 and listed on the attachment to the most recently delivered Compliance Certificate, which list may be updated more frequently by the U.S. Borrower in a writing to the Administrative Agent and the Lenders from time to time or (ii) any Person that owns more than 5% of the outstanding common stock of the U.S. Borrower and has been specified in a written notice to the Administrative Agent and the Lenders by the U.S. Borrower from time to time.

“Restricted Payment” means (i) any Capital Distribution or (ii) any amount paid by the U.S. Borrower or any of its Restricted Subsidiaries in repayment, redemption, retirement, repurchase, voluntary prepayment, direct or indirect, of (x) any Subordinated Indebtedness or (y) any Junior Lien Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the U.S. Borrower (including the EMEA Borrower) that is not an Unrestricted Subsidiary.  The Restricted Subsidiaries of the U.S. Borrower as of the Closing Date are listed on Schedule 1.01(d).

“Restricted Upstream Subsidiary” means (i) in the case of the U.S. Borrower, such Borrower’s Non-U.S. Subsidiaries and (ii) in the case of the EMEA Borrower, any Subsidiary of the EMEA Borrower (or any Subsidiary of the Purchaser) organized in a jurisdiction other than in the United Kingdom and as set forth on Schedule 1.01(d).

“Retained Declined Proceeds” has the meaning given thereto in Section 2.13(i).

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the U.S. Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurocurrency Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or, in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.12 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06 and any Incremental Revolving Credit Commitments.

“Revolving Extension Effective Date” has the meaning set forth in Section 2.18(b).

“Revolving Extension Election” has the meaning set forth in Section 2.18(b).

“Revolving Facility” has the meaning assigned to such term in the definition of “Credit Facilities”.

“Revolving Facility Availability Period” means, as of any date of determination, the period from the Closing Date until the latest Revolving Facility Termination Date in effect on such date.

“Revolving Facility Exposure” means, for any Lender at any time, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the LC Outstandings at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.  The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means, as applicable, the earlier of (a) the date that the Revolving Commitments have been terminated pursuant to Section 8.02, and (b)(x) with respect to any Revolving Commitment in effect on the Closing Date, May 31, 2023, (y) with respect to any Extending Revolving Lender pursuant to Section 2.18, the date agreed to in accordance with Section 2.18 and (z) with respect to any Replacement Revolving Lender, the date agreed to in accordance with Section 2.21.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have been terminated or expired, a Lender with Revolving Facility Exposure.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.

“Right-of-Way” means a right granted by any Person or Governmental Authority to the U.S. Borrower or any of its Subsidiaries to install and maintain fiber, conduit, manholes (beach or otherwise), and associated facilities and equipment in real property in connection with the activities or conduct of the business of the U.S. Borrower or any of its Subsidiaries (including any right granted by any Person or Governmental Authority to the U.S. Borrower or any of its Subsidiaries to place its submarine cable(s), including in any sanctuary or other protected area or over or in the vicinity of any subsea pipes or other structures).

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the U.S. Borrower and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the U.S. Borrower or such Restricted Subsidiary to such Person.

“Sanctions” has the meaning provided in Section 5.24(a).

“Scheduled Repayment” means, with respect to any Term Loan, each regularly scheduled payment of principal as set forth in Section 2.13(b) with respect to such Term Loan or, if applicable, as set forth in an Additional Credit Extension Amendment.

“Scheduled Unavailability Date” has the meaning specified in Section 2.09(i).

“Screen Rate” means, as applicable, (a) the LIBOR quote on the applicable screen page specified in the definition of “Adjusted Eurocurrency Rate” that the Administrative Agent designates to determine the Adjusted Eurocurrency Rate and (b) the EURIBOR quote on the applicable screen page specified in the definition of “EURIBO Rate” that the Administrative Agent designates to determine the EURIBO Rate.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“SEC Rule 144A” means Rule 144A as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Secured Cash Management Agreement” means any Cash Management Agreements entered into with any Cash Management Bank.

“Secured Creditors” means each of the Administrative Agent, the Lenders, each LC Issuer, each Secured Hedge Provider, each Cash Management Bank, and the respective successors and assigns of each of the foregoing provided that each Secured Hedge Provider and Cash Management Bank, other than the Administrative Agent, a Lender or an LC Issuer, is designated in a written notice by any Borrower to the Administrative Agent as a Secured Party in respect thereof and executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents, (ii) agrees to be bound by the provisions of Article IX, Sections 11.01, 11.02 and 11.08 as if it were a Lender and (iii) agrees to be bound by the provisions of that certain agreement among the Secured Parties, dated as of the date hereof.

“Secured Hedge Agreement” means any Hedge Agreements entered into with any Secured Hedge Provider, which is in effect on, or entered into after, the Closing Date.

“Secured Hedge Provider” means the Administrative Agent, a Lead Arranger, a Lender or an Affiliate of the Administrative Agent, a Lead Arranger or a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Hedge Agreement) (i) who has entered into a Hedge Agreement with the U.S. Borrower or any of its Restricted Subsidiaries, or (ii)  that is a party to a Hedge Agreement in existence on the Closing Date with U.S. Borrower or any of its Restricted Subsidiaries, in its capacity as a counterparty to such Hedge Agreement.

“Security Agreements” means, collectively, the U.S. Security Agreement and the Non-U.S. Security Agreements.

“Security Documents” means the U.S. Security Documents and the EMEA Facility Security Documents.

“Sellers” has the meaning provided in the preliminary statements hereto.

“Series A CoD” means a certificate of designation in substantially the form of the Certificate of Designation attached as an exhibit to the Amended and Restated Securities Purchase Agreements, dated as of February 23, 2018, each between the U.S. Borrower, on the one hand, and The Spruce House Partnership LP and others, on the other hand.

“Significant Subsidiary” means any Restricted Subsidiary of the U.S. Borrower other than a Non-Credit Party that did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), have individually, either (i) assets with a value in excess of 7.5% of total assets of, or (ii) revenues in an amount in excess of 7.5% of the total revenues of, the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the Testing Period most recently ended .

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the U.S. Borrower, any Subsidiary of the U.S. Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan, but does not include a Canadian Pension Plan.

“SPC” has the meaning provided in Section 11.06(f).

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the U.S. Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the U.S. Borrower or any of the Restricted Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the U.S. Borrower or any such Restricted Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law).

“Specified Acquisition Agreement Representations” means, with respect to the Target Companies, the representations and warranties made by, or with respect to, the Target Companies in the Target Acquisition Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent that the U.S. Borrower (or any of its Affiliates) has the right to terminate its or their obligations under the Target Acquisition Agreement (or decline or otherwise refuse to consummate the Acquisition pursuant to the Target Acquisition Agreement) as a result of a breach of any such representation and warranty in the Target Acquisition Agreement or any such representation and warranty not being accurate .

“Specified Event of Default” means any Event of Default under Sections 8.01(a) or (i).

“Specified Representations” mean the representations and warranties set forth in Section 5.01(i) (solely with respect to the Credit Parties other than the Target Companies) (solely, for the avoidance of doubt, with respect to its jurisdiction of formation or organization, as applicable), Section 5.02 (solely with respect to the Credit Parties other than the Target Companies), Section 5.03(iii) (solely with respect to the Credit Parties other than the Target Companies), Section 5.06(b) and (c), Section 5.08, Section 5.16, Section 5.19 and Section 5.24.

“Specified Transactions” means acquisitions, dispositions, any issuance, incurrence, assumption or permanent repayment of Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, restructurings, cost savings initiatives, other operational changes or operational initiatives (in each case including for the avoidance of doubt, acquisitions and permitted investments occurring prior to the Closing Date); it being acknowledged and agreed that the acquisitions of (i) GC Pivotal, LLC, pursuant to that certain Membership Interest Purchase Agreement, dated as of June 23, 2017, by and among GTT Americas, LLC and GC Pivotal, LLC, Pivotal Global Capacity, LLC, (ii) Hibernia NGS Limited, pursuant to that certain Share Purchase Agreement, dated as of November 8, 2016, by and among the U.S. Borrower, Murosa Development S.A.R.L., Columbia Ventures Corporation and Hibernia NGS Limited, (iii) Accelerated Connections Inc., pursuant to that certain Share Purchase Agreement, dated as of March 8, 2018, by and among Michael Garb, 2497817 Ontario Limited, 2497816 Ontario Limited, The Garbe Family Trust, Hibernia Express (Canada) Limited and Accelerated Connections Inc. and (iv) Custom Connect International B.V., pursuant to that certain Share Purchase Agreement, dated as of December 29, 2017, by and among O.W.R. Beheer B.V., J.W. Meijer Beheer B.V., JITVentures B.V., Mamadoo Ventures B.V., Stupa Holding B.V., D. Warnar, R.E. Traag, Hibernia Express (Ireland), Ltd., and Custom Connect International B.V., in each case shall be deemed to be Specified Transactions.

“Sponsor Model” means the U.S. Borrower’s financial model delivered to the Lead Arrangers on February 19, 2018.

“Standard Permitted Lien” means any of the following:

(i)                                Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii)                                Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the U.S. Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(iii)                                 Liens created by this Agreement or the other Loan Documents;

(iv)                                Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v)                               Liens (other than any Lien imposed by ERISA or, except for contributions not yet due, applicable foreign pensions legislation) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, trade contracts, leases, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi)                                leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the U.S. Borrower or any of its Restricted Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)                                easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights-of-way, sewer, electric lines, telegraph and telephone lines and other similar purposes, zoning, building codes or other restrictions, charges, ground leases, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the U.S. Borrower and its Restricted Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii)                                Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(ix)                                Liens solely on any cash earnest money deposits made by the U.S. Borrower and any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement; provided that any such deposits shall be made solely in connection with Permitted Acquisitions or other Investments permitted hereunder;

(x)                               purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xi)                                Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(xii)                                Liens consisting of non-exclusive licenses of Intellectual Property in the ordinary course of business;

(xiii)                                Liens of (i) a collection bank arising under Section 4-210 of the UCC (or any analogous statutory provision of applicable foreign law) on items in the course of collection or, solely with respect to accounts located in the Netherlands, which arise from article 24 or 25 of the general banking conditions (algemene bankvoorwaarden), (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(xiv)                               Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the U.S. Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xv)                              Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(xvi)                               Liens in favor of a Governmental Authority arising in connection with any condemnation or eminent domain proceeding by such Governmental Authority affecting Real Property which does not otherwise constitute an Event of Default under this Agreement;

(xvii)                                Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the U.S. Borrower or any Restricted Subsidiary (as purchaser or consignee) not prohibited by this Agreement;

(xviii)                                Liens solely on any cash earnest money deposits of the U.S. Borrower and any of its Restricted Subsidiaries provided to licensing authorities and governmental agencies in the ordinary course of business;

(xix)                               rights of access, licenses, step-in rights, leases and inspection rights granted to customers in the ordinary course of business;

(xx)                              rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC;

(xxi)                               in the case of any Credit Party or Restricted Subsidiary organized under the laws of Canada or any province or territory thereof or any property located in Canada (A) reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by such Credit Party or Restricted Subsidiary, (B) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by such Credit Party or Restricted Subsidiary or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof and (C) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of such Credit Party or Restricted Subsidiary in the ordinary course of its business to secure obligations not yet overdue;

(xxii)                                Liens over any rental deposits in respect of any Real Property leased or licensed by a Credit Party in the ordinary course of business;

(xxiii)                                inchoate Liens (other than any Lien imposed by ERISA or, except for contributions not yet due, applicable foreign pensions legislation) that arise by operation of law;

(xxiv)                               Liens on any amounts held by a trustee under any indenture or other debt agreement (in each case, solely to the extent the Indebtedness evidenced thereby constitutes Indebtedness permitted by Section 7.04) issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(xxv)                              Liens arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom U.S. Borrower or any of its Restricted Subsidiaries maintains a banking relationship in the ordinary course of business; and

(xxvi)                           any Lien created in order to secure pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) including pursuant to section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and/or section 7e of the book IV of the German Social Act (Sozialgesetzbuch IV).

“Standby Letter of Credit” means any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Sterling” and the sign “£” each means lawful money of the United Kingdom (expressed in pounds sterling).

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the U.S. Borrower.

“Subsidiary Guarantor” means (a) any U.S. Borrower Guarantor and (b) any Non-U.S. Subsidiary Guarantor.  Schedule 1.01(e) hereto lists each Subsidiary Guarantor as of the Closing Date.

“Successor Rate” has the meaning specified in Section 2.09(i).

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, EURIBO Rate, Adjusted Eurocurrency Rate, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with customary market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the U.S. Borrower).

“Supplier” has the meaning assigned to such term in Section 3.03(i).

“Swap Obligation” means, with respect to any Borrower or Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Guarantor” means any Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means any taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer) of October 13, 1965, as amended from time to time (SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Syndication Agent” means Credit Suisse AG, Cayman Islands Branch, KeyBank National Association, SunTrust Bank, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as syndication agents.

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Target” has the meaning provided in the first paragraph to this Agreement.

“Target Acquisition” has the meaning provided in the preliminary statements hereto.

“Target Acquisition Agreement” has the meaning provided in the preliminary statements hereto.

“Target Acquisition Documentation” means, collectively, the Target Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Target Companies” means the Target and its Subsidiaries.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or any successor settlement system as reasonably determined by the Administrative Agent in consultation with the U.S. Borrower).

“Target Existing Credit Agreements” mean (i) the Term Loan Facility Agreement, dated as of October 9, 2017, by and among Interoute Communications Limited, as borrower, the guarantors party thereto, the lenders party thereto, Credit Suisse AG, London Branch as facility agent and Barclays Bank plc as security agent, and the other Finance Documents (as defined therein) related thereto, and (ii) the Multicurrency Revolving Credit Facility Agreement, dated as of November 4, 2016, by and among Interoute Communications Limited, as borrower, the guarantors party thereto, the lenders party thereto, Barclays Bank plc as facility agent and security agent, and the other Finance Documents (as defined therein) related thereto.

“Target German Assets” means the Equity Interests issued by and the assets of the Target German Entities, together with the liabilities of, including all Indebtedness of, the Target German Entities.

“Target German Entities” means Interoute German GmbH, ATP3 Dusseldorf GmbH and Easynet Global Services GmbH.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Closing Date EMEA Term Loans, Closing Date U.S. Term Loans or Incremental Term Loans consisting of one Type by the Applicable Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurocurrency Loans the same Interest Period.

“Term Commitment” means the U.S. Term Commitment and the EMEA Term Commitment.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means, the U.S. Term Loans and the EMEA Term Loans, if any.

“Term Loan Maturity Date” means, as applicable, (a) with respect to any Closing Date Term Loans, the Initial Term Loan Maturity Date, (b) with respect to any Incremental Term Loan, the applicable Incremental Term Loan Maturity Date, (c) with respect to any Extended Term Loan, the applicable Extended Term Loan Maturity Date, or (d) with respect to all Term Loans, the latest of the dates referred to in clause (a), (b) and (c).

“Term Note” means a U.S. Term Note or EMEA Term Note.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the U.S. Borrower then last ended (whether or not such quarters are all within the same fiscal year) for which financial statements have been or were required to be delivered pursuant to Section 4.01(x), 6.01(a) or 6.01(b), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” has the meaning specified in Section 6.10(d)(ii)(A).

“Title Policy” has the meaning specified in Section 6.10(d)(ii)(A).

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.12(c) hereof.  As of the Closing Date, the amount of the Total Revolving Commitment is $200,000,000.

“Total Term Loan Commitment” means the sum of the Term Commitments of the Lenders.  As of the Closing Date, the amount of the Total Term Loan Commitment is the sum of (i) $1,770,000,000 and (ii) €750,000,000.

“Transactions” means the Target Acquisition, the issuance of common stock by the U.S. Borrower pursuant to the Target Acquisition Agreement, the issuance of common and preferred stock by the U.S. Borrower and the use of proceeds therefrom to finance in part the Target Acquisition and the Refinancing, the Refinancing, the entering into and initial borrowings under this Agreement, the payment of fees and expenses in connection with the foregoing and other related transactions.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurocurrency Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York (or, if the context may require, each other applicable jurisdiction).  References to the UCC shall include the Personal Property Security Act of Nova Scotia (or successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.

“Undisclosed Administration” means in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a governmental supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Benefit Liabilities” of any U.S. Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“United States” and “U.S.” each means United States of America.

“Universal Service Administrative Company” means the independent, not-for-profit corporation designated by the FCC as the administrator of the Universal Service Fund created pursuant to Section 254 of the U.S. Communications Act.

“Universal Service Fund” means the Universal Service Fund created pursuant to Section 254 of the U.S. Communications Act or any similar fund established under federal, state or local law or regulation.

“Unpaid Drawing” means, with respect to any Letter of Credit, the aggregate Dollar Amount of the draws made on such Letter of Credit that have not been reimbursed by the U.S. Borrower or the applicable LC Obligor or converted to a Revolving Loan pursuant to Section 2.05(f)(i), and, in each case, all interest that accrues thereon pursuant to this Agreement.

“Unrestricted Subsidiary” means (a) a direct or indirect Subsidiary of the U.S. Borrower designated as an Unrestricted Subsidiary pursuant to Section 6.13; provided that in no event may any Borrower be designated as an Unrestricted Subsidiary, or (b) any Special Purpose Receivables Subsidiary; provided that any such Special Purpose Receivables Subsidiary of the U.S. Borrower that is an Unrestricted Subsidiary shall, upon the termination of any such Permitted Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary and may not be re-designated as an Unrestricted Subsidiary.  As of the Closing Date, immediately following the consummation of the Target Acquisition, there are no Unrestricted Subsidiaries.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“UK Secured Parties” has the meaning specified in the definition of “UK Security Agreements”.

“UK Security Agreements” means the Non-U.S. Security Agreements governed by the laws of England or (as applicable) the laws of Scotland.

“UK Security Documents” means the UK Security Agreements, each Additional Security Document governed by the laws of England or (as applicable) the laws of Scotland and any document governed by English law or (as applicable) Scots law pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“UK Security Property” means:

(i)                                the Liens expressed to be granted under the UK Security Documents in favor of the Administrative Agent as security trustee for the UK Secured Parties and all proceeds of those Liens;

(ii)                                all obligations expressed to be undertaken by a Credit Party to pay amounts in respect of the Obligations to the Administrative Agent as security trustee for the UK Secured Parties and secured by the UK Security Documents together with all representations and warranties expressed to be given by a Credit Party in favor of the Administrative Agent as security trustee for the UK Secured Parties; and

(iii)                                 any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Administrative Agent is required by the terms of the UK Security Documents to hold as security trustee on trust for the UK Secured Parties.

“Unity” has the meaning assigned to such term in Section 3.03(i).

“U.S. Borrower” has the meaning provided in the preamble to this Agreement.

“U.S. Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

“U.S. Borrower Guarantor” means any U.S. Subsidiary that is or hereafter becomes a party to a U.S. Subsidiary Guaranty, other than any Excluded Subsidiary.

“U.S. Collateral” means the “Collateral” (or any equivalent term) as defined in the U.S. Security Agreement or any other applicable U.S. Security Document, together with any other assets (whether Real Property or personal property) pledged pursuant to any U.S. Security Document.

“U.S. Communications Act” means the United States Communications Act of 1934, as amended, codified as Chapter 5 of Title 47 of the U.S. Code, 47 U.S.C. 151 et. seq.

“U.S. Communications Laws” means (i) the U.S. Communications Act, (ii) An Act Relating to the Landing and Operation of Submarine Cables in the United States, 47 U.S.C. §§34-39, and related executive orders, (iii) FCC Rules and FCC decisions, policies, reports, and orders issued from time to time, (iv) CALEA, (v) such other laws of the United States codified or otherwise included in Title 47 of the U.S. Code as may be applicable to the conduct of the U.S. Borrower or its Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property, (vi) the telecommunications-related laws of any state or of any county, parish or other local division of any state of the United States and regulations, decisions, policies, reports and orders issued by state agencies or local division agencies with jurisdiction over telecommunications-related matters pursuant to such laws, and (vii) the regulations, decisions, policies, reports and orders of any Governmental Authority in the United States with jurisdiction over telecommunications-related matters as may be applicable to the conduct of the U.S. Borrower or any of its Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property.

“U.S. Communications License” means any license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization related to the conduct of the U.S. Borrower or any of its Subsidiaries or applicable to any of their respective networks, fiber assets, facilities, equipment or other property and granted or issued by the FCC or any other local, state or federal U.S. Governmental Authority with jurisdiction over telecommunications-related matters (including any state public utility commission) to and held by the U.S. Borrower or any of its Subsidiaries, including those pursuant to which the U.S. Borrower or any of its Subsidiaries is authorized to engage in any activity subject to the jurisdiction of such Governmental Authority.  The term “U.S. Communications License” includes the rights of the U.S. Borrower or any of its Subsidiaries, established by Section 63.21(h) of the FCC Rules.

“U.S. Credit Parties” means the U.S. Borrower and the U.S. Borrower Guarantors.

“U.S. Prepayment Group” means the U.S. Credit Parties and their respective Restricted Subsidiaries (other than any member of the Non-U.S. Prepayment Group).

“U.S. Loan Document” has the meaning specified in the definition of “U.S. Obligations”.

“U.S. Loans” means U.S. Term Loans and Revolving Loans.

“U.S. Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the U.S. Borrower, any other U.S. Credit Party or other Restricted Subsidiary that is a U.S. Subsidiary to the Administrative Agent, any Lender, any Affiliate of any Lender, any Secured Hedge Provider, any Cash Management Bank or any LC Issuer pursuant to the terms of this Agreement, any other Loan Document to which any U.S. Credit Party is a party (collectively with this Agreement, the “U.S. Loan Documents” and each a “U.S. Loan Documents”), any Secured Hedge Agreement or any Secured Cash Management Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against any U.S. Credit Party of any insolvency proceeding or other proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or analogous provision under any other Debtor Relief Laws); provided, however, that U.S. Obligations shall not include any Excluded Swap Obligations.  Without limiting the generality of the foregoing description of U.S. Obligations, the U.S. Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any U.S. Credit Party under any U.S. Loan Document, (b) Banking Services Obligations of any U.S. Credit Party or other Restricted Subsidiary that is a U.S. Subsidiary, (c) Hedging Obligations of any U.S. Credit Party or other Restricted Subsidiary that is a U.S. Subsidiary and (d) the obligation of any U.S. Credit Party to reimburse any amount in respect of any of the foregoing that the

Administrative Agent, any Lender, any Secured Hedge Provider, and Cash Management Bank or any Affiliate of any of them, in connection with the terms of any U.S. Loan Document, may elect to pay or advance on behalf of the U.S. Credit Parties.  For the avoidance of doubt, “U.S. Obligations” does not include any obligations of U.S. Credit Parties in respect of their guarantees of the Loans or other obligations of the EMEA Borrower.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.

“U.S. Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date (as amended, restated, modified or supplemented from time to time), executed by the U.S. Borrower and the U.S. Borrower Guarantors in favor of the Administrative Agent.

“U.S. Security Documents” means the U.S. Security Agreement, each Additional Security Document, each Mortgage, any UCC financing statement and any similar filings, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any U.S. Credit Party to the Administrative Agent.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“U.S. Subsidiary Guaranty” means each of (a) the Subsidiary Guaranty (U.S. Subsidiaries), dated as of the Closing Date (as amended, restated, modified or supplemented from time to time), executed by the U.S. Borrower Guarantors in favor of the Administrative Agent (the “Closing Date U.S. Subsidiary Guaranty”), and (b) any guaranty executed by a U.S. Subsidiary in favor of the Administrative Agent from time to time after the Closing Date which guaranty shall be in form and substance reasonably acceptable to the Administrative Agent.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.03(g)(ii)(B)(3).

“U.S. Term Commitment” means, with respect to each Lender, the amount, if any, of its (a) Closing Date U.S. Term Commitment, (b) Incremental Term Loan Commitment in respect of U.S. Term Loans, or (c) in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“U.S. Term Facility” has the meaning assigned to such term in the definition of “Credit Facilities”.

“U.S. Term Loans” means any Closing Date U.S. Term Loan, any Incremental Term Loan, any Extended Term Loan and any Refinancing Term Loans, in each case made to the U.S. Borrower under the U.S. Term Facility.

“U.S. Term Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.”USF Requirements” means the Universal Service Fund contribution and reporting requirements imposed by the FCC on providers of interstate telecommunications under the U.S. Communications Act or imposed by any state Governmental Authority.

“VAT” means:

(i)                                any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(ii)                                any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“VAT Receiver” has the meaning assigned to such term in Section 3.03(i).

“VoIP” means interconnected Voice over Internet Protocol services as that term is defined in Title 47, Part 9 of the Code of Federal Regulations.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Waivable Mandatory Prepayment” has the meaning given thereto in Section 2.13(i).

“Withholding Agent” means any Credit Party and the Administrative Agent and, with respect to U.S. federal income taxes, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                               Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03                               Accounting Terms.  Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the U.S. Borrower notifies the Administrative Agent and the Lenders that the U.S. Borrower wishes to amend any financial ratio or requirement to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such financial ratio or requirement (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders (or the Required Revolving Lenders with respect to any financial ratio contemplated under Section 7.07) wish to amend any financial ratio or requirement for such purpose), then the U.S. Borrower’s compliance with such financial ratio or requirement shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such financial ratio or requirement is amended in a manner satisfactory to the U.S. Borrower, the Administrative Agent and the Required Lenders (or Required Revolving Lenders as the case may be), the U.S. Borrower, the Administrative Agent and the Lenders agreeing to enter into good faith negotiations to amend any such financial ratio or requirement promptly upon receipt from any party entitled to send such notice.  Notwithstanding the foregoing, (A) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (B) all leases of the U.S. Borrower and its Restricted Subsidiaries that were treated as operating leases in accordance with GAAP on the Closing Date shall continue to be treated as operating leases for purposes of the financial definitions contained herein, regardless of any change in GAAP after the Closing Date that would otherwise require such operating leases to be treated as Capital Leases; provided that the U.S. Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement which include a reconciliation showing such treatment before and after giving effect to such change in GAAP.

Section 1.04                             Terms Generally.

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

(b)                                 Notwithstanding anything to the contrary contained herein, for purposes of any determination under Article VI and Article VII and the calculation of compliance with any financial ratio for purposes of determining financial covenant compliance or taking any action hereunder or other transaction, event or circumstance, or any other determination under any other provision of this Agreement not covered elsewhere in this Section 1.04(b) (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar Amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by a publicly available service for displaying exchange rates customarily referenced by the Administrative Agent for such foreign currency, as in effect at 11:00 A.M. (New York time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) pursuant to any Permitted Refinancing of Indebtedness denominated in a currency other than Dollars, and the relevant Permitted Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Permitted Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness following such Permitted Refinancing (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness subject to such Permitted Refinancing, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such Permitted Refinancing, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 7.04 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in this Section.

Section 1.05                             Additional Approved Currencies.

(a)                                 The U.S. Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Approved Currency”; provided that (i) such requested currency is a lawful currency that is readily transferable and readily convertible into Dollars in the London interbank market and (ii) dealings in deposits in such requested currency are carried on in the London interbank market.  Such request shall be subject to the reasonable approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the reasonable approval of the applicable LC Issuer.

(b)                                 Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (London time), five (5) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable LC Issuer, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall also promptly notify the applicable LC Issuer thereof.  Each Revolving Lender and the applicable LC Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (London time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                                  Any failure by a Revolving Lender or an LC Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or LC Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the applicable LC Issuer also consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Letter of Credit issuances by such LC Issuer.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the U.S. Borrower.

Section 1.06                             Exchange Rates.

(a)                                 Not later than 1:00 p.m. on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to any Approved Foreign Currency and (ii) give written notice thereof to the Lenders and the U.S. Borrower.  The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Amount of any Loan or Letter of Credit denominated in an Approved Foreign Currency.

(b)                                 Not later than 5:00 p.m. on each Reset Date and on each date on which Loans are made or Letters of Credit are issued in an Approved Foreign Currency, the Administrative Agent shall (i) determine the Dollar Amount of the Loans, Letters of Credit, Revolving Facility Exposure, Aggregate Credit Facility Exposure, Aggregate Revolving Facility Exposure, Aggregate Foreign Currency Exposure and LC Outstandings then outstanding (after giving effect to all Revolving Loans repaid and all reimbursements of Unpaid Drawings made concurrently with the making of any Revolving Loans) and (ii) notify the Lenders and the U.S. Borrower of the results of such determination.

Section 1.07                             Swedish Terms.

In this Agreement, where it relates to a Swedish entity, a reference to (a) a composition, assignment or similar arrangement with any creditor includes a företagsrekonstruktion, konkursförfarande or ackordsuppgörelse under the Swedish Bankruptcy Act (konkurslagen) or the Swedish Reorganisation Act (lag om fõretagsrekonstruktion) (as the case may be), (b) a compulsory manager, receiver, administrator includes a konkursförvaltare, företagsrekonstruktör or likvidator under Swedish law, (c) gross negligence means grov vårdslöshet under Swedish law, (d) a guarantee includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependant on the debt to which it relates, (e) merger includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (aktiebolagslagen) and (f) a winding up, administration or dissolution includes a frivillig likvidation or tvångslikvidation under Chapter 25 of the Swedish Companies Act (aktiebolagslagen).

ARTICLE II.

THE TERMS OF THE CREDIT FACILITY

Section 2.01                               Establishment of the Credit Facilities.  On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, the Lenders and each LC Issuer agree to establish the Credit Facilities for the benefit of the Borrowers; provided, however, that at no time will the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02                               Revolving Facility.  During the Revolving Facility Availability Period, each Revolving Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the U.S. Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans:  (i) may, except as set forth herein, at the option of the U.S. Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Eurocurrency Loans denominated in any Approved Currency or Base Rate Loans denominated in Dollars; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (C) the Aggregate Foreign Currency Exposure with respect to Revolving Loans and Letters of Credit denominated in Approved Foreign Currencies would exceed the Approved Foreign Currency Sublimit, or (D) the U.S. Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c)(ii) or (iii).  The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.07 hereof.

Section 2.03                             Term Loans.

(a)                                 On the Closing Date, each Closing Date U.S. Term Lender that has a Closing Date U.S. Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a term loan denominated in Dollars (each a “Closing Date U.S. Term Loan”) to the U.S. Borrower pursuant to such Closing Date U.S. Term Lender’s Closing Date U.S. Term Commitment.  The Closing Date U.S. Term Loans shall not exceed (A) for any Closing Date U.S. Term Lender at the time of incurrence thereof the amount of such Closing Date U.S. Term Lender’s Closing Date U.S. Term Commitment and (B) for all the Closing Date U.S. Term Lenders at the time of incurrence thereof the aggregate amount of the Closing Date U.S. Term Commitments of all Closing Date U.S. Term Lenders.  The Closing Date U.S. Term Loans to be made by each Closing Date U.S. Term Lender will be made by such Closing Date U.S. Term Lender in the aggregate amount of its Closing Date U.S. Term Commitment in accordance with Section 2.07 hereof.

(b)                                 On the Closing Date, each Closing Date EMEA Term Lender that has a Closing Date EMEA Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make term loans denominated in Euro (each a “Closing Date EMEA Term Loan”) to the EMEA Borrower pursuant to such Closing Date EMEA Term Lender’s Closing Date EMEA Term Commitment.  The Closing Date EMEA Term Loans shall not exceed (A) for any Closing Date EMEA Term Lender at the time of incurrence thereof the amount of such Closing Date EMEA Term Lender’s Closing Date EMEA Term Commitment and (B) for all the Closing Date EMEA Term Lenders at the time of incurrence thereof the aggregate amount of the Closing Date EMEA Term Commitments of all Closing Date EMEA Term Lenders.  The Closing Date EMEA Term Loans to be made by each Closing Date EMEA Term Lender will be made by such Closing Date EMEA Term Lender in the aggregate amount of its Closing Date EMEA Term Commitment in accordance with Section 2.07 hereof.

(c)                                  With respect to all Term Loans, such Term Loans (i) once prepaid or repaid, may not be reborrowed; (ii) may, except as set forth herein, at the option of the Applicable Borrower, (x) in the case of U.S. Term Loans, be incurred and maintained as, or Converted into, Term Loans that are Base Rate Loans or Eurocurrency Loans denominated in Dollars and (y) in the case of EMEA Term Loans, be incurred and maintained as, or Converted into, Term Loans that are Eurocurrency Loans denominated in Euro; provided that all Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; and (iii) shall be repaid in accordance with Section 2.13(b).

Section 2.04                             [Reserved.]

Section 2.05                             Letters of Credit.

(a)                                 LC Issuances.  During the Revolving Facility Availability Period, the U.S. Borrower may request an LC Issuer at any time and from time to time to issue, for the account of an eligible LC Obligor, and subject to and upon the terms and conditions herein set forth, each LC Issuer agrees to issue from time to time Letters of Credit denominated and payable in an Approved Currency and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no LC Issuance shall be made if, after giving effect thereto, (i) the LC Outstandings would exceed the LC Commitment Amount, (ii) the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment, (iii) the Aggregate Revolving Facility Exposure would exceed the Total Revolving Commitment, (iv) the Aggregate Foreign Currency Exposure with respect to Revolving Loans and Letters of Credit denominated in Approved Foreign Currencies would exceed the Approved Foreign Currency Sublimit or (v) the U.S. Borrower would be required to prepay Loans or Cash Collateralize Letters of Credit pursuant to Section 2.13(c)(ii) or (iii) hereof; and provided, further, that the U.S. Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of any Restricted Subsidiary that is not a U.S. Borrower Guarantor.  Subject to Section 2.05(c) below, each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) ten (10) Business Days prior to the latest Revolving Facility Termination Date.  Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement and entitled to the benefits of a Letter of Credit issued hereunder. Upon such Existing Letters of Credit becoming Letters of Credit hereunder on the Closing Date, the U.S. Borrower or the applicable Subsidiary shall be and shall be treated as the account party thereunder for all purposes hereunder and all provisions of this Section 2.05 shall apply correspondingly.

(b)                                 LC Requests.  Whenever the U.S. Borrower desires that a Letter of Credit be issued for its account or the account of any eligible LC Obligor, the U.S. Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice, shall be substantially in the form of Exhibit B-3 (each such request, an “LC Request”), or transmit by electronic communication (if arrangements for doing so have been approved by the applicable LC Issuer), prior to 11:00 A.M. (local time at the Notice Office) at least three (3) Business Days (or such shorter period as may be acceptable to the relevant LC Issuer in its reasonable discretion) prior to the proposed date of issuance (which shall be a Business Day), which LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the U.S. Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit).  In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control.

(c)                                  Auto-Renewal Letters of Credit.  If an LC Obligor so requests in any applicable LC Request, each LC Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions; provided, however, that any Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than ten (10) Business Days prior to the latest Revolving Facility Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (i) such LC Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the U.S. Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(d)                                 Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable LC Issuer and the applicable LC Obligor, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices

1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

(e)                                  Notice of LC Issuance.  Each LC Issuer shall, on the date of each LC Issuance by it, give the Administrative Agent, each applicable Lender and the U.S. Borrower written notice of such LC Issuance, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it.  Each LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate LC Outstandings represented by Letters of Credit issued by such LC Issuer.

(f)                                   Reimbursement Obligations.

(i)                               The U.S. Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to such LC Issuer in immediately available funds at the payment office of such LC Issuer, for any Unpaid Drawing with respect to any Letter of Credit promptly after, and in any event on the date on which, such LC Issuer notifies the U.S. Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the U.S. Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars (or another Approved Currency pursuant to the proviso below), with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the applicable LC Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans pursuant to Section 2.09(a) that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Default Rate, any such interest also to be payable on demand; provided that in the case of a Letter of Credit denominated in an Approved Foreign Currency, the U.S. Borrower shall reimburse such LC Issuer in such Approved Foreign Currency, unless (A) such LC Issuer (at its option) shall have specified in its notice to the U.S. Borrower that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the U.S. Borrower shall have notified such LC Issuer promptly following receipt of the LC Issuer’s notice that the U.S. Borrower will reimburse the LC Issuer in Dollars, in each case of clauses (A) and (B) at the Exchange Rate in effect on the date such payment is required.  If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the U.S. Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the U.S. Borrower, a contemporaneous Borrowing hereunder (if such Borrowing is otherwise available to the U.S. Borrower), (x) the U.S. Borrower will in each case be deemed to have given a Notice of Borrowing for Revolving Loans that are Base Rate Loans in U.S. Dollars (in the case of any Letter of Credit denominated in an Approved Foreign Currency, at the Exchange Rate in effect on the date such payment is required) in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed Notice of Borrowing (which Revolving Loans shall be considered made under Section 2.02), and (z) the proceeds of such Revolving Loans shall be disbursed directly to the applicable LC Issuer to the extent necessary to effect such reimbursement and repayment of the Unpaid Drawing, with any excess proceeds to be made available to the U.S. Borrower in accordance with the applicable provisions of this Agreement.

(ii)                                 Obligations Absolute.  Each LC Obligor’s obligation under this Section to reimburse each LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing;

provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.

(g)                                  LC Participations.

(i)                               Immediately upon each LC Issuance, the LC Issuer of such Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “LC Participation”), to the extent of such Lender’s Revolving Facility Percentage of the Stated Amount of such Letter of Credit in effect at such time of issuance, in such Letter of Credit (including, for the avoidance of doubt, the Existing Letters of Credit), each substitute Letter of Credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.11 and the LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.11(c) or Section 2.11(e)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.

(ii)                                 In determining whether to pay under any Letter of Credit, an LC Issuer shall not have any obligation relative to the LC Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an LC Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such LC Issuer any resulting liability.

(iii)                                 If an LC Issuer makes any payment under any Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.05(f), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Participant of such failure, and each LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such LC Participant’s Revolving Facility Percentage of such payment in Dollars (in the case of any Letter of Credit denominated in an Approved Foreign Currency, at the Exchange Rate in effect on the date such payment is made by the LC Issuer) and in same-day funds; provided, however, that no LC Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.  If the Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such LC Participant’s Revolving Facility Percentage of the amount of such payment on such Business Day in same-day funds.  If and to the extent such LC Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate.  The failure of any LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other LC Participant’s Revolving Facility Percentage of any such payment.

(iv)                               Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the LC Participants pursuant to subpart (iii) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each LC Participant that has paid its Revolving Facility Percentage thereof, in same-day funds, an amount equal to such LC Participant’s Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective LC Participations, as and to the extent so received.

(v)                               The obligations of the LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(A)                               any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                               the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Letter of Credit), other than any claim that the applicable LC Obligor may have against any applicable LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Letter of Credit;

(C)                               any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                the occurrence of any Default or Event of Default.

(vi)                               To the extent any LC Issuer is not indemnified by the U.S. Borrower or any LC Obligor, the LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of LC Issuances by it; provided, however, that no LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.

Section 2.06                             Notice of Borrowing.

(a)                                 Time of Notice.  Each Borrowing of a Loan (other than (x) a Borrowing on the Closing Date which notice must be received by the Administrative Agent prior to 12:00 p.m., New York City time, on the Business Day prior to the Closing Date or (y) Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Applicable Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurocurrency Loan, 11:00 A.M. (local time at its Notice Office) at least three (3) Business Days’ prior to the date of such Borrowing, and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b)                                 Notice of Borrowing.  Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Applicable Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed promptly (and in any event on the day of such telephonic notice) in writing by delivery by an Authorized Officer of the Applicable Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) whether such Borrowing is to be a Borrowing of EMEA Term Loans, U.S. Term Loans, Revolving Loans, Incremental Term Loans or Incremental Revolving Loans, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (iii) the date of the Borrowing (which shall be a Business Day), (iv) the Type and, in the case of Revolving Loans and/or Letters of Credit, Approved Currency of Loans such Borrowing will consist of, and (v) if applicable, the initial Interest Period.  Without in any way limiting the obligation of the Applicable Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the Applicable Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)                                  Minimum Borrowing Amount.  The aggregate principal amount of each Borrowing by the Applicable Borrower shall not be less than the Minimum Borrowing Amount.

(d)                                 Maximum Borrowings.  More than one Borrowing may be incurred by a Borrower on any day; provided, however, that (i) if there are two (2) or more Borrowings on a single day (other than with respect to a Term Borrowing made on the Closing Date) by any Borrower that consist of Eurocurrency Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than ten (10) Borrowings of Eurocurrency Loans outstanding hereunder.

Section 2.07                             Funding Obligations; Disbursement of Funds.

(a)                                 Several Nature of Funding Obligations.  The Commitments of each Lender hereunder and the obligation of each Lender to make Loans and acquire and fund LC Participations are several and not joint obligations.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder.  Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.12 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)                                 Borrowings Pro Rata.  All Loans hereunder shall be made as follows:  (i) all Revolving Loans made, and LC Participations acquired by each Lender, shall be made or acquired, as the case may be, on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing or Letter of Credit in effect on the date the applicable Revolving Borrowing is to be made or the Letter of Credit is to be issued; and (ii) all Term Loans of any Class shall be made by the Lenders having Term Commitments of such Class pro rata on the basis of their respective Term Commitments of such Class.

(c)                                  Notice to Lenders.  The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and LC Issuance, and of such Lender’s proportionate share thereof or participation therein and of the other matters covered by the Notice of Borrowing, Notice of Continuation or Conversion, or LC Request, as the case may be, relating thereto.

(d)                                 Funding of Loans.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in the applicable Approved Currency and in immediately available funds and the Administrative Agent promptly will make available to the Applicable Borrower by depositing to its account at the Payment Office (or such other account as such Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(e)                                  Advance Funding.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Applicable Borrower, and the Applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by such Borrower, the then applicable rate of interest, calculated in accordance with Section 2.09, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.08                             Evidence of Obligations.

(a)                                 Loan Accounts of Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 Loan Accounts of the Administrative Agent; Lender Register.  The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type and Class thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate; (ii) the amount and other details with respect to each Letter of Credit issued hereunder; (iii) the amount of any principal due and payable or to become due and payable from any Borrower to each Lender hereunder; (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (v) the other details relating to the Loans, Letters of Credit and other Obligations.  In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender, pursuant to the terms hereof from time to time.  The entries in the Lender Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The Administrative Agent will make the Lender Register available to any Lender (with respect to such Lender’s own interest only) or any Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Effect of Loan Accounts, etc.  The entries made in the accounts maintained pursuant to Section 2.08(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)                                 Notes.  Upon reasonable written request of any Lender, the Applicable Borrower will execute and deliver to such Lender (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence such Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender and (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the applicable Term Loan made to it by such Lender; provided, however, that the decision of any Lender to not request a Note shall in no way detract from such Borrower’s obligation to repay the applicable Loans and other amounts owing by such Borrower to such Lender.

Section 2.09                             Interest; Default Rate.

(a)                                 Interest on Revolving Loans.  The outstanding principal amount of each Revolving Loan denominated in Dollars made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Revolving Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a

Eurocurrency Loan, the relevant Adjusted Eurocurrency Rate for such Eurocurrency Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time. The outstanding principal amount of each Revolving Loan denominated in an Approved Foreign Currency made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to the relevant Adjusted Eurocurrency Rate for such Eurocurrency Loan for the applicable Interest Period plus the Applicable Revolving Loan Margin in effect from time to time.

(b)                                 Interest on Term Loans.  The outstanding principal amount of each U.S. Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Term Loan Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurocurrency Loan, the relevant Adjusted Eurocurrency Rate for such Eurocurrency Loan for the applicable Interest Period plus the Applicable Term Loan Margin in effect from time to time. The outstanding principal amount of each EMEA Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to the relevant Adjusted Eurocurrency Rate for such Eurocurrency Loan for the applicable Interest Period plus the Applicable Term Loan Margin in effect from time to time.

(c)                                  [Reserved.]

(d)                                 Default Interest.  Notwithstanding the above provisions, if (x) any Event of Default other than a Specified Event of Default has occurred and is continuing, then upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), or (y) any Specified Event of Default has occurred and is continuing, then automatically:  the overdue principal amount of all Loans outstanding shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable on demand, at a rate per annum equal to the Default Rate.

(e)                                  Accrual and Payment of Interest.  Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Applicable Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December: (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on the dates that are successively three (3) months after the commencement of such Interest Period; and (iii) in respect of all Loans, other than Revolving Loans accruing interest at a Base Rate, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity or, in the case of any interest payable pursuant to Section 2.09(c), on demand.

(f)                                   Computations of Interest.  All computation of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

(g)                                  Information as to Interest Rates.  The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Applicable Borrower and the Lenders of the applicable Class thereof, and the Administrative Agent will promptly provide notice of such determinations to the Applicable Borrower and the Lenders of the applicable Class.  Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

(h)                                 Recalculation of Interest and Fees. By entering into this Agreement, the parties have assumed in bona fide that the interest and fees payable hereunder are not and will not become subject to any Tax deduction on account of Swiss Withholding Tax. Nevertheless, if a Tax deduction is required by Swiss law to be made by a Credit Party in respect of any interest or fees payable by it under this Agreement and should it be unlawful for the relevant Credit Party to comply with Section 3.03 (Net Payments) for any reason, then

(i)                                     the applicable interest rate/fee in relation to that interest/fee payment shall be (i) the interest rate/fee which would have applied to that interest payment/fee (as provided for in Section 2.09(a) and Section 2.09(b) or otherwise in this Agreement in the absence of this Section 2.09(h) divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage); and

(ii)                                  the relevant Credit Party shall be obliged:

(A)                               to pay the relevant interest/fee at the adjusted rate in accordance with sub-section (i) above; and

(B)                               to make the Tax deduction on the interest/fee so recalculated; and

all references to a rate of interest/fee in Section 2.09(a) and Section 2.09(b) or otherwise in this Agreement shall be construed accordingly.  To the extent that interest/fee payable by a Credit Party under this Agreement becomes subject to Swiss Withholding Tax, the relevant Credit Party will provide to the Administrative Agent and the other Recipients those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for the Administrative Agent and each other relevant Recipient to prepare a claim for refund of Swiss Withholding Tax and the Administrative Agent and each other relevant Recipient and the relevant Credit Party shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the relevant Credit Party to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax or to allow the Administrative Agent and the other Recipients to prepare claims for the refund of any Swiss Withholding Tax so deducted.

(i)                                     Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the U.S. Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the U.S. Borrower or Required Lenders (as applicable) have determined, that:

(i)                               adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)                                 syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the benchmark rates used in the Adjusted Eurocurrency Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the U.S. Borrower may amend this Agreement to replace the Adjusted Eurocurrency Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), (any such proposed rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the U.S. Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the U.S. Borrower and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), (ii) the Adjusted

Eurocurrency Rate component shall no longer be utilized in determining the Base Rate, (iii) any Notice of Continuation or Conversion that requests the conversion of any Loan denominated in such effected currency to, or continuation of any Loan denominated in such currency as, a Eurocurrency Loan in such currency may be revoked by the Borrower and, if not revoked, any Eurocurrency Loan denominated in such currency that is requested to be continued (A) if such currency is the Dollar, shall be converted to Base Rate Loan on the last day of the Interest Period applicable thereto and (B) if such currency is an Approved Foreign Currency, shall bear interest at such rate as the Administrative Agent (acting on instructions of the Required Lenders) shall, acting in good faith, determine adequately and fairly reflects the cost to the Lenders or making or maintaining such Loans for the applicable Interest Period plus the applicable percentage set forth in the definition of “Applicable Term Loan Margin” or “Applicable Revolving Loan Margin” for Eurocurrency Loans and (iv) if any Notice of Borrowing requests a Eurocurrency Loan denominated in such effected currency, (A) if such currency is the Dollar, such Loans shall be made as Base Rate Loans and (B) if such currency is an Approved Foreign Currency, such Borrowing Request may be revoked by the Borrower and, if not revoked, such Loans shall bear interest at such rate as the Administrative Agent (acting on instructions of the Required Lenders) shall determine adequately and fairly reflects the cost to the Lenders or making or maintaining such Loans for the applicable Interest Period plus the applicable percentage set forth in the definition of “Applicable Term Loan Margin” or “Applicable Revolving Loan Margin” for Eurocurrency Loans.

Section 2.10                             Conversion and Continuation of Loans.

(a)                                 Conversion and Continuation of Revolving Loans.  Each Borrower shall have the right, subject to the terms and conditions of this Agreement, to elect to change or continue the Type of any Loans, as follows:

(i)                               in the case of Base Rate Loans, such Borrower may elect to Convert such Loans to Eurocurrency Loans denominated in Dollars as of any Business Day;

(ii)                                in the case of Eurocurrency Loans denominated in Dollars, such Borrower may, subject to Section 3.02, elect to (x) Convert all or a portion of such Eurocurrency Loans into a Borrowing or Borrowings of Base Rate Loans on any Business Day, and (y) Continue a Borrowing of such Eurocurrency Loans at the end of the applicable Interest Period as a new Borrowing of Eurocurrency Loans with a new Interest Period; and

(iii)                                 in the case of any Eurocurrency Loans denominated in any Approved Currency, (x) Convert all or a portion of the outstanding principal amount of such Eurocurrency Loans of one Type made to it into a Borrowing or Borrowings of another Type of Eurocurrency Loans in such Approved Currency that can be made to it pursuant to this Agreement and (y) Continue a Borrowing of Eurocurrency Loans in any Approved Currency at the end of the applicable Interest Period as a new Borrowing of Eurocurrency Loans in such Approved Currency with a new Interest Period.

(b)                                 Notice of Continuation and Conversion.  Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Applicable Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurocurrency Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three (3) Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion.  Each such request shall be made by an Authorized Officer of the Applicable Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed promptly (and in any event on the day of such telephonic notice) in writing by delivery by an Authorized Officer of the Applicable Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period.  Without in any way limiting the obligation of the Applicable Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Applicable Borrower entitled to give telephonic notices under this Agreement on behalf of the Applicable Borrower.  In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.11                             Fees.

(a)                                 Commitment Fees.  The U.S. Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) 0.50% times (ii) the Unused Total Revolving Commitment in effect on such day.  Accrued Commitment Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date, commencing on the last Business Day of the first full calendar quarter commencing after the Closing Date.  For purposes of computing Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Revolving Lender and such Revolving Lender’s share of any LC Outstandings.

(b)                                 LC Fees.

(i)                                Standby Letters of Credit.  The U.S. Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Revolving Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurocurrency Loans denominated in the same currency as such Letter of Credit in effect on the date of issuance of such Letter of Credit times (B) the Stated Amount of such Letter of Credit on such day.  The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(ii)                             Commercial Letters of Credit.  The U.S. Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Revolving Lender based upon each such Lender’s Revolving Facility Percentage, a fee in respect of each Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Revolving Loan Margin for Revolving Loans that are Eurocurrency Loans denominated in the same currency as such Letter of Credit in effect on the date of issuance times (B) the Stated Amount of such Letter of Credit.  The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date.

(c)                                  Fronting Fees.  The U.S. Borrower agrees to pay directly to each LC Issuer, for its own account, a fee in respect of each Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 1/8th of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

(d)                                 Upfront Fees.  The Borrower agrees to pay to the Term Lenders, pro rata based on their respective Term Commitments on the Closing Date, for their respective accounts, upfront fees in an amount equal to 0.50% of the Total Term Loan Commitments on the Closing Date.

(e)                                  Additional Charges of LC Issuer.  The U.S. Borrower agrees to pay directly to each LC Issuer upon each LC Issuance, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such LC Issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(f)                                   Administrative Agent Fees.  The U.S. Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the administrative agent fees set forth in the Fee Letter.

(g)                                  Computations and Determination of Fees.  All computations of Commitment Fees, LC Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.12                             Termination and Reduction of Revolving Commitments.

(a)                                 Mandatory Termination of Revolving Commitments.  All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b)                                 Mandatory Reduction of Revolving Commitments.  On the date that any prepayment that is to be made pursuant to Sections 2.13(c)(iv), (v), (vi) or (vii) is required to be applied to prepay the outstanding principal amount of Revolving Loans, then on such date the Total Revolving Commitment shall be permanently reduced on such date in an amount equal to the amount of such required prepayment and any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender.  If the Total Revolving Commitment is reduced to any amount that is less than the LC Outstandings, the U.S. Borrower shall immediately Cash Collateralize the LC Outstandings to the extent of such excess.

(c)                                  Voluntary Termination of the Total Revolving Commitment.  Upon at least three (3) Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) (unless such notice expressly conditions such termination upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right to terminate in whole the Total Revolving Commitment; provided that (i) all outstanding Revolving Loans and Unpaid Drawings are contemporaneously prepaid in accordance with Section 2.13 and (ii) either there are no outstanding Letters of Credit or the U.S. Borrower shall contemporaneously cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each LC Issuer and the Revolving Lenders) or shall Cash Collateralize all LC Outstandings.

(d)                                 Partial Reduction of Total Revolving Commitment.  Upon at least three (3) Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) (unless such notice expressly conditions such reduction upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) such reduction shall apply to proportionately and permanently reduce the LC Commitment Amount, but only to the extent that the Unused Total Revolving Commitment would be reduced below any such limits, (iii) no such reduction shall be permitted if the U.S. Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.13(c)(ii) or (iii), and any partial reduction shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000).

Section 2.13                             Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)                                 Voluntary Prepayments.  Each Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subparts (g) and (h) below, from time to time.  The Applicable Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurocurrency Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (local time at the Notice Office) three (3) Business Days prior to the date of such prepayment, in the case of any prepayment of Eurocurrency Loans, or (z) 11:00 A.M. (local time at the Notice Office) on the date of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)                                     each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurocurrency Loan denominated in Dollars, $5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $1,000,000, (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000, (C) in the case of any Loan denominated in Euros, €5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of €1,000,000 and (D) in the case of any Loan denominated in Sterling, £5,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of £1,000,000;

(i)                                     no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(ii)                                  in the case of any prepayment of Term Loans, such prepayment shall be applied in the manner directed by the U.S. Borrower; provided that in the absence of such direction, such prepayment shall be applied to the Term Loans in forward order of maturity.

(b)                                 Scheduled Repayments of Term Loans.

(i)                                     Closing Date Term Loans.  (A) The U.S. Borrower shall repay the principal amount of the Closing Date U.S. Term Loans in equal quarterly installments of $4,425,000 each and (B) the EMEA Borrower shall repay the principal amount of the Closing Date EMEA Term Loans made on the Closing Date in equal quarterly installments of €1,875,000 each, in each case, commencing on September 30, 2018 and continuing thereafter on the last day of each calendar quarter until the Initial Term Loan Maturity Date, on which date the entire remaining principal amount of the outstanding Term Loans shall be paid in full; provided that each such repayment may be reduced by reason of the application of prepayments pursuant to Sections 2.13(a) and 2.13(c).

(ii)                                  Incremental Loans.  In the event that any Incremental Term Loans are made, the Applicable Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.13(a), 2.13(c) and 2.17(d)) equal to the amount set forth for such date in the applicable Additional Credit Extension Amendment, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date and all Incremental Revolving Loans shall be due and payable on the applicable Incremental Revolving Credit Termination Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(iii)                             Extended Term Loans.  In the event that any Extended Term Loans are made, the Applicable Borrower shall repay such Extended Term Loans on the dates and in the amounts set forth in the applicable Additional Credit Extension Amendment.  To the extent not previously paid, all Extended Term Loans shall be due and payable on the applicable Extended Term Loan Maturity Date.

(iv)                            Refinancing Term Loans.  In the event that any Refinancing Term Loans are made, the Applicable Borrower shall repay such Refinancing Term Loans on the dates and in the amounts set forth in the applicable Additional Credit Extension Amendment.  To the extent not previously paid, all Refinancing Term Loans shall be due and payable on the applicable maturity date.

(c)                                  Mandatory Payments.  The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.13(a) above), and the LC Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(i)                                     Revolving Facility Termination Date.  The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the Revolving Facility Termination Date.

(ii)                                  Loans Exceed the Commitments.  If on any date (after giving effect to any other payments on such date) (A) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, (B) the Aggregate Revolving Facility Exposure exceeds the Total Revolving

Commitment, or (C) the Aggregate Foreign Currency Exposure exceeds the Approved Foreign Currency Sublimit, then, in the case of each of the foregoing, the U.S. Borrower shall, on such day, prepay on such date the principal amount of Revolving Loans and, after the Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess.

(iii)                               LC Outstandings Exceed LC Commitment.  If on any date the LC Outstandings exceed the LC Commitment Amount, then the applicable LC Obligor or the U.S. Borrower shall, on such day, Cash Collateralize the LC Outstandings to the extent of such excess.

(iv)                              Excess Cash Flow.  No later than ten (10) Business Days after the earlier of (x) the date on which the financial statements of the U.S. Borrower referred to in Section 6.01(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered and (y) the date on which the financial statements of the U.S. Borrower referred to in Section 6.01(a), for the fiscal year with respect to which such prepayment is made, are delivered to the Lenders, commencing with the financial statements of the U.S. Borrower for the fiscal year ended December 31, 2018, (A) the EMEA Borrower shall prepay the principal amount of the EMEA Term Loans and (B) the U.S. Borrower shall prepay the principal amount of U.S. Loans, in each case, in an aggregate amount (an “Excess Cash Flow Prepayment Amount”) at least equal to its Applicable Prepayment Portion of the percentage of the Excess Cash Flow for such fiscal year computed in accordance with the table set forth below based on the Consolidated Net Secured Leverage Ratio as of the end of such fiscal year (such Consolidated Net Secured Leverage Ratio to be calculated to give pro forma effect to any such cash pay down or reduction made during such fiscal year as contemplated by the immediately following proviso), with such amount to be applied as set forth in Section 2.13(d) below; provided that, at the option of the Applicable Borrower, any voluntary prepayments of Term Loans and Revolving Loans (to the extent the Revolving Commitments are permanently reduced by the amount of such Revolving Loan prepayment) made by such Borrower during such fiscal year (other than prepayments funded with the proceeds of incurrences of long-term funded Indebtedness) shall be credited against such Borrower’s Excess Cash Flow Prepayment Amount for such fiscal year on a dollar-for-dollar basis:

Consolidated Net Secured Leverage Ratio	Percentage of Excess Cash Flow

Greater than or equal to 4.00 to 1.00	50%

Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	25%

Less than 3.50 to 1.00	0%

(v)                                 Certain Proceeds of Asset Sales.  If during any fiscal year of the U.S. Borrower, the U.S. Borrower or any Restricted Subsidiary has received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales (other than any Directed Divestment) of at least $25,000,000 (other than Net Cash Proceeds from Asset Sales permitted by Section 7.02(a), (b), (c), (f), (i) and (j)), not later than the fifth (5th) Business Day following the date of receipt of any Cash Proceeds in excess of such amount (the “Excess Asset Sale Proceeds”), (x) the EMEA Borrower shall prepay the principal amount of the EMEA Term Loans and (y) the U.S. Borrower shall prepay the principal amount of each of the U.S. Loans, in each case, in an aggregate amount at least equal to its Applicable Prepayment Portion of such Excess Asset Sale Proceeds in accordance with Section 2.13(d) below; provided that the Applicable Borrower notifies the Administrative Agent that it intends to reinvest all or a portion of such Net Cash Proceeds in assets useful in the business within 365 days following receipt of such Net Cash Proceeds or, if (X) any of the U.S. Prepayment Group or (Y) any of the Non-U.S. Prepayment Group, as applicable, have entered into a legally binding commitment to reinvest such Net Cash Proceeds in assets useful in the business within 365 days of receipt thereof, then within 180 days of the date of such legally binding commitment, such notice to describe the amount and nature of such reinvestment, then no such prepayment shall be required.  If by the deadline specified in the proviso in the preceding sentence, any portion of such Excess Asset Sale Proceeds has not been so reinvested, (x) the EMEA Borrower shall prepay the principal amount of the EMEA Term Loans and (y) the U.S. Borrower shall prepay the principal amount of U.S. Loans, in each case, in an aggregate principal amount at least equal to its Applicable Prepayment Portion of such Excess Asset Sale

Proceeds to the extent required above.  Any such prepayments shall be applied to the prepayment of the Loans as provided in Section 2.13(d) below.

(vi)                              Certain Proceeds of Indebtedness.  Not later than the fifth (5th) Business Day following the date of the receipt by any Credit Party of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to Section 7.04 after the Closing Date (other than Refinancing Term Loans or any other Permitted Refinancing)), (x) the U.S. Borrower shall prepay U.S. Loans in an amount equal to 100% of such Net Cash Proceeds received by U.S. Credit Parties or any U.S. Subsidiary thereof in accordance with Section 2.13(d) below and (y) the EMEA Borrower shall prepay the EMEA Term Loans in an amount equal to 100% of such Net Cash Proceeds received by Non-U.S. EMEA Credit Parties or any Non-U.S. Subsidiary thereof in accordance with Section 2.13(d).

(vii)                           Certain Proceeds of an Event of Loss.  If during any fiscal year of the U.S. Borrower, the U.S. Borrower or any Restricted Subsidiary has received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss (excluding insurance payments in connection with business interruption or delays in construction) of at least $25,000,000, not later than the fifth (5th) Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount (the “Excess Event of Loss Proceeds”), (x) the EMEA Borrower shall prepay the principal amount of the EMEA Term Loans and (y) the U.S. Borrower shall prepay the principal amount of each of the U.S. Loans, in each case, in an aggregate amount at least equal to its Applicable Prepayment Portion of such Excess Event of Loss Proceeds in accordance with Section 2.13(d) below.  Notwithstanding the foregoing, in the event any property suffers an Event of Loss and  the Applicable Borrower notifies the Administrative Agent and the Lenders in writing that it intends to repair, rebuild or restore the affected property, that such repair, rebuilding or restoration can be accomplished within 365 days of receipt of such Net Cash Proceeds and other funds available to such Borrower, or if (X) any of the U.S. Prepayment Group or (Y) any of the Non-U.S. Prepayment Group, as applicable, have entered into a legally binding commitment to repair, rebuild or restore the affected property within 365 days of receipt of such Cash Proceeds, that such repair, rebuilding or restoration can be accomplished within 180 days of the date of such legally binding commitment, then no such prepayment of the Loans shall be required.  If by the deadline specified in the proviso in the preceding sentence, any portion of such Excess Event of Loss Proceeds has not been so used to repair, rebuild or restore the affected property, (x) the EMEA Borrower shall prepay the principal amount of the EMEA Term Loans and (y) the U.S. Borrower shall prepay the principal amount of U.S. Loans, in each case, in an aggregate amount at least equal to its Applicable Prepayment Portion of such Excess Event of Loss Proceeds.  Any such prepayment shall be applied to the prepayment of the Loans as provided in Section 2.13(d) below.

(viii)                        If the U.S. Borrower or any Restricted Subsidiary has received any Net Cash Proceeds from any Directed Divestment, not later than the fifth (5th) Business Day following the date of receipt of any such Net Cash Proceeds, the U.S. Borrower shall prepay the principal amount of the Term Loans in an aggregate amount at least equal to 100% such Net Cash Proceeds.  Any such prepayments shall be applied on a pro rata basis to (x) each Class of outstanding U.S. Term Loans, with such amounts being applied to the next eight (8) Scheduled Repayments thereof in direct order and thereafter to the remaining Scheduled Repayments on a pro rata basis and (y) each Class of outstanding EMEA Term Loans, with such amounts being applied to the next eight (8) Scheduled Repayments thereof in direct order and thereafter to the remaining Scheduled Repayments on a pro rata basis.

(d)                                 Applications of Certain Prepayment Proceeds.  Each prepayment required to be made pursuant to Sections 2.13(c)(iv), (v), (vi) or (vii) above shall be applied:

(i)                                     with respect to prepayments by the U.S. Borrower, as a mandatory prepayment of principal of first, the applicable Class of outstanding U.S. Term Loans (in the case of a prepayment required by Section 2.13(c)(vi), to each Class of U.S. Term Loans on a pro rata basis, and, in each other case, to the Class of U.S. Term Loans specified in such clause), with such amounts being applied to the next eight (8) Scheduled Repayments thereof in direct order and thereafter to the remaining Scheduled

Repayments on a pro rata basis, and second the outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments), and the LC Outstandings shall be cash collateralized to the extent required by Section 2.12(b); and

(ii)                                  with respect to prepayments by the EMEA Borrower, as a mandatory prepayment of principal of the applicable Class of outstanding EMEA Term Loans (in the case of a prepayment required by Section 2.13(c)(vi), to each Class of EMEA Term Loans on a pro rata basis, and, in each other case, to the Class of EMEA Term Loans specified in such clause), with such amounts being applied to the next eight (8) Scheduled Repayments thereof in direct order and thereafter to the remaining Scheduled Repayments on a pro rata basis.

(e)                                  Particular Loans to be Prepaid.  With respect to each repayment or prepayment of Loans made or required by this Section, the Applicable Borrower shall designate the Class and Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that the Applicable Borrower shall first so designate all Loans of the applicable Class that are Base Rate Loans (if applicable for such Class) and Eurocurrency Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurocurrency Loans for repayment or prepayment.  In the absence of a designation by the Applicable Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f)                                   Constraints on Upstreaming.  The mandatory prepayments of the Applicable Borrower pursuant to Sections 2.13(c)(iv), (v), (vii) and (viii) of this Agreement shall not be required to the extent and for so long as the repatriation of funds from the Applicable Borrower’s Restricted Upstream Subsidiaries would be required to effect such prepayments and could reasonably be expected to (i) cause such Borrower or its Restricted Upstream Subsidiaries to suffer material adverse costs or tax consequences (including the imposition of withholding taxes and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), (ii) result in a violation of applicable local law (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such non-U.S. Subsidiary or non-UK Subsidiary) or (iii) expose individual directors of such Borrower or any of its Restricted Upstream Subsidiaries to the risk of personal liability, in each case as reasonably determined by the Applicable Borrower in good faith.  The Applicable Borrower and its Restricted Upstream Subsidiaries, if any, shall take all commercially reasonable actions to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment to make the relevant prepayment.  If at a later date the Applicable Borrower or any of its Restricted Upstream Subsidiaries is able to repatriate all or any portion of such funds in order to make such mandatory prepayment without incurring a material risk of suffering a material adverse cost or tax consequence or such prohibition, restriction or delay is no longer applicable, as applicable, it shall promptly take all such actions necessary to repatriate such funds and make such mandatory prepayment.

(g)                                  Call Protection.  In the event that any Repricing Event occurs on or prior to the six-month anniversary of the Closing Date with respect to either Class of Closing Date Term Loans, the Applicable Borrower shall pay to the Administrative Agent, for the benefit of the Term Lenders holding Term Loans of such Class, concurrently with such Repricing Event, a premium in an amount equal to 1.00% of the outstanding principal amount of the Term Loans subject to such Repricing Event.

(h)                                 Breakage and Other Compensation.  Any prepayment made pursuant to this Section 2.13 shall be accompanied by any amounts payable in respect thereof under Article III hereof.

(i)                                     Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, if either Borrower is required to make any mandatory prepayment of a Class of Term Loans pursuant to Sections 2.13(c)(iv), (v), (vi) or (vii) (a “Waivable Mandatory Prepayment”), not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which such Borrower is required to make such Waivable Mandatory Prepayment, such Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding outstanding Term Loans of such Class of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (but in the case of mandatory prepayments under Section 2.13(c)(vi), solely to the extent that such prepayment does not represent a refinancing of such Class of Term Loans).  Each such Lender may exercise such option by giving written notice to such Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any such Lender which does not notify such Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, the Applicable Borrower shall retain that amount of the Waivable Mandatory Prepayment with respect to which each Lender, if any, shall have exercised its option to refuse (any such amount retained by either Borrower, the “Retained Declined Proceeds”).

Section 2.14                             Method and Place of Payment.

(a)                                 Generally.  All payments made by the Borrowers hereunder (including any payments made with respect to the U.S. Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b)                                 Application of Payments.  Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans and Unpaid Drawings with respect to Letters of Credit shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, and (ii) all payments and prepayments of any Class of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of such Class of Term Loans held by each Lender on a pro rata basis.

(c)                                  Payment of Obligations.  Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and shall be made in the Approved Currency under which such Obligation was incurred.

(d)                                 Timing of Payments.  Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)                                  Distribution to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender or the applicable LC Issuer, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender.  Payments received by the Administrative Agent (x) in the case of U.S. Term Loans, in Dollars, (y) in the case of EMEA Term Loans, in Euro and (z) in the case of Revolving Loans, in the applicable Approved Currency, shall in each case be delivered to the Lenders or the applicable LC Issuer, as the case may be, in such currency in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 2.15                             Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and “Required Revolving Lenders.”

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Applicable Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the LC Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement of any payment on any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or reimbursement of any payment on any Letter of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Outstandings are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facilities without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the U.S. Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)                               With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the U.S. Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such LC Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting

Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Outstandings shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Applicable Borrower shall have otherwise notified the Administrative Agent at such time, the Applicable Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the U.S. Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)                                 Defaulting Lender Cure.  If the Applicable Borrower, the Administrative Agent and each LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Applicable Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Letters of Credit.  So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16                             Cash Collateral.

(a)                                 At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the U.S. Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The U.S. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Outstandings, to be applied pursuant to clause (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the U.S. Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each LC Issuer that there exists excess Cash Collateral; provided that, subject to  Section 2.15, the Person providing Cash Collateral and each LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the U.S. Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.17                             Increase in Commitments.

(a)                                 The (x) U.S. Borrower may, by written notice to the Administrative Agent at any time after the Closing Date, request on one or more occasions Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments and (y) the EMEA Borrower may, by written notice to the Administrative Agent at any time after the Closing Date, request on one or more occasions Incremental Term Loan Commitments, in an aggregate principal amount (together with all Incremental Equivalent Debt outstanding at such time) not to exceed the Incremental Facility Maximum Amount from one or more Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable, which may include any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion; provided that if any such existing Lender does not respond to such written notice within five (5) Business Days, such Lender shall be deemed to have declined to participate therein) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders and/or Incremental Revolving Credit Lenders, as applicable, in connection therewith; provided, further that each Incremental Term Lender and Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of (i) the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), to the extent the Administrative Agent would be required to consent to the assignment of any Loans or Commitments to such Incremental Term Lender and Incremental Revolving Credit Lender pursuant to this Agreement and (ii) in connection with Incremental Revolving Credit Commitments only, each LC Issuer, to the extent such consent would have been required for assignments of any Revolving Loans or Revolving Commitments pursuant to this Agreement.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments or the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of, in the case of Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments denominated in Dollars, $1,000,000 and a minimum amount of $10,000,000, in the case of Incremental Term Loan Commitments denominated in Euro, €1,000,000 and a minimum amount of €10,000,000 and in the case of Incremental Term Loan Commitments denominated in another currency (which currency shall be reasonably acceptable to the Administrative Agent), such minimum increments as the Applicable Borrower and the Administrative Agent shall reasonably agree), (ii) the date on which such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 15 days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent in its reasonable discretion), (iii) whether such Incremental Term Loan Commitments are to be Closing Date EMEA Term Commitments, Closing Date U.S. Term Commitments or commitments to make term loans with terms different from the Closing Date Term Loans (“Other Term Loans”) and (iv) in the case of Other Term Loans, whether such Other Term Loans are to be EMEA Facility Obligations or U.S. Obligations.  Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Commitments are to be Revolving Commitments and based on the terms and conditions set forth herein for Revolving Commitments and Revolving Loans.

(b)                                 The Applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender.  The U.S. Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender.  Each Additional Credit Extension Amendment shall specify the terms of the Incremental Term Loans or Incremental Revolving Loans, as applicable, to be made thereunder; provided, that (i) the final maturity date of any Other Term Loans shall be no earlier than the Latest Maturity Date, (ii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the weighted average life to maturity of the Closing Date Term Loans and any outstanding Incremental Term Loans and (iii) with respect to any Other Term Loans made within the first twelve (12) months after the Closing Date, if the Initial Yield on such Other Term Loans exceeds by more than 50 basis points  the Initial Yield of the Term Loans that are Eurocurrency Loans in the same currency as such Other Term Loans (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for each such affected Type of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans (this clause (iii), the “MFN Protection”).  As used in the prior sentence, “Initial Yield” shall, as determined by the Administrative Agent, be equal to the sum of (x) the margin above the Adjusted Eurocurrency Rate on such Term Loans (which shall be increased by the amount any “LIBOR floor” or “EURIBOR floor”, as applicable, applicable to such Term Loans on the date such Term Loans are made exceeds the Adjusted Eurocurrency Rate) plus (y) if the Lenders making such Other Term Loans receive any upfront fee or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four (4) year life to maturity, but excluding any arrangement, underwriting, structuring or similar fees) directly or indirectly from the Applicable Borrower or any Subsidiary, the amount of such upfront fee or similar divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four.  The other terms of the Incremental Term Loans and the Additional Credit Extension Amendment to the extent not inconsistent with the terms specified in clauses (i), (ii) and (iii) above shall otherwise be as agreed among the Applicable Borrower, the Administrative Agent and the Incremental Term Lenders and reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Extension Amendment, this Agreement shall be amended to the extent necessary and appropriate to reflect the existence and terms of the Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, evidenced thereby, without requiring the consent of any other Lender, other than the Lenders providing such Incremental Term Loan Commitments or Incremental Revolving Credit Commitments.

(c)                                  All Incremental Term Loans made to the U.S. Borrower shall rank pari passu to any then outstanding Closing Date U.S. Term Loans as to lien priorities, rights of payment and prepayment and voting and shall be secured only by the U.S. Collateral and guaranteed by the U.S. Borrower Guarantors; provided that such Incremental Term Loan may be secured by assets other than the U.S. Collateral or guaranteed by a Subsidiary other than the U.S. Borrower Guarantors, so long as such assets are contemporaneously included as U.S. Collateral and such Subsidiary contemporaneously becomes a U.S. Borrower Guarantor.  All Incremental Term Loans made to the EMEA Borrower shall rank pari passu to any then outstanding Closing Date EMEA Term Loans as to lien priorities, rights of payment and prepayment and voting and shall be secured only by the Collateral and guaranteed by the EMEA Borrower Guarantors; provided that such Incremental Term Loan may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the EMEA Borrower Guarantors, so long as such assets are contemporaneously included as Collateral and such Subsidiary contemporaneously becomes a EMEA Borrower Guarantor.

(d)                                 No Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.17 unless on the date of such effectiveness, the Administrative Agent shall have received a certificate certifying that the conditions set forth in Section 4.02(iii) shall be satisfied immediately after giving effect to such Incremental Term Loan Commitment or Incremental Revolving Credit Commitment (but such certification shall not be required to the extent such Incremental Term Loan Commitment or Incremental Revolving Credit Commitment is being used to consummate a Limited Condition Acquisition) and that, if utilizing the amounts provided for in clause (B) of the definition of “Incremental Facility Maximum Amount,” the U.S. Borrower is in compliance on a Pro Forma Basis (including with respect to any Permitted Acquisition or permitted

Investment to be made in whole or in part, with the proceeds of the relevant Incremental Term Loan (including any Incremental Term Loan Commitment becoming effective contemporaneously with any Incremental Revolving Credit Commitment)) with the Consolidated Net Secured Leverage Ratio required therein.  Any additional conditions to the entry into or the making of any Loans pursuant to any Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment, including the timing of any such conditions (as between being made (x) upon execution of an Additional Credit Extension Amendment or (y) upon the making of any Loans thereunder) shall be as agreed to between the Applicable Borrower and the Lenders providing such Incremental Term Loans and/or Incremental Revolving Loans (including the scope of any representations and warranties to be made at the time the transaction is consummated).

(e)                                  Immediately after giving effect to any Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment, the borrowings thereunder and the application of proceeds therefrom, (A) no Event of Default shall have occurred and be continuing; provided that, to the extent any Incremental Term Loans shall be applied to consummate a Limited Condition Acquisition, then no Specified Event of Default shall exist and be continuing (1) at the time the definitive agreement in respect of such Limited Condition Acquisition is entered into and (2) at the time such Limited Condition Acquisition is consummated and (B) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall have been true and correct in all respects) on and as of such earlier date; provided that to the extent that the proceeds of Loans under any Incremental Revolving Credit Commitments and/or Incremental Term Loan Commitments are to be used to finance a Limited Condition Acquisition, then the accuracy of representations and warranties as described in this clause (B) shall be required as of the time the definitive agreement in respect of Limited Condition Acquisition is entered into.  If applicable, the Administrative Agent shall have received a Notice of Borrowing in respect of any Incremental Term Loans or Incremental Revolving Loans by the date and time required hereunder with respect to the applicable Type of Loan.

(f)                                   Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of the applicable Class of outstanding Term Loans to which such Incremental Term Loan relate on a pro rata basis, and the U.S. Borrower agrees that Section 3.02 shall apply to any conversion of Dollar denominated Eurocurrency Loans which are Term Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.13(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans of the same Class.

Section 2.18                             Revolving Loan Maturity Extension.

(a)                                 The U.S. Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class (the Commitments of such applicable Class, the “Existing Revolving Commitments”) be converted into a new Class of Revolving Commitments (the Commitments of such applicable Class, the “Extended Revolving Commitments”) in accordance with this Section 2.18.  In order to establish any Extended Revolving Commitments, the U.S. Borrower shall provide a notice to the Administrative Agent (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall be identical to those applicable to the Existing Revolving Commitments from which such Extended Revolving Commitments are to be converted except that:

(i)                                     the maturity date of the Extended Revolving Commitments shall be later than the maturity date of the Existing Revolving Commitments;

(ii)                                  (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn revolving commitment fees, funding discounts, OID and premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments and/or (B) additional fees and/or premiums may be payable to the Extending Revolving Lenders in addition to or in lieu of any of the items contemplated by the preceding subclause (A);

(iii)                               the U.S. Borrower and its Subsidiaries may be subject to covenants and other terms for the benefit of the Extending Revolving Lenders that apply only after the Latest Maturity Date (before giving effect to the Extended Revolving Commitments or such covenants or other terms apply equally for the benefit of the other Lenders).

(b)                                 Each Revolving Extension Request shall specify the date (the “Revolving Extension Effective Date”) on which the U.S. Borrower proposes that the conversion of an Existing Class into an Extended Class shall be effective, which shall be a Business Day.  Each Lender of an Existing Class that is requested to be extended shall be offered the opportunity to convert its Existing Class into the Extended Class on the same basis as each other Lender of such Existing Class.  Any Lender (to the extent applicable, an “Extending Revolving Lender”) wishing to have all or a portion of its Existing Class subject to such Revolving Extension Request converted into an Extended Class shall notify the Administrative Agent (an “Revolving Extension Election”) on or prior to the date specified in such Revolving Extension Request of the amount of its Existing Class subject to such Revolving Extension Request that it has elected to convert into an Extended Class.  In the event that the aggregate portion of the Existing Class subject to Revolving Extension Elections exceeds the amount of the Extended Class requested pursuant to the Revolving Extension Request, the portion of the Existing Class converted shall be allocated on a pro rata basis based on the amount of the Existing Class included in each such Revolving Extension Election.  Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically with all Existing Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Letters of Credit under Section 2.05, except that the applicable Additional Credit Extension Amendment may provide that the maturity date for the Letters of Credit may be extended and the related obligations to issue Letters of Credit may be continued so long as each applicable LC Issuer has consented to such extensions in its sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)                                  An Extended Class shall be established pursuant to an Additional Credit Extension Amendment executed by the Extending Revolving Lenders, the Administrative Agent, the U.S. Borrower and each LC Issuer; provided, that the consent of each LC Issuer shall only be required to the extent Section 11.12 would require the consent of such Persons for the amendments affected in such Additional Credit Extension Amendment.  This Section 2.18 shall supersede any provisions in Section 11.12 to the contrary.  No Additional Credit Extension Amendment shall provide for any Class of Extended Revolving Commitments in an aggregate principal amount that is less than $10,000,000.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, on the Revolving Extension Effective Date, (i) the amount of each Existing Revolving Commitment shall be deemed reduced by an amount equal to the amount converted into an Extended Revolving Commitment and (ii) if, on any Revolving Extension Effective Date with respect to any Class of Revolving Commitments, any Loans of any Extending Revolving Lender are outstanding under the applicable Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be converted into Loans (and related participations) made pursuant to the Extended Revolving Commitments in the same proportion as such Extending Revolving Lender’s Existing Revolving Commitments are converted to Extended Revolving Commitments.

Section 2.19                             Term Loan Amend and Extend Transactions.

(a)                                 At any time after the Closing Date, the Applicable Borrower and any Term Lender (any such Term Lender that agrees to participate in such Extension, an “Extending Lender”) may agree, by notice to the Administrative Agent for further distribution to the Term Lenders of the applicable Class of Term Loans (each such notice, an “Extension Notice), to extend (an “Extension”) the maturity date of such Lender’s Term Loans of such Class (which term, for purposes of this provision, shall also include any Class of Term Loans outstanding hereunder pursuant to a previous amend and extend transaction pursuant to the terms of this Section 2.19 or any Incremental Term Loans) (the “Existing Term Loans”) to the extended maturity date specified in such Extension Notice and Additional Credit Extension Amendment (each tranche of Term Loans so extended, in each case as well as the original Term Loans not so extended, being deemed a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Term Loans from which they were converted; any Class of Term Loans the maturity of which shall have been extended pursuant to this Section 2.19, “Extended Term Loans”); provided that (i) the Applicable Borrower shall have offered to all Term Lenders under the applicable Class of Term Loans that is the subject of the proposed Extension the opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions to each such Term Lender (each such offer, an “Extension Offer”); provided that each Term Lender of such Class of Term Loans shall be entitled to agree or decline to participate in any such Extension in its sole discretion and if any such Term Lender does not respond to such Extension Offer within five (5) Business Days, such Term Lender shall be deemed to have declined to participate therein), (ii) subject to clauses (iv) and (v), the Extended Term Loans shall have the same terms as the Class of Term Loans that was the subject of the Extension Notice; provided that the Extension Offer and/or Additional Credit Extension Amendment may provide for other covenants and terms that apply to any period after the latest Term Loan Maturity Date then in effect, (iii) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Offer, (iv) the interest rates, rate floors, fees, original issue discounts, premiums, final maturity date, and scheduled amortization (subject to the limitations set forth in clause (v) of this Section 2.19(a)) applicable to any Extended Term Loans shall be determined by the U.S. Borrower and the Extending Lenders, (v) before the latest Term Loan Maturity Date then in effect, the amortization of any Extended Term Loans shall not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Extended Term Loans and (vi) all documentation in respect of such Extension Offer (including any Extension Notice and any Additional Credit Extension Amendment) shall be consistent with the foregoing.  In connection with any such Extension, the Applicable Borrower and the Administrative Agent, with the approval of the Extending Lenders of the applicable Extension Series, may effect such amendments (including any Additional Credit Extension Amendment) to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Applicable Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish new Classes, tranches or sub-tranches in respect of the Extended Term Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Applicable Borrower in connection with the establishment of such new Classes, tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms not inconsistent with this Section 2.19.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan is converted to extend the related scheduled maturity date(s) in accordance with Section 2.19(a) (an “Extension Date”), the aggregate principal amount of such Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).  If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Extending Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Existing Term Loans offered to be extended by the Applicable Borrower pursuant to such Extension Offer, then the applicable Class of Term Loans of such Extending Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Extending Lenders have accepted such Extension Offer.

(c)                                  With respect to all Extensions consummated by the Applicable Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.13 and (ii) any Extension Offer is required to be in a minimum amount of $30,000,000.  The Applicable Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Applicable Borrower’s sole discretion and may be waived by the Applicable Borrower) of Term Loans of any or all applicable Classes accept the applicable Extension Offer.

(d)                                 In connection with any Extension, the Applicable Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.19.

(e)                                  In connection with any Additional Credit Extension Amendment, the Applicable Borrower shall deliver (i) a customary opinion of counsel reasonably acceptable to the Administrative Agent, (ii) customary reaffirmations and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans are provided with the benefit of the applicable Loan Documents and (iii) board resolutions and other closing certificates and documentation to the extent reasonably requested by the Administrative Agent.

(f)                                   In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error, then the Administrative Agent, the Applicable Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of the applicable Additional Credit Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the Class of Existing Term Loans in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Extended Term Loans to which it was entitled under the terms of such Additional Credit Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Applicable Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Additional Credit Extension Amendment described in Section 2.19(a)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(a).

(g)                                  This Section 2.19 shall supersede any provisions in Section 11.12  to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.19 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Term Loans without such Lender’s consent.

Section 2.20                             Refinancing Term Loans.

(a)                                 The Borrowers may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Term Loans under this Agreement or an increase to an existing Class of Term Loans under this Agreement (“Refinancing Term Loans”); provided that:

(i)                                     the proceeds of such Refinancing Term Loans shall be used, concurrently or substantially concurrently with the incurrence thereof, solely to refinance all or any portion of any outstanding Term Loans;

(ii)                                  each Class of Refinancing Term Loans shall be in an aggregate amount of not less than $10,000,000 (or such other amount necessary to repay any Class of outstanding Term Loans in full);

(iii)                               such Refinancing Term Loans shall be in an aggregate principal amount not greater than the aggregate principal amount outstanding of Term Loans to be refinanced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);

(iv)                              the final maturity date of such Refinancing Term Loans shall not be shorter than the maturity date of the Term Loans being refinanced, and the weighted average life to maturity of such Refinancing Term Loans shall not be shorter than the then remaining weighted average life to maturity of each Class of Term Loans being refinanced;

(v)                                 (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment provisions applicable to such Refinancing Term Loans shall be as agreed between the Applicable Borrower and the Refinancing Term Lenders so long as, in the case of any mandatory prepayment provisions, such Refinancing Term Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Term Lenders holding Term Loans to be refinanced and (B) the covenants and other terms applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the Applicable Borrower and such Refinancing Term Lenders, shall not be materially more favorable (when taken as a whole) to the Refinancing Term Lenders than those applicable to any Term Loans then outstanding under this Agreement (as determined by the Borrowers in good faith), except to the extent such covenants and other terms apply solely to any period after the latest Term Loan Maturity Date then in effect or such covenants or other terms apply equally for the benefit of the other Lenders;

(vi)                              no existing Lender shall be required to provide any Refinancing Term Loans;

(vii)                           such Refinancing Term Loans (x) refinance a Class of Term Loans made to the U.S. Borrower shall be secured only by U.S. Collateral and guaranteed by the U.S. Borrower Guarantors; provided that such Refinancing Term Loan may be secured by assets other than the U.S. Collateral or guaranteed by a Subsidiary other than the U.S. Borrower Guarantors, so long as such assets are contemporaneously included as U.S. Collateral and such Subsidiary contemporaneously becomes a U.S. Borrower Guarantor and (y) refinance a Class of Term Loans made to the EMEA Borrower shall be secured by the Collateral and guaranteed by the EMEA Borrower Guarantors; provided that such Refinancing Term Loan may be secured by assets other than the Collateral or guaranteed by a Subsidiary other than the EMEA Borrower Guarantors, so long as such assets are contemporaneously included as Collateral and such Subsidiary contemporaneously becomes a EMEA Borrower Guarantor; and

(viii)                        (x) all Refinancing Term Loans made to the U.S. Borrower shall rank pari passu to any then outstanding U.S. Term Loans as to lien priorities and rights of payment on terms and pursuant to documentation applicable to the U.S. Term Loans being refinanced and (y) all Refinancing Term Loans made to the EMEA Borrower shall rank pari passu to any then outstanding EMEA Term Loans as to lien priorities and rights of payment on terms and pursuant to documentation applicable to the EMEA Term Loans being refinanced, on terms and pursuant to documentation applicable to the Term Loans being refinanced.

(b)                                 Each such notice shall specify (x) the date (each, a “Refinancing Term Effective Date”) on which the Applicable Borrower proposes that the Refinancing Term Loans be made, which shall be a Business Day and (y) the identity of the Persons (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Applicable Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person.  On each Refinancing Term Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) shall make a Refinancing Term Loan to the Applicable Borrower in a principal amount equal to such Person’s commitment therefor.

(c)                                  This Section 2.20 shall supersede any provisions in Section 11.12 to the contrary.  The Refinancing Term Loans shall be documented by an Additional Credit Extension Amendment executed by the Refinancing Term Lenders, the Applicable Borrower and the Administrative Agent, and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Applicable Borrower, to effect the provisions of this Section 2.20.

Section 2.21                             Replacement Revolving Commitments.

(a)                                 The U.S. Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Revolving Commitments (“Replacement Revolving Commitments”) to replace all or a portion of any existing Classes of Revolving Commitments under this Agreement (“Replaced Revolving Commitments”); provided that:

(i)                                     substantially concurrently with the effectiveness of the Replacement Revolving Commitments, all or an equivalent portion of the Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit issued and outstanding under the Replaced Revolving Commitments shall be deemed to have been issued under the Replacement Revolving Commitments if the amount of such Letters of Credit would exceed the remaining amount of commitments under the Replaced Revolving Commitments after giving effect to the reduction contemplated hereby);

(ii)                                  such Replacement Revolving Commitments shall be in an aggregate principal amount not greater than the aggregate principal amount of Replaced Revolving Commitments to be replaced plus any accrued interest, premiums, fees, costs and expenses related thereto (including any OID or upfront fees);

(iii)                               the final maturity date of such Replacement Revolving Commitments shall not be shorter than the maturity date of the Replaced Revolving Commitments, and the Replacement Revolving Commitments shall not be subject to any amortization;

(iv)                              the LC Commitment Amount under such Replacement Revolving Commitments shall be as agreed between the U.S. Borrower, such Replacement Revolving Lenders, the Administrative Agent and the LC Issuers thereunder (or any replacement LC Issuers);

(v)                                 (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment provisions applicable to such Replacement Revolving Commitments shall be as agreed between the U.S. Borrower and the Replacement Revolving Lenders so long as, in the case of any mandatory or optional prepayment provisions, such Replacement Revolving Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to Revolving Lenders with Replaced Revolving Commitments and (B) the covenants and other terms applicable to such Replacement Revolving Commitments (excluding those terms described in the immediately preceding clause (A)), which shall be as agreed between the U.S. Borrower and such Replacement Revolving Lenders, shall not be materially more favorable (when taken as a whole) to such Replacement Revolving Lenders than those applicable to the Revolving Lenders with Replaced Revolving Commitments (as determined by the U.S. Borrower in good faith), except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date then applicable to the Revolving Facility hereunder or such covenants or other terms apply equally for the benefit of the other Lenders;

(vi)                              no existing Lender shall be required to provide any Replacement Revolving Commitments;

(vii)                           such Replacement Revolving Commitments shall be secured by the U.S. Collateral and guaranteed by the U.S. Borrower Guarantors; provided that Replacement Revolving Commitments may be secured by assets other than the U.S. Collateral or guaranteed by a Subsidiary other than the U.S. Borrower Guarantors, so long as such assets are contemporaneously included as U.S. Collateral and such Subsidiary contemporaneously becomes a U.S. Borrower Guarantor; and

(viii)                        all Replacement Revolving Commitments shall rank pari passu to any then outstanding Revolving Commitments as to lien priorities and rights of payment.

(b)                                 Each such notice shall specify (x) the date on which the Borrower proposes that the Replacement Revolving Commitments become effective, which shall be a Business Day and (y) the identity of the Persons (each of which shall be an Eligible Assignee (for this purpose treating a Lender of Replacement Revolving Commitments as if it were an assignee)) whom the U.S. Borrower proposes would provide the Replacement Revolving Commitments (each such person, a “Replacement Revolving Lender”) and the portion of the Replacement Revolving Commitments to be provided by each such Person.

(c)                                  This Section 2.21  shall supersede any provisions in Section 11.12 to the contrary.  The Replacement Revolving Commitments shall be documented by an Additional Credit Extension Amendment executed by the Replacement Revolving Lenders, the Administrative Agent and the U.S. Borrower, and the Additional Credit Extension Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the U.S. Borrower, to effect the provisions of this Section 2.21.

Section 2.22                                         956 Savings.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than sixty-five percent (65%) of the voting capital stock in any CFC or CFC Holdco shall be pledged to secure any U.S. Obligations, (ii) no CFC, CFC Holdco or any Subsidiary of a CFC or CFC Holdco shall guarantee any U.S. Obligations, (iii) no security or similar interest shall be granted in the assets of any CFC, CFC Holdco or any Subsidiary of a CFC or CFC Holdco, which security or similar interest secures any U.S. Obligations, (iv) the Non-U.S. EMEA Credit Parties shall not be required to make any payment in support of the U.S. Obligations and (v) no proceeds in respect of Collateral in respect of the Non-U.S. EMEA Credit Parties shall be applied to pay or offset any portion of the U.S. Obligations, including any U.S. Loans. The parties agree that any pledge, guaranty or security or similar interest or payment made or granted in contravention of this Section 2.22 shall be void ab initio.

ARTICLE III.

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01                                         Increased Costs, Illegality, etc.(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender or other Recipient, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the interest rate applicable to any Eurocurrency Loan for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurocurrency Loan; or

(ii)                                  at any time, that such Lender or other Recipient shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender or other Recipient deems material with respect to any Eurocurrency Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) because of (x) any Change in Law since the Closing Date (including, but not limited to, a change in requirements for any reserve, special deposit, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or other Recipient, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurocurrency Loan pursuant to this Agreement) or (y) other circumstances adversely affecting the London interbank market or the position of such Lender or other Recipient in any such market; or

(iii)                               at any time, that the making or continuance of any Eurocurrency Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market; then, and in each such event, such Lender or other Recipient (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within ten (10) Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the U.S. Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or other Recipients).  Thereafter (x) in the case of clause (i) above, the affected Type of Eurocurrency Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders or other Recipients that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Applicable Borrower with respect to such Type of Eurocurrency Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Applicable Borrower or, in the case of a Notice of Borrowing, shall, at the option of the U.S. Borrower in the case of a Loan denominated in Dollars, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Applicable Borrower shall pay to such Lender or other Recipient, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or other Recipient shall determine) as shall be required to compensate such Lender or other Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender or other Recipient, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Applicable Borrower by such Lender or other Recipient shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Applicable Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.01(a)(ii) or (iii), the Applicable Borrower may (and in the case of a Eurocurrency Loan affected pursuant to Section 3.01(a)(iii) the Applicable Borrower shall) either (i) if the affected Eurocurrency Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Applicable Borrower was notified by a Lender or other Recipient pursuant to Section 3.01(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing of a Loan denominated in Dollars, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender or other Recipient to make its requested Loan as a Base Rate Loan, (ii) if the affected Eurocurrency Loan is then outstanding and denominated in Dollars, upon at least one (1) Business Days’ notice to the Administrative Agent, require the affected Lender or other Recipient to Convert each such Eurocurrency Loan into a Base Rate Loan, (iii) if the affected Eurocurrency Loan is then outstanding and is a EMEA Term Loan, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the Applicable Term Loan Margin or (iv) if the affected Eurocurrency Loan is then outstanding and is a Revolving Loan denominated in an Approved Currency, shall be repaid on the last day of the Interest Period applicable thereto; provided, however, that if more than one Lender or other Recipient is affected at any time, then all affected Lenders or other Recipients must be treated the same pursuant to this Section 3.01(b).

(c)                                  If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy and liquidity), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Applicable Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Applicable Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

(d)                                 Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Section 3.01 or Section 3.04 for any amounts incurred or accruing more than 180 days prior to the giving of notice to the Applicable Borrower of additional costs or other amounts of the nature described in such Sections (provided that if such additional costs or other amounts arose as a result of a Change in Law that was retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof), and (ii) no Lender shall demand compensation for any reduction referred to in Section 3.01(c) or payment or reimbursement of other amounts under Section 3.04 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 3.02                           Breakage Compensation.  The Applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurocurrency Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (other than a Notice of Borrowing deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurocurrency Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurocurrency Loans is not made on any date specified in a notice of prepayment given by the Applicable Borrower; (iv) as a result of an assignment by a Lender of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Applicable Borrower pursuant to Section 3.05(b); or (v) as a consequence of (x) any other default by the Applicable Borrower to repay or prepay any Eurocurrency Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 3.05(b).  The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Applicable Borrower and shall be conclusive absent manifest error.  The Applicable Borrower shall pay such Lender the amount shown as due on any such request within ten (10) days after receipt thereof.

Section 3.03                             Net Payments.

(a)                                 Defined Terms.  For purposes of this Section 3.03, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrowers.  Each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any applicable Other Taxes.

(d)                                 Indemnification by the Credit Parties.  (i) Each EMEA Credit Party with respect to EMEA Term Loans shall, jointly and severally, with such other EMEA Credit Parties indemnify each applicable Recipient and (ii) each U.S. Credit Party with respect to U.S. Loans, Letters of Credit and Revolving Commitments shall, jointly and severally, with such other U.S. Credit Parties indemnify each applicable Recipient, in each case within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Applicable

Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the Applicable Borrower or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Applicable Borrower or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the U.S. Borrower or the Administrative Agent as will enable the Applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding, including backup withholding, or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(g)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                             Without limiting the generality of the foregoing, in the event that the Applicable  Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Applicable Borrower as described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership, or is a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.03(g).

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     VAT

(i)                                     All amounts expressed to be payable under any Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient must promptly provide an appropriate VAT invoice to that party).

(ii)                                  If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “VAT Receiver”) under any Loan Document, and any party other than the VAT Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Receiver in respect of that consideration):

(A)                               where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The VAT Receiver must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Receiver receives from the relevant tax authority which the VAT Receiver reasonably determines relates to the VAT chargeable on that supply; and

(B)                               where the VAT Receiver is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the VAT Receiver, pay to the VAT Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                               Where any Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such

Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in this Section 3.03(i) to any party shall, at any time when such party is treated as a member of a group or unity (including but not limited to a fiscale eenheid for Dutch VAT purposes, “Unity”) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or Unity of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or Unity at the relevant time (as the case may be).

(v)                                 In relation to any supply made by a Recipient to any party under any Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(j)                                    Survival.  Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04                             Increased Costs to LC Issuers.  If after the Closing Date, there is a Change in Law by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any LC Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such LC Issuer or such Lender’s participation therein, or (ii) impose on such LC Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such LC Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such LC Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes), then, upon demand to the U.S. Borrower by such LC Issuer or such Lender (a copy of which notice shall be sent by such LC Issuer or such Lender to the Administrative Agent), the U.S. Borrower shall pay to such LC Issuer or such Lender such additional amount or amounts as will compensate any such LC Issuer or such Lender for such increased cost or reduction.  A certificate submitted to the U.S. Borrower by any LC Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such LC Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any LC Issuer or such Lender as aforesaid shall be conclusive and binding on the U.S. Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the U.S. Borrower’s obligations to pay additional amounts pursuant to this Section 3.04.

Section 3.05                             Change of Lending Office; Replacement of Lenders.

(a)                                 Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), 3.01(c), 3.03 or 3.04 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the U.S. Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  The U.S. Borrower hereby agrees to pay all reasonable, documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(ii) or (iii), 3.01(c) or 3.04 with respect to such Lender, (ii) the U.S. Borrower is, or because of a matter in existence as of the date that the U.S. Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, then the U.S. Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the U.S. Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 hereof but excluding any amount payable under Section 2.13(g)), and (2) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 3.04 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the U.S. Borrower to require such assignment and delegation cease to apply.

(c)                                  Nothing in this Section 3.05 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 3.01, 3.03 or 3.04.

Section 3.06                             Exchange Indemnification and Increased Costs.  The U.S. Borrower shall, upon written demand from the Administrative Agent or the applicable LC Issuer or LC Participant (if any), pay to any such applicable Person the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change-over to or operation of the applicable Approved Currency or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of (1) any payment being made by any Borrower in an Approved Currency other than that originally extended to such Borrower (other than with respect to Letter of Credit fees and commissions) or (2) the failure of such Borrower to repay a Loan or to reimburse a Letter of Credit denominated in such Approved Currency.  A certificate of the Administrative Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Person shall be conclusively presumed to be correct save for manifest error.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.01                             Conditions Precedent at Closing Date.  The obligation of the Lenders to make Loans, and of any LC Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

(i)                                     Credit Agreement.  This Agreement shall have been executed by the Borrowers, the Administrative Agent, each LC Issuer and each of the Lenders.

(ii)                                  Notes.  The Applicable Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(iii)                               Guaranty Agreements.  (a) Each U.S. Borrower Guarantor that is a Buyer Loan Party shall have duly executed and delivered the Closing Date U.S. Subsidiary Guaranty and (b) each Non-U.S. Subsidiary Guarantor that is a Buyer Loan Party shall have duly executed and delivered the Closing Date Non-U.S. Subsidiary Guaranty.

(iv)                              Security Documents.  The U.S. Borrower and each U.S. Borrower Guarantor that is a Buyer Loan Party shall have duly executed and delivered the U.S. Security Agreement and all of the following in connection therewith, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (A) the Collateral Assignments  to which it is required to become a party pursuant to the terms of the U.S. Security Agreement, (B) a Perfection Certificate and (C) any U.S. Intellectual Property Security Agreement to which it is required to become a party pursuant to the terms of the U.S. Security Agreement.

(v)                                 Fees.  The U.S. Borrower shall have (A) paid to the Administrative Agent, for its own account, the fees required to be paid by it on the Closing Date pursuant to the Fee Letter, (B) paid to the Administrative Agent, for the account of the Lenders, the upfront fees required to be paid by it on the Closing Date, (C) paid to the Lead Arrangers the fees required to be paid pursuant to the Fee Letter and (D) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of counsel to the Administrative Agent that have been invoiced at least two (2) Business Days prior to the Closing Date (or such later time or date as may be agreed to by the U.S. Borrower) in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

(vi)                              Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the board of directors (or similar governing body) and any supervisory board (if applicable) of each Buyer Loan Party approving the Loan Documents to which such Buyer Loan Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action (including resolutions of the members or shareholders of a Buyer Loan Party, as the case may be, with respect to the execution, delivery and performance by such Buyer Loan Party of the Transactions and the Loan Documents to which it is or may become a party.

(vii)                           Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Buyer Loan Party certifying the names and true signatures of the officers of such Buyer Loan Party authorized to sign the Loan Documents to which such Buyer Loan Party is a party and any other documents to which such Buyer Loan Party is a party that may be executed and delivered in connection herewith.

(viii)                        Opinions of Counsel.  The Administrative Agent shall have received such opinions of counsel from counsel to the Buyer Loan Parties and/or counsel to the Lenders, as reasonably determined by counsel to such Buyer Loan Parties and counsel to the Lenders in each jurisdiction, in each jurisdiction in which any such Buyer Loan Parties is organized, in form and substance reasonably satisfactory to the Administrative Agent.

(ix)                              Recordation of Security Documents, Delivery of Collateral, Taxes, etc.  Subject to the Funding Conditions Provision, the Security Documents (or proper notices or UCC financing statements) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the parties thereto and their respective successors and assigns, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations and the delivery of the Notes shall have been paid in full.

(x)                                 Historical Financial Statements.  The Administrative Agent shall have received (a) an unaudited consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter of the U.S. Borrower ended both (x) after the end of the most recent fiscal year for which financial statements have been delivered pursuant to clause (c) below and (y) at least 45 days prior to the Closing Date (but only if such period is one of the first three fiscal quarters of the fiscal year) and related statements of income and cash flows for the period ending on the last day of such fiscal quarter and beginning on the first day of the fiscal year in which such fiscal quarter falls and for the comparable period in the prior fiscal year, (b) the audited consolidated balance sheets of the U.S. Borrower and its

Subsidiaries as of the end of the two most recent fiscal years ended at least 90 days prior to the Closing Date and related statements of income and cash flows of the U.S. Borrower and its Subsidiaries for the three most recent fiscal years of the U.S. Borrower ended at least 90 days prior to the Closing Date, and (c) the audited consolidated balance sheets of the Target and its subsidiaries as of the end of the fiscal years ended December 31, 2017 and December 31, 2016 and related consolidated statements of income and cash flows of the Target and its subsidiaries for each of the three fiscal years ended December 31, 2017, together with the related audit reports, in the case of the fiscal years ended December 31, 2017 and December 31, 2016, prepared in accordance EU IFRS and, in the case of the fiscal year ended December 31, 2015, prepared in accordance with the Luxembourg Generally Accepted Accounting Principles (“Luxembourg GAAP”) (clauses (a), (b) and (c),collectively, the “Historical Financial Statements”).

(xi)                              Pro Forma Financial Statements.  The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the U.S. Borrower and its Subsidiaries as of and for the year ended at least 90 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) in accordance with, or reconciled to, GAAP.

(xii)                           Closing Certificate.  The Administrative Agent shall have received an officer’s certificate executed by a Financial Officer of the U.S. Borrower certifying that the conditions in Sections 4.01(xiv) and 4.01(xvii) have been satisfied or will be substantially satisfied concurrently with the initial Credit Event on the Closing Date.

(xiii)                        Corporate Charters, Governing Documents and Good Standing Certificates.  The Administrative Agent shall have received:  (A) a certified copy of the Certificate or Articles of Incorporation or equivalent formation document of each Buyer Loan Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State (or comparable governmental authority in any foreign jurisdiction or, in the case of a Credit Party organized under the laws of any province of Canada or under the laws of Ireland, an officer of such Buyer Loan Party), (B) a copy of the bylaws, operating agreement, partnership agreement or equivalent governing document of each such Buyer Loan Party and all amendments and restatements thereof, and, to the extent applicable, any unanimous shareholder agreement or declaration limiting the powers of the directors of such Buyer Loan Party, in each case, certified by the Secretary or an Assistant Secretary of such Buyer Loan Party, and (C) to the extent applicable, a “long-form” good standing certificate or a certificate of existence from the Secretary of State (or, if applicable, a certificate of status from a comparable governmental authority in any foreign jurisdiction) of the state or other applicable jurisdiction of incorporation or formation, dated as of a recent date, certifying as to the good standing of such Buyer Loan Party.

(xiv)                       Representations and Warranties.  Subject to the Funding Conditions Provision, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects).

(xv)                          Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by a Financial Officer of the U.S. Borrower.

(xvi)                       Intercompany Subordination Agreement.  The U.S. Borrower and its Restricted Subsidiaries as determined immediately prior to the Closing Date shall have duly executed and delivered the Intercompany Subordination Agreement.

(xvii)                    Payment of Outstanding Indebtedness, etc.  The Administrative Agent shall have received evidence of the occurrence of the Refinancing (or evidence that the Refinancing shall occur substantially concurrently with the initial Credit Event on the Closing Date).

(xviii)                 Target Acquisition; Target Acquisition Documentation.  The Target Acquisition (including, for the avoidance of doubt, the issuance of the U.S. Borrower’s Equity Interests constituting a portion of the purchase price, as noted in subclause (xix) below) shall, substantially concurrently with the initial Credit Event on the Closing Date, be consummated pursuant to the Target Acquisition Agreement (without any amendment, modification or waiver of any provision of the Target Acquisition Agreement that would be materially adverse to the Lenders or the Lead Arrangers without the consent of the Lead Arrangers; it being agreed and understood that (x) any reduction in aggregate purchase price from the original aggregate purchase price set forth in the Target Acquisition Agreement shall not be materially adverse to the interests of the Lenders or the Lead Arrangers so long as such decrease is allocated to reduce the aggregate principal amount of the Term Loans on a dollar-for-dollar basis, and (y) any increase in purchase price shall not be materially adverse to the Lenders or the Lead Arrangers so long as such increase is not funded with the proceeds of Indebtedness or Disqualified Equity Interests).

(xix)                       Equity Issuance.  The U.S. Borrower shall have received on or prior to the Closing Date, net cash proceeds of not less than $250,000,000 from the issuance of its Equity Interests; provided that any preferred stock shall be issued pursuant to the Series A CoD (or such other terms as agreed to between the U.S. Borrower and the Lead Arrangers).

(xx)                          Patriot Act.  The Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information reasonably requested by the Administrative Agent and the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, so long as such information is requested at least ten (10) Business Days prior to the Closing Date.

(xxi)                       Notice of Borrowing and Flow of Funds Memorandum.  The Administrative Agent shall have received a Notice of Borrowing no later than 3:00 P.M. one (1) Business Day in advance of the Closing Date (or such later time or date as the Administrative Agent may agree in its reasonable discretion) together with a flow of funds memorandum.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02                             Conditions Precedent to All Credit Events After the Closing Date.  The obligations of the Lenders and each LC Issuer to make or participate in each Credit Event after the Closing Date is subject, at the time thereof, to the satisfaction of the following conditions:

(i)                                     Revolving Credit Exposure.  Immediately after giving effect to any such Credit Event after the Closing Date, the Aggregate Revolving Facility Exposure shall not exceed the Revolving Commitments then in effect.

(ii)                                  Notice.  The Administrative Agent (and in the case of subpart (iii) below, the applicable LC Issuer) shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.06(b) with respect to any Borrowing (other than a Continuation or Conversion), (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.10(b) with respect to a Continuation or Conversion, or (iii) an LC Request meeting the requirements of Section 2.05(b) with respect to each LC Issuance.

(iii)                               No Default; Representations and Warranties.  With respect to each Credit Event after the Closing Date, at the time thereof and also after giving effect thereto:  (i) there shall exist no Default or Event of Default; and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made (except to the extent any such representation or warranty is qualified by “materiality or “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects).

Section 4.03                             Conditions Satisfied.                    The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Applicable Borrower to the Administrative Agent, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.01 have been satisfied as of the times referred to in such Section and (ii) subject to the terms and conditions of Sections 2.17, 2.18, 2.19, 2.20 and 2.21 and any Limited Condition Acquisition, each Credit Event thereafter shall constitute a representation and warranty by the Applicable Borrower to the Administrative Agent, each LC Issuer and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied as of the times referred to in such Section.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Lenders and each LC Issuer to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrowers (with respect to themselves and on behalf of the Restricted Subsidiaries) make the following representations and warranties to, and agreements with, the Administrative Agent, the Lenders and each LC Issuer, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01                             Corporate Status.  The U.S. Borrower and each of its Restricted Subsidiaries (i) is a duly incorporated, organized or formed (as applicable) and validly existing corporation, company, partnership or limited liability company, as the case may be, (ii) is in good standing or in full force and effect under the laws of the jurisdiction of its formation, (iii) has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iv) is duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except, in the case of clauses (ii), (iii), and (iv) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party.  Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party, subject to the Legal Reservations and Non-U.S. Perfection Requirements, constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03                             No Violation.  Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of (A) any Target Acquisition Documentation or any Material Contract, or (B) any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject which evidences Material Indebtedness, or (iii) will violate any provision of the Organizational Documents of such Credit Party, in each case referred to in clauses (i), (ii) and (iii) where the contravention, conflict or violation thereof would reasonably be expected to have a Material Adverse Effect.

Section 5.04                             Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority (including the U.S. Department of Commerce pursuant to the Export Administration Regulations) is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except (x) the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents, subject to the Funding Conditions Provision, the Agreed Security Principles, the Legal Reservations and the Non-U.S. Perfection Requirements and (y) those orders, consents, approvals, licenses, authorizations, or validations received, or filings, recordings or registrations filed, or exemptions granted, if any.

Section 5.05                             Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened in writing with respect to any Credit Party or any of their respective Restricted Subsidiaries or against any of their respective properties (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Credit Party pursuant to any of the Loan Documents.

Section 5.06                             Use of Proceeds; Margin Regulations; Sanctions.

(a)                                 The proceeds of all Loans  and LC Issuances shall be utilized to (a) consummate the Target Acquisition and pay the fees, costs and expenses incurred in connection therewith, (b) consummate the Refinancing, (c) provide working capital and funds for other general corporate purposes (including consummating Permitted Acquisitions, permitted Investments and permitted Restricted Payments) and (d) provide back-to-back support for or to replace the Existing Letters of Credit, in each case, not inconsistent with the terms of this Agreement; provided that the aggregate principal amount of Revolving Loans made on the Closing Date (if any) shall not exceed $60,000,000 and shall be used solely to fund any original issue discount and/or upfront fees with respect to the Loans required to be funded on the Closing Date pursuant to any applicable market flex or securities demand provisions under the Fee Letter.

(b)                                 No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  At no time would more than 25% of the value of the assets of the U.S. Borrower or of the U.S. Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

(c)                                  The Borrowers will use commercially reasonable efforts such that no proceeds borrowed under any Loan will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration has been obtained (in a form satisfactory to the Administrative Agent) confirming that the intended “use of proceeds in Switzerland” does not result in interest payments in respect of any Loan becoming subject to a withholding or deduction for Swiss Withholding Tax.

(d)                                 No part of the proceeds of any Credit Event will be used directly or indirectly to fund any unlawful activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any other manner that would result in a violation of Sanctions by any Person. This Section 5.06 shall not be interpreted or applied to any Credit Party with its seat in Germany to the extent that the obligations under this Section 5.06 would violate or expose such Credit Party or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the Federal Republic of Germany or the European Union and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV)).

Section 5.07                             Financial Statements(a)   .

(a)                                 The U.S. Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of the Historical Financial Statements.  The financial statements referred to in clauses (a) and (b) of the definition of Historical Financial Statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the U.S. Borrower and its Subsidiaries (excluding, for the avoidance of doubt, the Target Companies) as of the respective applicable dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to the absence of footnotes and normal audit or review adjustments.  The financial statements referred to in clause (c) of the definition of Historical Financial Statements have been prepared in accordance with EU IFRS, or, in the case of the fiscal year ended December 31, 2015, Luxembourg GAAP, in each case consistently applied (except as stated therein), and fairly present the financial position of the Target Companies as of the respective applicable dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated.  Other than the Obligations, the U.S. Borrower, the Target and their respective Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans or LC Issuances hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP, EU IFRS or Luxembourg GAAP, as applicable, and that in any such case is material in relation to the business, operations, properties, assets or financial condition of the U.S. Borrower, the Target and their respective Subsidiaries.

(b)                                 The financial projections of the U.S. Borrower and its Subsidiaries, dated as of April 10, 2018, prepared by the U.S. Borrower (after giving effect to the Transactions) calculated on an annual basis for the calendar years 2017 through 2022 and delivered to the Administrative Agent and the Lenders (the “Financial Projections”) were prepared on behalf of the U.S. Borrower in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made in light of the conditions existing at the time the Financial Projections were created; provided that no representation or warranty is made as to the impact of future general economic conditions or as to whether the U.S. Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections.

(c)                                  The Target German Assets contributed approximately $21,000,000 of Consolidated EBITDA calculated on a pro forma basis (giving effect to the Target Acquisition as if it had occurred on January 1, 2017) for the fiscal year ended December 31, 2017.

Section 5.08                               Solvency.  Both immediately before and immediately after giving effect to the Transactions to occur and the initial Credit Event on the Closing Date, (i) the present fair salable value of the assets of the U.S. Borrower and its Subsidiaries, on a consolidated basis, is greater than the (a) total amount of present debts and liabilities (including subordinated and contingent liabilities) of the U.S. Borrower and its Subsidiaries, on a consolidated basis, and (b) amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (including subordinated and contingent liabilities) as such debts and liabilities become absolute and matured, (ii) the U.S. Borrower and its Subsidiaries, on a consolidated basis, are able to pay all debts and liabilities (including subordinated and contingent liabilities) as such debts and liabilities become absolute and matured, (iii) the U.S. Borrower and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date hereof, and (iv) neither the U.S. Borrower nor any of its Subsidiaries intends to hinder, delay or defraud either present or future creditors or any other person to which the U.S. Borrower or its Subsidiaries are or, on or after the date hereof, will become indebted.  For purposes of this Section 5.08, in computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.09                           No Material Adverse Change.  Since the Closing Date, there has been no change in the financial condition, business, affairs or properties and assets of the U.S. Borrower and its Restricted Subsidiaries taken as a whole, except for changes none of which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 5.10                           Tax Returns and Payments.

(a)                                 Each Credit Party has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or those being contested in good faith.  No claims or investigations are being asserted against Credit Parties with respect to Taxes, where such claim or investigation would have a Material Adverse Effect, unless the same are being disputed in good faith by appropriate means or adequate reserves are being maintained in respect of such claims.  Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.  No Credit Party knows of any proposed assessment for additional federal, foreign, state or provincial taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the U.S. Borrower and its Restricted Subsidiaries have made, would reasonably be expected to have a Material Adverse Effect.

Section 5.11                           Title to Properties, etc.  Each Credit Party has good and marketable title, in the case of owned Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens or as a result of a Directed Divestment In Trust.  Schedule 5.11 sets forth a complete list of each Real Property owned by the Credit Parties on the Closing Date having a fair market value in excess of $10,000,000.

Section 5.12                           Lawful Operations, etc.  Each Credit Party and each Restricted Subsidiary:  (i) holds all necessary foreign, federal, state, provincial, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties (except as a result of any Directed Divestment with respect to any Target German Asset); and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.13                             Environmental Matters.

(a)                                 Each Credit Party and each of their Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith would not reasonably be likely to have a Material Adverse Effect.  No Credit Party nor any of their Subsidiaries has received written notice, and no Authorized Officer of such Credit Party or Subsidiary knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree issued pursuant to Environmental Laws to which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of any Credit Party, threatened in writing wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Real Property owned, leased or operated by the Credit Parties or their Subsidiaries as to which any Credit Party or any such Subsidiary has received written notice, that would reasonably be expected:  (i) to form the basis of an Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental

Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the knowledge of the Credit Parties, Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or would give rise to liability of the U.S. Borrower or its Subsidiaries under Environmental Laws and would reasonably be expected to have a Material Adverse Effect.

Section 5.14                             Compliance with ERISA, etc.

(a)                                 Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code.  The Credit Parties, their Subsidiaries and each ERISA Affiliate, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each U.S. Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all contribution obligations in respect of each Multi-Employer Plan and each Multiple Employer Plan, (iii) is in compliance with all other applicable provisions of ERISA and the Code with respect to each U.S. Plan, and (iv) has not incurred any liability under Title IV of ERISA with respect to any U.S. Plan, or any trust established thereunder.  No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any U.S. Plan or trust created thereunder, which termination or Reportable Event will or would reasonably be expected to have a Material Adverse Effect.  No Credit Party or any Subsidiary of a Credit Party nor any ERISA Affiliate is at the date hereof, or has been at any time within the five (5) years preceding the date hereof, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan.  No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing.

(b)                                 Each Non-U.S. Plan has been registered (to the extent required) and maintained in good standing with the applicable regulatory authorities.  Each Non-U.S. Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable laws and all Non-U.S. Plans required to be funded have been funded in accordance with all applicable laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.  No Non-U.S. Plan has been wound-up or terminated prior to the Closing Date for which any Credit Party or any Subsidiary of any Credit Party has any material liabilities or obligations.

(c)                                  Neither the U.S. Borrower nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993).

(d)                                 Neither the U.S. Borrower nor any of their Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom Pensions Act 2004) such an employer.

(e)                                  With respect to each Canadian Pension Plan: (a) no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Credit Party or any Subsidiary of a Credit Party being required to make a material additional contribution to such plan; (b) no material contribution failure has occurred with respect to any Canadian Pension Plan sufficient to give rise to a Lien under any applicable pension benefits laws of any jurisdiction; (c) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which is reasonably likely to result in any Credit Party or any Subsidiary of a Credit Party incurring any material liability, fine or penalty under any applicable law; (d) all contributions (including employee contributions made by authorized payroll deductions) that are required to be made in accordance with all applicable laws, any applicable collective agreement and the terms of each Canadian Pension Plan have been made in a timely fashion; (e) each Canadian Pension Plan has been established, registered and administered, as applicable, in accordance with applicable laws in all material respects, and no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian

Pension Plan having its registration revoked or refused by any Governmental Authority or being required to pay any material Taxes, fines or penalties under any applicable law.  No Credit Party nor any Subsidiary of a Credit Party sponsors, participates in, contributes to, nor has it ever sponsored, participated in or contributed to any Canadian Defined Benefit Pension Plan.

Section 5.15                             Intellectual Property, etc.  Each Credit Party and each  Restricted Subsidiary has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without, to the knowledge of the Borrowers, any conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, Schedule 5.15 sets forth a complete list of (i) all material trade names and service marks and (ii) all registered patents, trademarks and copyrights (other than such patents, trademarks and copyrights that have been abandoned or lapsed), in the case of each of clauses (i) and (ii), with respect to owned Intellectual Property.

Section 5.16                             Investment Company Act, etc.  No Credit Party nor any of its Restricted Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Federal Power Act, as amended or any applicable Federal or state public utility law.

Section 5.17                             Insurance.  The Credit Parties and their Restricted Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are usually insured against in the same general area by similarly situated companies of similar size and engaged in the same or a similar business and operating in the same or similar locations and in each case in compliance with the terms of Section 6.03.

Section 5.18                             Centre of Main Interests and Establishments.  For the purposes of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast) (the “European Insolvency Regulation”), the centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) of each Non-U.S. Subsidiary  (other than Non-U.S. Subsidiaries incorporated in Switzerland) is not situated in its jurisdiction of incorporation and it has an “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction.

Section 5.19                             Security Interests, etc.

(a)                                 Subject to the Funding Conditions Provision, the Legal Reservations and the Agreed Security Principles, once executed and delivered, each of the Security Documents creates, as security for the applicable Obligations, a valid and enforceable, and, upon making the filings and recordings referenced in Section 5.19(b) and any Non-U.S. Perfection Requirements, perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Secured Creditors named therein, superior to and prior to the rights of all third persons and subject to no other Liens (except that the Collateral under the Security Documents may be subject to Permitted Liens) and no filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof.

(b)                                 Subject to the Funding Conditions Provision, the Legal Reservations and the Agreed Security Principles all recording, stamp, intangible, notarial or other similar taxes or fees required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid, in each case, except to the extent failure to pay such recording, stamp, intangible, notarial or other similar taxes or fees would not reasonably be expected to result in an Material Adverse Effect.  Notwithstanding anything contained herein, on the Closing Date, the only Liens on and security interests in any Collateral that are required to be provided or perfected on the Closing Date are set forth in the Funding Conditions Provision.

Section 5.20                             True and Complete Disclosure.  The written factual information (taken as a whole), including any supplements and updates thereto, heretofore or contemporaneously furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein (other than the Financial Projections (as to which representations are made only as provided in Section 5.07(b)), forecasts, estimates and other forward looking information, pro forma financial information and information of a general economic or industry specific nature) is, and all other such written factual information (taken as a whole), including any supplements and updates thereto, hereafter furnished by or on behalf of such Person in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified (unless such information specifically refers to an earlier date, in which case it shall be true and accurate in all material respects on and as of such earlier date) and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

Section 5.21                             [Reserved].

Section 5.22                             Capitalization.  As of the Closing Date after giving effect to the Transaction, Schedule 5.22 sets forth, in all material respects, a true, complete and accurate description of the equity capital structure of each of the U.S. Borrower’s Subsidiaries (other than Immaterial Subsidiaries) showing, for each such Person, accurate ownership percentages of the equityholders of record.  Except as set forth on Schedule 5.22, as of the Closing Date (a) there are no material preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party and (b) there are no material obligations of any Credit Party to redeem or repurchase any of its Equity Interests.  The Equity Interests of each Credit Party described on Schedule 5.22 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests and subject to the assessability of the shares to a Nova Scotia unlimited company under the Companies Act (Nova Scotia)) and (ii) are owned of record and beneficially as set forth on Schedule 5.22, free and clear of all Liens (other than Permitted Liens or as a result of any Directed Divestment In Trust).  The Organizational Documents of each such Person whose Equity Interests are subject to the Liens created under the Loan Documents with the exception of any Equity Interests in any such Person existing under any laws of Canada do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Liens created under the Loan Documents.

Section 5.23                             Target Acquisition Documentation.  Each Credit Party has the power and authority to enter into the Target Acquisition Documentation to which it is a party and has duly authorized, executed and delivered such Target Acquisition Documentation.  The Target Acquisition Documentation constitutes the legal, valid and binding obligations of each Buyer Loan Party that is a party thereto enforceable against such Buyer Loan Party in accordance with the terms of the Target Acquisition Documentation (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)).

Section 5.24                             Anti-Terrorism and Anti-Money Laundering Law Compliance.

(a)                                 Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance with all U.S. trade, economic or financial sanctions laws, embargoes, Executive Orders, restrictive measures and implementing regulations as promulgated by the U.S. Department of State, the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act or Executive Order No. 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and other applicable law and all regulations issued or promulgated pursuant thereto as well as all applicable Anti-Corruption Laws.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance with all other trade, economic or financial sanctions and anti-money laundering or anti-terrorism laws applicable to it.  No Credit Party and no Subsidiary of a Credit Party and, to the knowledge of the Borrowers, no Affiliate, director, officer, employee or agent of any Credit Party or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the subject of any trade, economic or financial sanctions laws, embargoes or restrictive measures administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Government of Canada (including Global Affairs Canada and Public Safety Canada), the Swiss State Secretariat for Economic Affairs (SECO) or the Swiss Directorate of International Law or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions.

(b)                                 The Credit Parties, each of their Subsidiaries and, to the knowledge of the Borrowers, each of their Affiliates, are in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Patriot Act and (iii) other federal, state, provincial or other applicable laws relating to “know your customer” and anti-money laundering rules and regulations.

(c)                                  No part of the proceeds of any Loan will be used directly or indirectly for any unlawful payments to any Person, government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 or other similar legislation in other jurisdictions.

(d)                                 This Section 5.24 shall not be interpreted or applied to any Credit Party with its seat in Germany to the extent that the obligations under this Section 5.24  would violate or expose such Credit Party or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the Federal Republic of Germany or the European Union and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV).

Section 5.25                             Communications Matters.

(a)                                 U.S. Communications Matters.

(i)                                Schedule 5.25(a)(i) sets forth a list, as of the Closing Date, of the U.S. Communications Licenses, including the licensee, file number, call sign, or other designation, as applicable, and the expiration date of each U.S. Communications License held by the U.S. Borrower or any of its Subsidiaries, or pursuant to which such Person is authorized to engage in any activity subject to the jurisdiction of a local, state or federal U.S. Governmental Authority, listed separately for each such Governmental Authority that granted or issued such U.S. Communications License, in each case except for certain U.S. Communications Licenses the loss of which would not reasonably be expected to have a Material Adverse Effect.  Each of the U.S. Borrower and its Restricted Subsidiaries holds all material U.S. Communications Licenses necessary for the U.S. Borrower and each of its Restricted Subsidiaries in all material respects to operate the U.S. portion of its business and assets and engage in all activities necessary for the operation of the U.S. portion of its business and assets, except where the failure to hold a required U.S. Communications License could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Credit Party or any Subsidiary of any Credit Party operates under, uses or requires any U.S. Communications License held by any Person who is not a Credit Party to operate the U.S. portion of its business or assets or engage in any activities necessary for the operation of the U.S. portion of its business or assets, except where such use of any such U.S. Communications License could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                               The U.S. Communications Licenses are in full force and effect and constitute the valid, legal, binding and enforceable obligations of the U.S. Borrower and each Restricted Subsidiary that is a party thereto, except where the failure to have, or the suspension or cancellation of, any of the U.S. Communications Licenses could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and correct copies of all written U.S. Communications Licenses as of the Closing Date have been made available to the Administrative Agent and are as set forth in Schedule 5.25(a)(i) hereto (except for certain U.S. Communications Licenses the loss of which would not reasonably be expected to have a Material Adverse Effect).  The U.S. Borrower and its Subsidiaries, and all activities using the U.S. Communications Licenses, are in compliance in all material respects with the U.S. Communications Licenses, and no suspension, modification, termination or cancellation of any of the U.S. Communications Licenses is pending or, to the knowledge of the U.S. Borrower, threatened, except, in each case, where the failure to so comply, or the suspension, modification, termination or cancellation of, any of the U.S. Communications Licenses could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)                                 Except as set forth on Schedule 5.25(a)(iii), the operation of the business and assets of the U.S. Borrower and its Subsidiaries is in material compliance with the U.S. Communications Laws, including any laws restricting foreign ownership of a telecommunications company.  All required material reports, fees, including all Regulatory Assessments, filings, applications, notices, and other submissions of the U.S. Borrower and its Subsidiaries to the FCC and any U.S. Governmental Authority with jurisdiction over telecommunications matters, are true and correct in all material respects and have been filed and paid.  Neither the U.S. Borrower nor any of its Subsidiaries has received any written notice, or has any knowledge that the operation of the U.S. portion of its business or assets is not or has failed to be in compliance in all material respects with the U.S. Communications Laws or the U.S. Communications Licenses.  No material deficiencies have been asserted by the FCC, any other U.S. Governmental Authority, or any other Person with respect to any aspect of the business or assets of the U.S. Borrower and its Subsidiaries subject to the jurisdiction of the FCC or such U.S. Governmental Authority, which have not been timely cured or are in the process of being timely cured.  No event has occurred and is continuing which could reasonably be expected to result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any U.S. Communications License or materially or adversely affect any rights of the U.S. Borrower or its Subsidiaries or any holder thereunder.

(iv)                              Each of the U.S. Borrower and its Subsidiaries is in compliance in all material respects with each of the CALEA Requirements, CPNI Requirements and USF Requirements, that are applicable to such Person and the conduct of its business or assets.  All required material reports, fees, filings, applications and other submissions of the U.S. Borrower and its Subsidiaries to the FCC, the Universal Service Administrative Company, and any other U.S. Governmental Authority, or any other entity with respect to such requirements are true and correct in all material respects and have been timely filed.  Each of the U.S. Borrower and its Subsidiaries has timely taken all material actions necessary to comply with each of the foregoing CALEA Requirements, CPNI Requirements and USF Requirements, as applicable.

(v)                                 Except as set forth on Schedule 5.25(a)(v), neither the U.S. Borrower nor any of its Subsidiaries has received any written notice or has any knowledge that it is not or has failed to be in compliance in all material respects with any of the CALEA Requirements, CPNI Requirements, or USF Requirements that are applicable to such Person or the conduct of its business or assets.  No material deficiencies have been asserted by the FCC, any U.S. Governmental Authority, or any other Person with respect to such requirements which have not been timely cured.

(b)                                 Non-U.S. Communications Matters.

(i)                                Schedule 5.25(b)(i) sets forth a list, as of the Closing Date, of the Non-U.S. Communications Licenses, including the licensee, file number, call sign, or other designation, as applicable, and the expiration date of each Non-U.S. Communications License held by the U.S. Borrower or any of its Subsidiaries, or pursuant to which such Person is authorized to engage in any activity subject to the jurisdiction of any non-U.S. Governmental Authority, listed separately for each such Governmental Authority that granted or issued such Non-U.S. Communications License, in each case except for certain Non-U.S. Communications Licenses the loss of which would not reasonably be expected to have a Material Adverse Effect.  Except for the Non-U.S. Communications Licenses listed on Schedule 5.25(b)(i) as “pending” which have been applied for by the U.S. Borrower or any of its Subsidiaries but not yet received, each of the U.S. Borrower and its Restricted Subsidiaries holds all Non-U.S. Communications Licenses necessary for the U.S. Borrower and its Restricted Subsidiaries in all material respects to operate the non-U.S. portion of its business and assets and engage in all activities necessary for the operation of the non-U.S. portion of its business and assets.  No Credit Party or any Subsidiary of any Credit Party operates under, uses or requires any Non-U.S. Communications License held by any Person who is not a Credit Party to comply with the immediately preceding sentence, except where such use of any such Non-U.S. Communications License could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)                                  The Non-U.S. Communications Licenses were validly issued, are in full force and effect without conditions except for such conditions as are generally applicable to holders of such Non-U.S. Communications Licenses and constitute the valid, legal, binding and enforceable obligation of the U.S. Borrower and each Subsidiary that is a party thereto, except where the failure to have, or the suspension or cancellation of, any of the Non-U.S. Communications Licenses could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and correct copies of all written Non-U.S. Communications Licenses as of the Closing Date have been made available to the Administrative Agent and are as set forth in Schedule 5.25(b)(i) hereto (except for certain Non-U.S. Communications Licenses the loss of which would not reasonably be expected to have a Material Adverse Effect).  The U.S. Borrower and its Subsidiaries, the operation of the non-U.S. portion of its business and assets and all other activities using the Non-U.S. Communications Licenses, are in compliance in all material respects with the Non-U.S. Communications Licenses, and no suspension, modification, termination or cancellation of any of the Non-U.S. Communications Licenses is pending or, to the knowledge of the U.S. Borrower, threatened, except, in each case, where the failure to so comply, or the suspension, modification, termination or cancellation of, any of the Non-U.S. Communications Licenses could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)                                 Except as set forth on Schedule 5.25(b)(iii), the operation of the business and assets of the U.S. Borrower and its Subsidiaries is in material compliance with the Non-U.S. Communications Laws, including any laws restricting foreign ownership of a telecommunications company.  All required material reports, fees, including all Regulatory Assessments, filings, applications, notices, and other submissions of the U.S. Borrower and its Subsidiaries to any non-U.S. Governmental Authority, including the CRTC and ISEDC, with jurisdiction over telecommunications matters, are true and correct in all material respects and have been filed and paid.  Neither the U.S. Borrower nor any of its Subsidiaries has received any written notice, or has any knowledge that the conduct of the non-U.S. portion of its business or assets is not or has failed to be in compliance in all material respects with the Non-U.S. Communications Laws or the Non-U.S. Communications Licenses.  No material deficiencies have been asserted by any non-U.S. Governmental Authority or any other Person with respect to any aspect of the business or assets of the U.S. Borrower and its Subsidiaries subject to the jurisdiction of such non-U.S. Governmental Authority, which have not been timely cured or are in the process of being timely cured.  No event has occurred and is continuing which could reasonably be expected to result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any Non-U.S. Communications License or materially or adversely affect any rights of the U.S. Borrower or its Subsidiaries or any holder thereunder.

(iv)                                Except as set forth on Schedule 5.25(b)(iv), neither the U.S. Borrower nor any of its Subsidiaries has received any written notice or has any knowledge that it is not or has failed to be in compliance in all material respects with any foreign requirements equivalent to the CALEA Requirements, CPNI Requirements or USF Requirements, including the Canadian Contribution Regime Requirements, that are applicable to such Person or such Person’s business or assets.  No material deficiencies have been asserted by any Governmental Authority, including the CRTC or ISEDC, or any other Person with respect to such requirements which have not been timely cured.

Section 5.26                             Licenses, Approvals and Rights-of-Way.  Neither the U.S. Borrower nor any of its Subsidiaries is a party to or has knowledge of any investigation, inquiry, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or Governmental Authority or any non-governmental regulatory body or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the material Licenses and Rights-of-Way of the U.S. Borrower or any of its Restricted Subsidiaries or give rise to any order of forfeiture or material monetary penalty.  Each of the U.S. Borrower and its Restricted Subsidiaries holds all Licenses and Rights-of-Way necessary for each of the U.S. Borrower and its Restricted Subsidiaries in all material respects to operate its business and engage in all activities necessary for the operation of its business and assets.  The Borrowers have no reason to believe that such Licenses and Rights-of-Way will not be renewed in the ordinary course.  Each of the U.S. Borrower and its Restricted Subsidiaries has filed in a timely manner all material reports, applications, notices, registrations, renewals, documents, instruments and any other material information of whatever type required to be filed, and has paid all material fees, including all Regulatory Assessments, required to be paid by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Licenses or Rights-of-Way or that are related to the Licenses or the Rights-of-Way.  Neither the U.S. Borrower nor any of its Restricted Subsidiaries utilizes or relies on any License or Right-of-Way held by any Person who is not a Credit Party.  The term “Licenses” as included in this Section 5.26 excludes U.S. Communications Licenses and Non-U.S. Communications Licenses.

Section 5.27                             No Immunity.  No Credit Party nor any of their respective Subsidiaries or assets is entitled to immunity from suit, execution, attachment or other legal process and in any proceedings in relation to the Loan Documents to which it is a party and no Credit Party nor any of their respective Subsidiaries will be entitled to claim immunity for itself or any of its assets arising from suit, execution or other legal process.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrowers hereby covenant and agree that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made), as follows:

Section 6.01                             Reporting Requirements.  The U.S. Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  Not later than 90 days after the close of each fiscal year of the U.S. Borrower ending on or after December 31, 2018, the audited consolidated balance sheets of the U.S. Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of such independent public accountants of recognized national standing selected by the U.S. Borrower, which opinion shall be unqualified (other than in respect of Non-U.S. Subsidiaries of the U.S. Borrower, for which such accountants may rely on the audited financial statements of other accountants in a manner consistent with past practices), in each case which such financial statements (A) shall be certified by a Financial Officer that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the U.S. Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with GAAP, or (B) contain such statements as are customarily included in unqualified reports of independent accountants.  Any such financial statements that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (a) so long as the Administrative Agent and each Lender have received notification of the same.

(b)                                 Quarterly Financial Statements.  Not later than 45 days after the close of each of the first three fiscal quarters in each fiscal year of the U.S. Borrower, the unaudited consolidated balance sheets of the U.S. Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations, of stockholders’ equity and of cash flows for such quarterly period and for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of operations, of stockholders’ equity and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the U.S. Borrower by a Financial Officer, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes.  Any such financial statements that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (b) so long as the Administrative Agent and each Lender have received notification of the same.

(c)                                  Officer’s Compliance Certificates.  At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by a Financial Officer to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, and (ii) a management’s discussion and analysis with respect to such financial statements for such period.

(d)                                 Budgets and Forecasts.  Not later than the later to occur of (i) 30 days after the same shall have been approved by the U.S. Borrower’s Board of Directors and (ii) 60 days after the end of each fiscal year of the U.S. Borrower, commencing with the fiscal year ending December 31, 2018, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the U.S. Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based; provided that such budget shall not be required to include projections for any Subsidiary of the U.S. Borrower whose assets consist solely of the Equity Interests of any other Subsidiary or Subsidiaries.

(e)                                  Notices.  Promptly, and in any event within five (5) Business Days, after any Credit Party or any Restricted Subsidiary obtains knowledge thereof, notice of:

(i)                                the occurrence of any event that constitutes an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Applicable Borrower proposes to take with respect thereto;

(ii)                                the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Restricted Subsidiary if the same would be reasonably likely to have a Material Adverse Effect;

(iii)                                 any amendment or waiver of the terms of, or notice of default under, (x) the Subordinated Debt Documents governing Subordinated Indebtedness constituting Material Indebtedness or (y) the Junior Lien Debt Documents governing Junior Lien Indebtedness constituting Material Indebtedness; or

(iv)                               any event that would reasonably be expected to have a Material Adverse Effect.

(f)                                   ERISA Event, Non-U.S. Plan Event, Canadian Pension Plan Event.

(i)                                     Promptly, and in any event within ten (10) Business Days after any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate, as applicable, knows of the occurrence of any ERISA Event or any Canadian Pension Plan Event, the U.S. Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the U.S. Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate, as applicable, is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a U.S. Plan participant, a Canadian Pension Plan participant, the U.S. Plan administrator or any other party.

(ii)                                  Promptly, and in any event within ten (10) Business Days after any Credit Party or any Subsidiary of a Credit Party knows of the occurrence of any Non-U.S. Plan Event, the U.S. Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the U.S. Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party is required or proposes to take, together with any notices required or proposed to be given by such Credit Party or such Subsidiary of such Credit Party with respect thereto.

(iii)                               Promptly, and in any event within ten (10) Business Days after any Credit Party or any Subsidiary of a Credit Party receives any actuarial report in relation to any Non-U.S. Plan or Canadian Pension Plan at such times as such actuarial reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees or other applicable administrator of any relevant schemes or to any Credit Party or any Subsidiary of a Credit Party), such Credit Party or Subsidiary shall deliver to the Administrative Agent a copy of such actuarial report.

(iv)                              Promptly, and in any event within ten (10) Business Days after any Credit Party or any Subsidiary of a Credit Party knows of the occurrence of any material change in the rate of contributions to any Non-U.S. Plans paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise), the U.S. Borrower shall notify the Administrative Agent of the full details of such change.

(g)                                  SEC Reports and Registration Statements.  Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms).  Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (g) so long as the Administrative Agent and each Lender have received notification of the same.

(h)                                 Information Relating to Collateral.  At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of the U.S. Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding fiscal year, and (iii) certifying that no Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

(i)                                     Other Notices.  Promptly after the receipt thereof, copies of all notices of an event of default received by any Credit Party from the holders of any Material Indebtedness or any trustee with respect thereto.

(j)                                    Violation of Anti-Terrorism Laws.  Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person that owns, directly or indirectly, any Equity Interests of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the specific target of any of the Anti-Terrorism Laws, such Credit Party will notify the Administrative Agent and (ii) upon the written request of the Administrative Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act or to demonstrate compliance with any reporting requirement under any other applicable anti-terrorism or anti-money laundering act or regulation.

(k)                                 Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 5.07, the consolidated financial statements of the U.S. Borrower and its Subsidiaries delivered pursuant to Section 6.01(a) or 6.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant thereto had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for the financial statements from the immediately preceding reporting period in form and substance satisfactory to the Administrative Agent.

(l)                                     Mandatory Prepayments.  Promptly, and in any event within five (5) Business Days, the U.S. Borrower shall provide the Administrative Agent with notice of any event or action resulting in a mandatory prepayment under Section 2.13(c).

(m)                             Other Information.  Promptly upon the reasonable written request therefor (and in any event within ten (10) days of such request), such other information or documents (financial or otherwise)

relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.

Section 6.02                             Books, Records and Inspections.  Each Credit Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Restricted Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of such Credit Party and/or such Restricted Subsidiary in whomsoever’s possession (but only to the extent such Credit Party or such Restricted Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Restricted Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Restricted Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders (through the Administrative Agent) may request; provided, that such visits and inspections shall be limited to one (1) visit and inspection coordinated by the Administrative Agent per fiscal year so long as no Event of Default has occurred and is continuing; provided, further, that a Responsible Officer of any Borrower shall be afforded a reasonable opportunity to be present during all such meetings, inspections and discussions and such discussions with any accountants shall be subject to the execution of any customary indemnity, non-reliance letter or similar letter requested by such accountants.

Section 6.03                             Insurance.

(a)                                 Each Credit Party will, and will cause each of the Restricted Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are usually insured against in the same general area by similarly situated companies of similar size and engaged in the same or a similar business and operating in the same or similar locations, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by an Authorized Officer of the U.S. Borrower.

(b)                                 Each Credit Party will at all times keep its respective property that is subject to the Lien of any Security Document insured in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Credit Parties) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or ten (10) days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, and (iii) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent; provided that no such certificates or endorsements shall be required to be delivered prior to the date required by Section 6.15.

(c)                                  Each Credit Party shall maintain at all times, with respect to any Mortgaged Real Property that is a Flood Hazard Property, the flood insurance required by Section 6.10(d)(ii)(D), and shall deliver to the Administrative Agent evidence of such insurance in form and substance reasonably satisfactory to the Administrative Agent, including annual renewals of such insurance.

(d)                                 If any Credit Party shall fail to maintain any insurance in accordance with this Section 6.03, or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto (in each case, after giving effect to any applicable grace periods), the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the U.S. Borrower agrees to reimburse the Administrative Agent on written demand for all costs and expenses of procuring such insurance.

Section 6.04                             Payment of Taxes and Claims.  Each Credit Party will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, when due, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Credit Party or any of their respective Restricted Subsidiaries; provided, however, that no Credit Party nor any of their respective Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) (A) it has maintained adequate reserves with respect thereto in accordance with GAAP and (B) in the case of a tax or claim that has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim or (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207), with respect to its employees subject thereto, and any comparable provisions of applicable law, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 6.05                             Corporate Franchises.  Each Credit Party will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary or reasonably advisable to preserve and keep in full force and effect (i) its corporate existence, rights and authority and (ii), qualification, franchises, licenses, permits, intellectual property rights and governmental approvals and authorizations, except, in the case of this clause (ii), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06                             Good Repair.  Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 6.07                             Compliance with Statutes; Non-U.S. Plans; Canadian Pension Plans.

(a)                                 Compliance with Statutes.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, including all applicable Environmental Laws, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.  The U.S. Borrower will, in its reasonable business judgment, maintain in effect and enforce policies and procedures designed to ensure compliance, in all material respects, by the U.S. Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and anti-money laundering rules and regulations applicable to the Credit Parties and their Restricted Subsidiaries.

(b)                                 Non-U.S. Plans in the United Kingdom and Ireland.

(i)                  The U.S. Borrower shall ensure that neither it nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

(ii)               The U.S. Borrower shall ensure that all pension schemes operated by or maintained for the benefit of itself, any of its Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the United Kingdom Pensions Act 2004 and that no action or omission is taken by the U.S. Borrower or any of its Subsidiaries in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.S. Borrower or any of its Subsidiaries ceasing to employ any member of such a pension scheme).

(iii)            The U.S. Borrower shall ensure that all pension schemes operated by or maintained for itself or any Credit Party organized under the laws of Ireland which are defined benefit pension schemes are fully funded on the basis of applicable Irish legislative requirements and that no action is taken or omission is made by the U.S. Borrower or any such Credit Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or the U.S. Borrower or any of its Subsidiaries ceasing to employ any member of such a pension scheme).

(c)                                  Canadian Pension Plans.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, ensure that it does not establish or otherwise incur any obligations or liabilities with respect to any Canadian Defined Benefit Pension Plan.

Section 6.08                             Compliance with Environmental Laws.  Without limitation of the covenants contained in Section 6.07:

(a)                                 Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or where non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all Real Property free and clear of any Liens imposed pursuant to applicable Environmental Laws other than Permitted Liens.

(c)                                  No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Restricted Subsidiaries or transport or arrange for the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with Environmental Laws is being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by GAAP, or where non-compliance would not reasonably be expected to have a Material Adverse Effect.

(d)                                 If required to do so under any binding and applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of their Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by GAAP, or where non-compliance with any such order would not reasonably be expected to have a Material Adverse Effect.

Section 6.09                             Certain Subsidiaries to Join in Guaranty.

(a)                                 U.S. Subsidiaries.  In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any U.S. Subsidiary (other than an Excluded Subsidiary (unless, in the case of an Excluded Subsidiary that is not a CFC, a CFC Holdco or Subsidiary thereof, the U.S. Borrower elects to designate such Excluded

Subsidiary as a U.S. Borrower Guarantor by providing written notice to the Administrative Agent of its intent to designate such Subsidiary as a U.S. Borrower Guarantor; provided that if the jurisdiction of organization of such Subsidiary is not the same as the jurisdiction of organization of any existing Subsidiary Guarantor, the Administrative Agent shall have consented to the designation of such Subsidiary as a U.S. Borrower Guarantor (which consent may be withheld in its reasonable discretion))) that is not already a party to a U.S. Subsidiary Guaranty, such Credit Party will promptly, but in any event within 60 days (or such later date as the Administrative Agent agrees to in its reasonable discretion), cause such Subsidiary to deliver to the Administrative Agent (i) a U.S. Subsidiary Guaranty, duly executed by such U.S. Subsidiary, pursuant to which such U.S. Subsidiary becomes a U.S. Borrower Guarantor, (ii) resolutions of the Board of Directors or equivalent governing body of such U.S. Subsidiary, certified by the Secretary or an Assistant Secretary of such U.S. Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such U.S. Subsidiary Guaranty and the other Loan Documents to which such U.S. Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10.

(b)                                 Non-U.S. Subsidiaries.  Subject to the Agreed Security Principles, in the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Non-U.S. Subsidiary (other than an Excluded Subsidiary (other than an Excluded Subsidiary that the U.S. Borrower elects to designate as an EMEA Borrower Guarantor by providing written notice to the Administrative Agent of its intent to designate such Subsidiary as an EMEA Borrower Guarantor; provided that if the jurisdiction of organization of such Subsidiary is not the same as the jurisdiction of organization of any existing Subsidiary Guarantor, the Administrative Agent shall have consented to the designation of such Subsidiary as an EMEA Borrower Guarantor (which consent may be withheld in its reasonable discretion))) that is not already a party to a Non-U.S. Subsidiary Guaranty, such Credit Party will promptly, but in any event within 60 days (or such later date as the Administrative Agent agrees to in its reasonable discretion), cause such Subsidiary to deliver to the Administrative Agent (i) a Non-U.S. Subsidiary Guaranty, duly executed by such Subsidiary, pursuant to which such Subsidiary becomes an EMEA Borrower Guarantor, (ii) resolutions of the Board of Directors or equivalent governing body of such Subsidiary (and, in addition, in respect of any company incorporated in Sweden (a “Swedish Party”) a board resolution of the direct parent company of the Swedish Party approving all the Loan Documents to be entered into by that Swedish Party), certified by the Secretary or an Assistant Secretary or other officer of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such Non-U.S. Subsidiary Guaranty and the other Loan Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iii) all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10.

(c)                                  Subject to the Agreed Security Principles, in the event that any Person becomes a Non-U.S. Subsidiary of the U.S. Borrower and the ownership interests of such Non-U.S. Subsidiary are owned by the U.S. Borrower or by any Subsidiary Guarantor, the U.S. Borrower shall, or shall cause such Subsidiary Guarantor to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.10, and the U.S. Borrower shall take, or shall cause such Subsidiary Guarantor to take, all of the actions required under Section 6.10.

Section 6.10                             Additional Security; Further Assurances; Real Property Matters; Etc..

(a)                                 Additional Security.  Subject in the case of any Non-U.S. Assets (as defined in the Agreed Security Principles) to the Agreed Security Principles and subpart (b) below, if any Credit Party acquires, owns or holds an ownership interest in (i) any Real Property on which a Landing Site is located, to the extent that such Real Property has a fair market value in excess of $10,000,000 for any such Real Property and $50,000,000 in the aggregate for all such owned Real Property not covered by a Mortgage (in each case, with fair market value determined at the time of acquisition and agreed to by the Administrative Agent), or (ii) any personal property that is not at the time included in the Collateral, the U.S. Borrower will, in the case of each of clauses (i) and (ii) above, promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the applicable Credit Party will, within 60 days (or within 120 days in the case of any owned Real Property located in the United States, or within 150 days in the case of any owned Real Property located in a jurisdiction other than the United States) following request by the Administrative Agent (or such later date as the Administrative Agent agrees to in its reasonable discretion), grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent reasonably deems appropriate (collectively, the “Additional Security Documents”) or a joinder in any existing Security Document.  Furthermore, the U.S. Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, resolutions (including any necessary member or shareholder resolutions), a Perfection Certificate and other related documents (including, in the case of any Real Property that becomes subject to a Mortgage, all of the items required to be provided with respect to each Mortgaged Real Property pursuant to Section 6.10(d)(ii) or 6.10(d)(iii) below, as applicable) as may be reasonably requested in writing by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Non-U.S. Subsidiaries.  Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, no U.S. Credit Party shall be required to (i) pledge (or cause to be pledged) more than 65% of the Equity Interests in any direct Subsidiary of a U.S. Credit Party that is a CFC or CFC Holdco, (ii) pledge (or cause to be pledged), or grant security (or cause security to be granted) in, any assets of a Subsidiary that is a CFC or a CFC Holdco, including Equity Interests in any Subsidiary that is a direct or indirect Subsidiary of a CFC or a CFC Holdco or any assets of a direct or indirect Subsidiary of a CFC or CFC Holdco or (iii) cause any CFC, CFC Holdco or any Subsidiary thereof to join in any U.S. Subsidiary Guaranty or to become a party to any U.S. Security Document, in each case of this clause (b) in respect of any U.S. Obligations.

(c)                                  Further Assurances.  Subject to the limitations set forth in Section 6.09 and this Section 6.10, the Credit Parties will, and will cause each of their respective Restricted Subsidiaries to, at the expense of the U.S. Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require, including any documents, instruments and filings required by the Assignment of Claims Act of 1940 (provided that the U.S. Borrower and the Credit Parties shall be deemed to have satisfied their obligations under this Section 6.10(c) with respect to the Assignment of Claims Act of 1940 upon delivery of forms signed solely by the Credit Parties).  Notwithstanding the foregoing, the Administrative Agent may elect, in its reasonable discretion, not to require a pledge of, or take a security interest in, those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the costs (including adverse tax consequences) of obtaining such Lien, pledge or security interest (including any mortgage, stamp, intangibles or other tax) exceed the benefit to the Lenders of the security afforded thereby.

(d)                                 Real Property Matters.

(i)                                Subject to the Funding Conditions Provision and Section 6.10(a)(i), the Credit Parties shall deliver to the Administrative Agent:  (A) within 120 days after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), a Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Mortgaged Real Property that is owned by a U.S. Credit Party as of the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion) and located in the United States; and (B) within 150 days after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), a Mortgage, in form and substance satisfactory to the Administrative Agent, with respect to each Mortgaged Real Property that is owned by an EMEA Credit Party as of the Closing Date and located in a jurisdiction outside of the United States.

(ii)                                Subject to Section 6.10(a)(i), the Credit Parties shall deliver to the Administrative Agent with respect to each Mortgaged Real Property located in the United States or Canada, no later than the date such parcel of Real Property becomes subject to a Mortgage (or within such other time limits as specified below), all of the following:

(A)                               an American Land Title Association (ALTA) (or equivalent in the case of any Real Property located in Canada) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (not to exceed the book value of such Real Property), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens, which Title Policy shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent;

(B)                               if a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the amount determined by the Administrative Agent in accordance with Section 6.10(d)(ii)(A) of such Real Property, as reasonably determined by the Credit Parties, and no appraisals shall be required unless required pursuant to applicable legal requirements;

(C)                               copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such Real Property;

(D)                               with respect to any owned Real Property located in the United States, no later than thirty (30) Business Days prior to the date on which such parcel of Real Property becomes subject to a Mortgage, (1) evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to (x) whether such Real Property is a Flood Hazard Property, and (y) if such Real Property is a Flood Hazard Property, (a) whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Real Property is a Flood Hazard Property and whether the community in which such Flood Hazard property is located is participating in the National Flood Insurance Program, and (c) evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property on terms and in such amounts required to comply with the Flood Disaster Protection Act (as amended from time to time) or other applicable law, including the applicable regulations of the Board of Governors of the Federal Reserve System;

(E)                                to the extent required by the Title Company for deletion of the so-called “survey exception”, a survey of such Real Property, certified by a licensed professional surveyor in a manner sufficient for the Title Company to remove such “survey exception”, or survey coverage in the Title Policy satisfactory to the Administrative Agent, acting reasonably;

(F)                                 a certificate of the U.S. Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the three-year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been received by any Credit Party, together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized); and

(G)                               an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby (or in the case of any such Real Property located in Canada, as to the enforceability of such Mortgage), provided that such opinion may assume, and no additional opinion will be required with respect to the power, authority, authorization and due execution and delivery by the applicable Credit Party of such Mortgage.

(iii)                                 Subject to the Agreed Security Principles and Section 6.10(a)(i), the Credit Parties shall deliver to the Administrative Agent with respect to each Mortgaged Real Property located in a jurisdiction other than the United States or Canada, no later than the date such parcel of Real Property becomes subject to a Mortgage, all such title insurance, flood insurance (to the extent required by applicable law), Phase I or equivalent environmental reports, surveys, documents, instruments, agreements, opinions and certificates are customarily required by lenders under similar financings with secured assets in the applicable country and as are reasonably agreed upon by the parties to the EMEA Facility Security Documents, in each case in form reasonably satisfactory to the Administrative Agent with respect to each such Real Property to create in favor of the Administrative Agent, for the benefit of the Secured Creditors, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest (where applicable) in such Real Property.

(iv)        Subject to Section 6.10(a)(i), with respect to each Mortgaged Real Property located in the United States, no later than thirty (30) Business Days prior to the date on which such parcel of Real Property becomes subject to a Mortgage, the Administrative Agent shall deliver (A) to the Lenders, a completed standard “life of loan” flood hazard determination form, (B) if such Real Property is a Flood Hazard Property, (1) to the U.S. Borrower, notice of that fact and, if applicable, notice that flood insurance coverage under the National Flood Insurance Program is not available because the community in which the Real Property is located does not participate in the National Flood Insurance Program, (2) to the Lenders, evidence of the receipt by the U.S. Borrower of such notice and (C) to the Lenders, if such notice is required to be provided to the U.S. Borrower and flood insurance is available in the community in which such Real Property is located, evidence of the required flood insurance.  Notwithstanding anything to the contrary herein, no Mortgage shall be required to be executed with respect to any Real Property pursuant to the terms hereof or any other Loan Documents unless and until each Revolving Lender has confirmed to the Administrative Agent in writing its satisfaction with flood insurance due diligence and compliance.

(e)                                  Closing Date Collateral.  To the extent that any security interests (including the creation or perfection thereof) in any Collateral cannot be provided or perfected on the Closing Date after the U.S. Borrower’s use of commercially reasonable efforts to do so (other than (1) with respect to the Credit Parties (other than the Target Companies) (the “Buyer Loan Parties”), grants of security interests in Collateral subject to the UCC that may be perfected by the filing of UCC financing statements (but excluding transmitting utility financing statements, which, if applicable, will be required to be filed within ten (10) Business Days following the Closing Date), (2) the pledge and delivery by the Buyer Loan Parties of stock or other equity certificates evidencing certificated stock or other types of Equity Interests that are part of the Collateral (provided that (x) such equity certificates with respect to the Target Companies will be required to be delivered on the Closing Date only to the extent received from the Target after the U.S. Borrower’s use of commercially reasonable efforts to obtain such certificates on or prior to the Closing Date and (y) such equity certificates with respect to any Subsidiary of the U.S. Borrower not delivered under the Borrower Existing Credit Agreement will be required to be delivered on the Closing Date only to the extent in the U.S. Borrower’s possession after the U.S. Borrower’s use of commercially reasonably efforts to obtain such certificates on or prior to the Closing Date, and if such stock certificates are not in the U.S. Borrower’s possession on the Closing Date, then, in the case of the preceding clauses (x) and (y), such stock certificates will be required to be delivered within forty-five (45) days following the Closing Date (or such later date as may be agreed by the Administrative Agent), (3) with respect to the Buyer Loan Parties, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office (as applicable) and (4) a pledge of 100% of the Equity Interests of the Purchaser (the “Purchaser Pledge Agreement”)), the provision and/or perfection of security interests therein shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but shall be required to be provided and/or perfected pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Applicable Borrower, each acting reasonably, within ninety (90) days following the Closing Date (or (x) one hundred twenty (120) days following the Closing Date in the case of any actions necessary to provide and/or perfect a security interest that is required to be granted and perfected in any facility constituting Real Property that is owned by a U.S. Credit Party and located in the United States (or, in any case, such longer period as may be agreed by the Administrative Agent), (y) one hundred twenty (120)  days following the Closing Date in the case of any actions required in any non-U.S. jurisdiction in order to create or perfect a security interest in any Collateral and (z) one hundred fifty (150) days following the Closing Date in the case of any actions necessary to provide and/or perfect a security interest that is required to be granted and perfected in any facility constituting Real Property that is owned by a Non-U.S. EMEA Credit Party and located in its jurisdiction of organization (solely, in each case, to the extent that the creation or perfection of such security interest is required under the applicable Loan Documents or, in each case such later date as may be agreed by the Administrative Agent) (collectively, the “Funding Conditions Provision”); provided that:

(i)                  the U.S. Borrower, the EMEA Borrower and each Closing Date Subsidiary Guarantor shall, as relevant, (A) file or cause to be filed any transmitting utility financing statements within ten (10) Business Days following the Closing Date and (B) deliver any Closing Date Undelivered Stock Certificates within forty-five (45) days after the Closing Date (or, with respect to any Closing Date Undelivered Stock Certificates, such later date as may be agreed by the Administrative Agent);

(ii)               except as otherwise provided in this Agreement and with respect to any actions required in any non-U.S. jurisdiction in order to provide or perfect any security interests in such Collateral, within 120 days following the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), the U.S. Borrower, the EMEA Borrower and each Closing Date Subsidiary Guarantor shall have duly executed and delivered (A) such Non-U.S. Security Agreements or other Security Documents and such other agreements, instruments and documents relating to the Collateral owned by the U.S. Borrower, the EMEA Borrower or such Closing Date Subsidiary Guarantor, in form, substance and scope comparable to the collateral documentation executed by the U.S. Borrower, the EMEA Borrower or such Closing Date Subsidiary Guarantor in connection with the Target Existing Credit Agreements or the Borrower Existing Credit Agreement, as applicable, or otherwise reasonably satisfactory to the Administrative Agent, and (B) such resolutions (including any necessary member or shareholder resolutions), certificates, legal opinions and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Non-U.S. Security Agreements or other Security Documents, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)            in respect of any Subsidiary incorporated in the United Kingdom (or political subdivision thereof) whose shares are the subject to Liens created by the Security Documents (a “Charged Company”), the Administrative Agent shall have received either:

(A)                               a certificate of an authorized signatory of the U.S. Borrower certifying that:

(1)                                 each of it and its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from that Charged Company; and

(2)                                 no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of that Charged Company which is certified by an Authorized Officer of the U.S. Borrower to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date; or

(B)                               a certificate of an Authorized Officer of the U.S. Borrower certifying that such Charged Company is not required to comply with Part 21A of the United Kingdom Companies Act 2006.

(f)                                   Taxes.  The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in Section 6.10(d), including but not limited to (A) all mortgage, intangibles or similar taxes or fees, however characterized, payable in respect of this Agreement, the execution and delivery of the Notes, any of the Mortgages or any of the other Loan Documents or the recording of any of the same or any other documents related thereto; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and to all costs and expenses required for the recording of the Mortgages or any other Loan Documents or any other related documents in the appropriate public records.

(g)                                  Collateral Coverage.  Not later than sixty (60) days after each delivery of audited financial statements pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2018), Restricted Subsidiaries as are required to ensure that (1) the aggregate of earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA but calculated as to the EMEA Credit Parties as a consolidated group and excluding all entities that are U.S. Credit Parties (the “Non-U.S. EMEA Credit Parties”)) of the Non-U.S. EMEA Credit Parties represents not less than 55% of earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA but calculated as to the Non-U.S. Group as a consolidated group) of the Non-U.S. Group and (2) the aggregate consolidated total assets (excluding goodwill and intercompany items) of the Non-U.S. EMEA Credit Parties represents not less than 50% of the consolidated total assets (excluding goodwill and intercompany items) of the Non-U.S. Group, will provide a duly executed Non-U.S. Subsidiary Guaranty to the Administrative Agent and will grant Liens on their assets in accordance with Section 6.10(a) on terms consistent with the Agreed Security Principles, as applicable (the “Collateral Coverage Requirement”); provided that (i) the test in this clause (g) shall be tested by reference to the most recent annual financial statements delivered to the Administrative Agent as confirmed by a Compliance Certificate from the U.S. Borrower which shall be prima facie evidence thereof and in the event of any dispute as to whether or not such tests are satisfied, a determination by the auditors of the Borrowers, in the absence of manifest error, will be conclusive and binding on the Lenders and (ii) notwithstanding the foregoing, the Administrative Agent shall not be required to release any Subsidiary Guarantor from its obligations under the Loan Documents solely as a result of compliance with the Collateral Coverage Requirement.

Section 6.11                             Maintenance of Ratings.  The U.S. Borrower shall use commercially reasonable efforts to maintain public corporate credit and corporate family ratings (but not any particular level) of the U.S. Borrower from S&P and Moody’s, respectively, and public ratings and public recovery ratings (but not any particular level) from S&P and Moody’s for the credit facilities provided pursuant to this Agreement.

Section 6.12                             Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 5.06 and request the issuance of Letters of Credit only to support obligations of the U.S. Borrower or its Subsidiaries and in the case of any Existing Letter of Credit, for the purposes set forth in the documentation governing such Existing Letter of Credit.

Section 6.13                             Unrestricted Subsidiaries.

(a)                                 The U.S. Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the U.S. Borrower (other than the EMEA Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(i)                                          immediately before and after such designation, no Event of Default shall have occurred and be continuing;

(ii)                                       no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary; and

(iii)                                    the Investment resulting from the designation of any such Subsidiary as an Unrestricted Subsidiary pursuant to this  Section 6.13 is permitted under Section 7.05 at the time of such designation.

(b)                                 The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the U.S. Borrower therein at the date of designation in an amount equal to the fair market value of the U.S. Borrower’s or its Subsidiary’s (as applicable) investment therein.

(c)                                  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the U.S. Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the U.S. Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.14                             United Kingdom People with Significant Control Regime.  Each Credit Party shall (and the U.S. Borrower shall ensure that each of its Subsidiaries will):

(a)           within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company incorporated in the United Kingdom (or any political subdivision thereof) whose shares are the subject of Liens under the Security Documents; and

(b)           promptly provide the Administrative Agent with a copy of such notice.

Section 6.15          Post-Closing Obligations.  Each Credit Party shall deliver the documents and take the actions, as applicable, set forth on Schedule 6.15 within the time periods specified therein.

ARTICLE VII.

NEGATIVE COVENANTS

Each of the U.S. Borrower and the EMEA Borrower hereby covenants and agrees, that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made) as follows:

Section 7.01          Changes in Business.  No Credit Party nor any of its Restricted Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Restricted Subsidiaries (including the Target Companies) on the Closing Date and any other business reasonably related, complementary or ancillary thereto.  With respect to each Credit Party and Restricted Subsidiary subject to the European Insolvency Regulation, no such Credit Party will, nor will it permit any of its Restricted Subsidiaries to, knowingly, without the prior written consent of the Administrative Agent, change its centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) or its place of central administration unless it is changing to a centre of main interest and place of central administration located in the same country as the original centre of interest.

Section 7.02          Consolidation, Merger, Acquisitions, Asset Sales, etc.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger, consolidation or amalgamation, (iii) make or otherwise effect any Acquisition, (iv) make or otherwise effect any Asset Sale, except that each of the following shall be permitted:

(a)           (i) the merger, consolidation or amalgamation of (A) any Restricted Subsidiary of any Borrower with or into such Borrower; provided that such Borrower is the surviving or continuing or resulting corporation; (B) any Restricted Subsidiary of any Borrower with or into any Subsidiary Guarantor; provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (C) any Subsidiary of any Borrower that is not a Credit Party with or into any other Subsidiary of any Borrower that is not a Credit Party or (ii) any Holding Company Merger; provided that, substantially concurrently with the consummation of such Holding Company Merger, (x) New Parent shall provide a guarantee of the Obligations in a form reasonably satisfactory to the Administrative Agent, (y) New Parent shall deliver to the Administrative Agent the documents required of a U.S. Subsidiary or Credit Party under Sections 6.09(a) and 6.10 (including in respect of the Equity Interests of the U.S. Borrower held by the New Parent. but excluding, for the avoidance of doubt, any Security Document in regard of the Equity Interests of New Parent), in each case, in a form reasonably satisfactory to the Administrative Agent and (z) the Administrative Agent, New Parent and U.S. Borrower shall negotiate in good faith to execute amendments to the Loan Documents such that the representations and warranties, covenants, events of default and other similar provisions herein and therein that currently apply to the U.S. Borrower also apply to New Parent; provided, further, that this Section 7.02(a) shall supersede any provisions in Section 11.12 to the contrary;

(b)           so long as no Specified Event of Default has occurred and is continuing, or would result therefrom, any Asset Sale by (i) any U.S. Credit Party to any other U.S. Credit Party, (ii) any Restricted Subsidiary that is not a Credit Party to any Credit Party; (iii) any Non-U.S. Subsidiary of the U.S. Borrower that is an EMEA Credit Party to any other EMEA Credit Party, or (iv) any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary that is not a Credit Party; provided that, to the extent any such Asset Sale constitutes an Investment, it shall be permitted under Section 7.05 (other than Section 7.05(q));

(c)           any transaction permitted pursuant to Section 7.05 or 7.06;

(d)           the U.S. Borrower or any of its Restricted Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair market value and at least 75% of such consideration consists of cash, (ii) in the case of any Asset Sale involving consideration in excess of $20,000,000, at least three (3) Business Days prior to the date of completion of such Asset Sale, the U.S. Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Event of Default has occurred and is continuing, or would result from consummation of such transaction and (iii) the U.S. Borrower or such Restricted Subsidiary uses the proceeds of such Asset Sale to prepay the Loans as and to the extent required by Section 2.13(c)(v);

(e)           so long as no Event of Default has occurred and is continuing, or would result therefrom, the U.S. Borrower or any of its Restricted Subsidiaries may dispose of non-core assets acquired in connection with any Permitted Acquisition consummated after the Closing Date;

(f)            the sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g)           in addition to any Asset Sale permitted herein, the U.S. Borrower or any of its Restricted Subsidiaries may consummate other Asset Sales in an amount not to exceed, in any fiscal year, the greater of (x) $100,000,000 and (y) an amount equal to 20% of Pro Forma EBITDA for the Testing Period most recently ended, provided, that the U.S. Borrower or such Restricted Subsidiary uses the proceeds of such Asset Sale to prepay the Loans as and to the extent required by Section 2.13(c)(v);

(h)           the U.S. Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition or any Investment that is not prohibited by the terms hereof;

(i)            so long as no Event of Default has occurred and is continuing, or would result therefrom, any Restricted Subsidiary other than the EMEA Borrower may dissolve, liquidate or wind up its affairs (x) if the U.S. Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interests of the Credit Parties taken as a whole and (y) so long as, if such Restricted Subsidiary is a Guarantor, the assets or business of such Restricted Subsidiary shall be transferred to, or otherwise owned and conducted by, a Credit Party;

(j)            Ordinary Course Dispositions;

(k)           the settlement, termination or unwinding of any Hedging Obligations or Permitted Equity Derivative; and

(l)            dispositions of Equity Interests in any Subsidiary prior to the time such Subsidiary becomes a wholly-owned Subsidiary, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, plans, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such person becoming a Subsidiary.

Section 7.03          Liens.  No Credit Party will, nor will any Credit Party permit its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such

Credit Party or such Restricted Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)           any Standard Permitted Lien;

(b)           Liens in existence on the Closing Date that are listed in Schedule 7.03 hereto and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.04(b), and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)           Liens securing Indebtedness permitted pursuant to Section 7.04(c); provided, that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness, (ii) do not encumber any other property of any Credit Party or their Restricted Subsidiaries, (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the cost of the property secured by such Lien, and (iv) the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(d)           any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties under the Loan Documents or any Indebtedness under any Secured Hedge Agreement or Secured Cash Management Agreement;

(e)           Liens in respect of Permitted Receivables Financings permitted pursuant to Section 7.04(h);

(f)            Liens on cash collateral and certificates of deposit securing Indebtedness permitted pursuant to Section 7.04(q) in an amount not to exceed $1,000,000 at any time;

(g)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary), in each case, on or after the Closing Date (provided that (x) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (y) such Lien does not extend to or cover any assets or property other than the assets or property subject to such Lien prior to the date such assets or property is acquired or such Person becomes a Restricted Subsidiary, as applicable, and (z) to the extent such Lien is securing indebtedness, such secured indebtedness is otherwise permitted to be incurred pursuant to Section 7.04;

(h)           the Microsoft Permitted Liens and Key Customer Liens existing on the property of any Person at the time such Person becomes a Restricted Subsidiary; provided that, in the case of the Microsoft Hibernia Atlantic Liens, at all times on or after the date that is 150 days after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), the Microsoft Hibernia Atlantic Liens shall, pursuant to the terms of an Agreed Customer Lien Subordination Agreement, be subordinated to the Liens granted pursuant to the Loan Documents (it being acknowledged that Microsoft may require that the Administrative Agent, and the Administrative Agent hereby agrees to, enter into an Agreed Customer NDA in connection therewith); provided, further, that, in the case of any Key Customer Lien, (x) such Lien was not created in contemplation of the Target Acquisition or such Person becoming a Restricted Subsidiary, (y) such Lien does not extend to or cover any assets or property other than that reasonably related to the commercial arrangement with such Key Customer and (z) if such Lien is subordinated immediately prior to the Closing Date, such Lien shall continue to be subordinated after the Closing Date;

(i)            Liens securing Indebtedness permitted pursuant to Sections 7.04(l) and (s);

(j)            Liens on the Collateral owned by any U.S. Credit Party securing Junior Lien Indebtedness permitted pursuant to Section 7.04(k);

(k)           other Liens of the U.S. Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed the greater of (x) $40,000,000 and (y) an amount equal to 7.5% of Pro Forma EBITDA for the most recently ended Testing Period; and

(l)            Liens on any Equity Interests of Unrestricted Subsidiaries.

Section 7.04          Indebtedness.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any of their respective Restricted Subsidiaries, except:

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           the Indebtedness existing on the Closing Date and set forth on Schedule 7.04 hereto and any Permitted Refinancing thereof;

(c)           Indebtedness of the Credit Parties and their Restricted Subsidiaries incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capitalized Lease Obligations and Purchase Money Indebtedness (and including any such Indebtedness that is assumed in connection with a Permitted Acquisition) in an aggregate amount at any one time outstanding not to exceed the greater of (x) $120,000,000 and (y) an amount equal to 20% of Pro Forma EBITDA for the most recently ended Testing Period;

(d)           Indebtedness of Non-Credit Parties in an aggregate amount at any one time outstanding not to exceed the greater of (x) $60,000,000 and (y) an amount equal to 10% of Pro Forma EBITDA for the most recently ended Testing Period;

(e)           any intercompany loans (i) made by the U.S. Borrower or any of its Restricted Subsidiaries to the U.S. Borrower or any of its Restricted Subsidiaries, as applicable, to the extent existing on the Closing Date (provided that such intercompany loans were not incurred in connection with the Transactions), (ii) made by any Non-Credit Party to any other Non-Credit Party, (iii) made by any U.S. Credit Party to any other U.S. Credit Party, (iv) made by any Credit Party to any U.S. Credit Party, (v) made by any EMEA Credit Party to any other EMEA Credit Party, (vi) made by any U.S. Credit Party to any EMEA Credit Party in an aggregate principal amount not to exceed the greater of (x) $125,000,000 and (y) an amount equal to 25% of Pro Forma EBITDA for the most recently ended Testing Period, and (vii) made by a Credit Party to any Non-Credit Party in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $60,000,000 and (y) an amount equal to 10% of Pro Forma EBITDA for the most recently ended Testing Period; provided that all such intercompany loans are subject to the Intercompany Subordination Agreement;

(f)            (i) Indebtedness of the U.S. Borrower and its Subsidiaries under Hedge Agreements; provided that such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes and (ii) Indebtedness consisting of obligations under any Permitted Equity Derivatives;

(g)           Indebtedness constituting Guaranty Obligations permitted by Section 7.05;

(h)           Indebtedness in connection with Permitted Receivables Financings in an aggregate amount at any one time outstanding not to exceed the greater of (x) $60,000,000 and (y) an amount equal to 10% of Pro Forma EBITDA for the most recently ended Testing Period;

(i)            unsecured Indebtedness; provided that (i) no Event of Default (or, in the case of debt incurred or assumed in connection with a Limited Condition Acquisition, no Specified Event of Default) shall exist and be continuing at the time such Indebtedness is assumed or incurred or would result therefrom, (ii) on a Pro Forma Basis immediately after giving effect to the assumption or incurrence of such Indebtedness and any related transactions, the Consolidated Total Net Leverage Ratio does not exceed

6.00:1.00 (excluding, solely for the purposes of this calculation, the cash proceeds of any such Indebtedness being incurred at such time), (iii) the final maturity of such Indebtedness shall not be earlier than 91 days after the latest Term Loan Maturity Date then in effect and (iv) the weighted average life to maturity of such Indebtedness shall not be shorter than 91 days after the weighted average life to maturity of any outstanding Term Loans; provided that (x) the aggregate outstanding principal amount of Incremental Equivalent Debt and Indebtedness incurred pursuant to this Section 7.04(i) of the Non-U.S. EMEA Credit Parties (or any of them) shall not exceed the EMEA Ratio Debt Cap and (y) the amount of such Indebtedness incurred by Non-Credit Parties shall not exceed $25,000,000 in the aggregate at an time outstanding;

(j)            Indebtedness arising from agreements of any Credit Party or any of their Restricted Subsidiaries providing for indemnification, adjustment of purchase price, working capital adjustments or similar adjustments (including earn-out obligations), in each case, whether or not evidenced by a note, and incurred or assumed in connection with the Target Acquisition, any Permitted Acquisition or any Asset Sale or Investment permitted under this Agreement (any such obligations, “Deferred Acquisition Obligations”);

(k)           other Indebtedness of the U.S. Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed the greater of (x) $120,000,000 and (y) an amount equal to 20% of Pro Forma EBITDA for the most recently ended Testing Period;

(l)            Incremental Equivalent Debt;

(m)          Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums in the ordinary course of business;

(n)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts to the extent incurred in the ordinary course of business;

(o)           Indebtedness consisting of obligations to make payments and/or promissory notes issued by any Credit Party to finance the purchase or redemption of Equity Interests of the U.S. Borrower to the extent the applicable Restricted Payment is not permitted by Section 7.06(d)(B); provided that any such Indebtedness shall be subject to the maximum cash consideration set forth in Section 7.06(d)(B);

(p)           obligations in respect of surety, stay, customs and appeal bonds, bid or performance bonds and performance and completion guaranties and obligations of a like nature (including letters of credit related thereto), worker’s compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, trade contracts, governmental contracts and leases, in each case incurred in the ordinary course of business and not in connection with the borrowing of money;

(q)           reimbursement obligations with respect to (x) the letters of credit existing on the Closing Date and set forth on Schedule 7.04(q) hereto and (y) banker acceptances, bank guarantees or other similar instruments or obligations incurred in the ordinary course of business;

(r)            (i) the 2024 Notes outstanding on the Closing Date and (ii) any Permitted Refinancing thereof;

(s)            to the extent constituting Indebtedness, deposits and advance payments received from customers in the ordinary course of business consistent with past practices;

(t)            Indebtedness (including any guaranties) incurred in connection with granting any IRU or entering into similar arrangements conveying capacity, including put rights granted in connection therewith;

(u)           non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness permitted under this Section 7.04;

(v)           Indebtedness arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch corporate income tax purposes between Restricted Subsidiaries incorporated in the Netherlands;

(w)          Indebtedness of any Restricted Subsidiary incorporated in the Netherlands pursuant to a declaration of joint and several liability in respect of another Restricted Subsidiary used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code);

(x)           unsecured Indebtedness assumed in connection with a Permitted Acquisition or other permitted Investment under this Agreement; provided that (i) no Event of Default (or, in the case of debt incurred or assumed in connection with a Limited Condition Acquisition, no Specified Event of Default) shall exist and be continuing at the time such Indebtedness is assumed or would result therefrom, (ii) such Indebtedness was not incurred in contemplation of or in connection with such Permitted Acquisition and (iii) on a Pro Forma Basis immediately after giving effect to the assumption or incurrence of such Indebtedness and any related transactions, the Consolidated Total Net Leverage Ratio does not exceed 6.00:1.00.

(y)           reimbursements owed to officers, directors, managers, consultants and employees of the U.S. Borrower or any Restricted Subsidiary for business expenses of the U.S. Borrower or any Restricted Subsidiary in the ordinary course of business;

(z)           Indebtedness under daylight borrowing facilities incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three (3) days of the date on which such Indebtedness is incurred;

(aa)         Indebtedness incurred in the ordinary course of business as a result of the operation of capitalized property leases which relate to data centers and/or points of presences only;

(bb)         Indebtedness under any agreement in relation to the provision of fiber cable or duct incurred in the ordinary course of business that has the commercial effect of a trade creditor arrangement but which is treated as a finance lease for accounting purposes; and

(cc)         any Indebtedness incurred in relation to any part time worker arrangements in accordance with the German Old-Age Employee Part Time Act (Altersteilzeitgesetz) pursuant to section 7(b) of book IV of the German Social Act (Sozialgeetzbuch).

Section 7.05          Investments and Guaranty Obligations.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a)           Investments by the U.S. Borrower or any of its Restricted Subsidiaries in cash, Cash Equivalents or Investment Grade Securities;

(b)           any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c)           the U.S. Borrower and its Restricted Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)           any Permitted Creditor Investment;

(e)           loans and advances to officers, directors, consultants, managers and employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $5,000,000 at any time;

(f)            Investments existing as of the Closing Date and described on Schedule 7.05 hereto;

(g)           any Guaranty Obligations of the Credit Parties or any of their respective Restricted Subsidiaries in favor of the Secured Creditors pursuant to the Loan Documents;

(h)           Investments of the U.S. Borrower and its Restricted Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i)            Investments (A) of the U.S. Borrower or any of its Restricted Subsidiaries in any Subsidiary existing as of the Closing Date (including in connection with the Transactions), (B) of the U.S. Borrower or any of its Restricted Subsidiaries in any U.S. Credit Party made after the Closing Date, (C) of any Non-U.S. EMEA Credit Party in any other Credit Party made after the Closing Date, (D) of any Non-Credit Party in any other Non-Credit Party, (E) of (x) U.S. Credit Parties in Non-U.S. EMEA Credit Parties or (y) of Credit Parties in Non-Credit Parties, in each case under this clause (E) either (I) constituting intercompany loans permitted by Section 7.04(e) or (II) in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) an amount equal to 20% of Pro Forma EBITDA for the most recently ended Testing Period and (F) any transfer pricing arrangements constituting Investments as in existence on the Closing Date and any other transfer pricing arrangements consistent with past practice;

(j)            Investments of any Non-Credit Party in any other Restricted Subsidiary of the U.S. Borrower;

(k)           intercompany loans and advances permitted by Section 7.04(e);

(l)            Permitted Acquisitions;

(m)          any Guaranty Obligation incurred by any Credit Party with respect to Indebtedness of another Credit Party that is permitted by Section 7.04;

(n)           Investments arising as a result of Permitted Receivables Financings;

(o)           so long as no Event of Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments by the U.S. Borrower or any of its Restricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future advances, not exceeding the Available Amount immediately prior to the time of the making of any such Investment;

(p)           Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business;

(q)           Investments consisting of promissory notes and other non-cash consideration, in each case received in connection with Asset Sales permitted by Section 7.02; provided that, subject to the Agreed Security Principles, the applicable Credit Party complies with the requirements of the Security Documents of which it is a party with respect to any such promissory notes or other instruments;

(r)            Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(s)            advances of payroll payments to employees in the ordinary course of business;

(t)            Investments represented by Permitted Bond Hedge Transactions;

(u)           Investments in connection with the Transactions;

(v)           any Guaranty Obligation or indemnity securing liabilities to part-time retirees (Altersteilzeit); and

(w)          any guarantee incurred in relation to any part time worker arrangements in accordance with the German Old-Age Employee Part Time Act (Altersteilzeitgesetz) or sections 7(b), 7(e) of book IV of the German Social Act (Sozialgesetzbuch IV).

Section 7.06          Restricted Payments.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           the U.S. Borrower or any of its Restricted Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock) so long as no Change of Control would result therefrom;

(b)           (i) any Restricted Subsidiary of the U.S. Borrower may declare and pay or make Capital Distributions to the U.S. Borrower or any other Credit Party, and (ii) any Non-Credit Party may declare and pay or make Capital Distributions to any other Non-Credit Party, the U.S. Borrower or any other Credit Party;

(c)           dividends and other distributions by any Restricted Subsidiary to the Applicable Borrower in order to fund the consolidated or combined federal, foreign, state and local income taxes payable by the Applicable Borrower on behalf of an affiliated group filing consolidated or combined returns which includes the Applicable Borrower;

(d)           (A) any Restricted Subsidiary may make distributions to the U.S. Borrower in the amount required for the Borrower to pay franchise, income and other taxes owing by it and (B) the U.S. Borrower may, unless an Event of Default has occurred and is continuing, make distributions to effect any repurchase, redemption, acquisition, cancellation or other retirement for value of the Equity Interests in the U.S. Borrower or its Restricted Subsidiaries or to effect the termination of options to purchase Equity Interests of the U.S. Borrower, in each instance, held by a former or current directors, officers and employees (or their estates, spouses or former spouses) of the U.S. Borrower or any of its Restricted Subsidiaries (x) upon their death, disability, retirement or termination of employment for a maximum cash consideration under this subclause (B)(x) not to exceed the greater of (i) $10,000,000 and (ii) an amount equal to 2.50% of Pro Forma EBITDA for the most recently ended Testing Period in any fiscal year (which amount under this subclause (B)(x) may, if unused in any fiscal year, be used in subsequent fiscal years)or (y) for the purpose of paying taxes due and payable by such employees on account of stock owned by such employees under the U.S. Borrower’s employee incentive plan;

(e)           Restricted Payments arising as a result of Permitted Receivables Financings;

(f)            the U.S. Borrower and its Restricted Subsidiaries may make additional Restricted Payments, in an aggregate amount not to exceed, during the term of this Agreement, the greater of (x) $100,000,000 and (ii) an amount equal to 20% of Pro Forma EBITDA for the most recently ended Testing Period ;

(g)           the U.S. Borrower and its Restricted Subsidiaries may make additional unlimited Restricted Payments, so long as (x) no Event of Default has occurred and is continuing and (y) the U.S.

Borrower shall be in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio of not more than 3.00 to 1.00;

(h)           the U.S. Borrower and its Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment; provided, that (x) no Event of Default shall exist and be continuing at the time of the making of such Restricted Payment or would result therefrom and (y) the U.S. Borrower shall be in compliance with a Consolidated Total Net Leverage Ratio of not more than 4.00:1.00 on a Pro Forma Basis;

(i)            payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Subordinated Indebtedness or Junior Lien Indebtedness prohibited by the subordination provisions thereof;

(j)            Restricted Payments of Deferred Acquisition Obligations permitted under Section 7.04(j);

(k)           the repurchase of Equity Interests (i) deemed to occur upon the exercise of options, warrants or other convertible securities to the extent that such Equity Interests represent all or a portion of the exercise price thereof and (ii) deemed to occur upon the withholding of a portion of Equity Interests granted or awarded to any current or former officer, director, manager, employee or consultant to pay for taxes payable by such Person in connection with such grant or award (or the vesting thereof);

(l)            the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; and

(m)          Restricted Payments in connection with the Transactions.

Section 7.07          Financial Covenant. Beginning with the first full fiscal quarter after the Closing Date, solely during any fiscal quarter in which the Aggregate Revolving Facility Exposure exceeds 30% of the Total Revolving Commitment (excluding (i) undrawn Letters of Credit up to $20,000,000, (ii) Letters of Credit that are Cash Collateralized or backstopped in full by other letters of credit and (iii) for the first two full fiscal quarters ending after the Closing Date, Revolving Loans used to fund Transaction expenses or original issue discount imposed pursuant to the market flex provisions of the Fee Letter), the U.S. Borrower will not permit the Consolidated Net Secured Leverage Ratio, on a Pro Forma Basis, to be greater than the maximum ratio specified below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Ratio
September 30, 2018	6.50:1.00
December 31, 2018	6.50:1.00
March 31, 2019	6.50:1.00
June 30, 2019	6.50:1.00
September 30, 2019	6.25:1.00
December 31, 2019	6.25:1.00
March 31, 2020	6.00:1.00
June 30, 2020	6.00:1.00
September 30, 2020	5.50:1.00
December 31, 2020	5.50:1.00

March 31, 2021	5.50:1.00
June 30, 2021	5.00:1.00
September 30, 2021	5.00:1.00
December 31, 2021	4.50:1.00
March 31, 2022	4.50:1.00
June 30, 2022 and thereafter	4.25:1.00

Section 7.08          Limitation on Certain Restrictive Agreements.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Restricted Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Credit Party or any such Restricted Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Restricted Subsidiary, or pay any Indebtedness owed to any Credit Party or any Restricted Subsidiary, or to make loans or advances to any Credit Party or any Restricted Subsidiary, or transfer any of its property or assets to any Credit Party or any Restricted Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting, assignments or other transfers contained in leases, licenses, joint venture agreements and similar agreements granted to customers in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such liens or the property or assets subject to such leases, license, joint venture agreements or similar agreements, as the case may be), (iv) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (v) customary restrictions affecting only a Restricted Subsidiary of the U.S. Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (vi) restrictions affecting any Non-Credit Party under any agreement or instrument governing any Indebtedness of such Non-Credit Party permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (vii) any document relating to Indebtedness secured by a Lien permitted by Section 7.03, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (viii) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (ix) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary, (x) any restrictions existing on the date hereof and set forth on Schedule 7.08, (xi) the 2024 Notes Indenture, all agreements executed in connection therewith and any Permitted Refinancing thereof, and (xii) any restrictions existing at the time any Subsidiary becomes a Subsidiary of the U.S. Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the U.S. Borrower.

Section 7.09          Transactions with Affiliates.  No Credit Party will, nor will any Credit Party permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the U.S. Borrower, any of its Restricted Subsidiaries, and, in the case of a Restricted Subsidiary, the U.S. Borrower or another Restricted Subsidiary) other than in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) provision of services outside the United States and sales of goods to an Affiliate for use or distribution outside the United States in each case that in the good faith judgment of the Credit Parties substantially complies with any applicable legal requirements of the Code, (ii) transactions pursuant to any Permitted Receivables Financing, (iii) the lease of real property between and among the U.S. Borrower and its Subsidiaries or between and among any Subsidiary of the U.S. Borrower and any other Subsidiary, in each case consistent with past practice or (iv) agreements and transactions with and payments to officers, directors, employees and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the U.S. Borrower, and not prohibited by any of the other provisions of this Agreement or in violation of any law, rule or regulation.

Section 7.10          Modification of Certain Agreements.

(a)           No Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any Credit Party’s Organizational Documents that would reasonably be expected to adversely affect the Administrative Agent and the Lenders in any material respect.

(b)           No Credit Party will, nor shall it permit any of its Restricted Subsidiaries to, amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any Subordinated Debt Document or Junior Lien Debt Document governing or evidencing Subordinated Indebtedness or Junior Lien Indebtedness, as applicable, that constitutes Material Indebtedness (other than any amendment, modification, supplement, waiver or other change (x) which does not adversely affect the Administrative Agent or the Lenders in any material respect or (y) for which no fee is payable to the holders of such Subordinated Indebtedness or Junior Lien Indebtedness, as applicable, and that (i) extends the maturity or reduces the amount of any repayment, prepayment or redemption of the principal of such Subordinated Indebtedness or Junior Lien Indebtedness, as applicable, (ii) reduces the rate or extends any date for payment of interest, premium (if any) or fees payable on such Subordinated Indebtedness or Junior Lien Indebtedness, as applicable or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents or Junior Lien Debt Document, as applicable, less restrictive on any applicable Credit Party).

Section 7.11          Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.

(a)           No Credit Party nor any of their respective Subsidiaries is specifically targeted by or shall be in violation of any U.S. law, regulation, or list of any government agency (including the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders (FSE) List maintained by OFAC, Executive Order No. 13224 or the USA Patriot Act) or other foreign law, regulation or list of any government agency applicable to it (including the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, the “Consolidated list of persons, groups and entities subject to EU financial sanctions” maintained by the European Union External Action Service and the annexes to Regulation (EU) No. 833/2014 (as amended) maintained by the European Union) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to the Applicable Borrower or from otherwise conducting business with such Borrower or any other Credit Party.

(b)           The Borrowers will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any of their respective Subsidiaries, joint ventures, partners or other Persons, (i) to fund any unlawful activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(c)           Notwithstanding anything to the contrary, this Section 7.11 shall not be interpreted or applied to any Credit Party with its seat in Germany to the extent that the obligations under this Section 7.11 would violate or expose such Credit Party or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the Federal Republic of Germany or the European Union and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV)).

Section 7.12          Fiscal Year.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, change its fiscal year end from December 31.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.01          Events of Default.  Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)           Payments:  any Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made (unless such payment is otherwise declined), upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for five (5) or more days, in the payment when due of any interest on the Loans, any Fees or any other Obligations or any reimbursement obligation in respect of any Unpaid Drawing, or fail to Cash Collateralize any Letter of Credit when required to do so hereunder; or

(b)           Representations, etc.:  any representation, warranty or statement made by any Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of which made, deemed made, or confirmed; or

(c)           Certain Covenants:  any Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in (1) Sections 6.01(a) — (f), or (j), 6.05(i), or Article VII of this Agreement (provided that a Default as a result of a breach of Section 7.07 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans unless and until the Revolving Lenders have declared all amounts outstanding under the Revolving Facility to be immediately due and payable and all outstanding Revolving Commitments to be immediately terminated, in each case in accordance with this Agreement) or (2) Sections 6.04, 6.09, 6.10, or 6.15 of this Agreement and such default is not remedied for a period of ten (10) days; or

(d)           Other Covenants:  any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of any Credit Party obtaining knowledge of such default or (ii) the U.S. Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e)           Cross Default Under Other Agreements; Hedge Agreements:  the U.S. Borrower or any Significant Subsidiary shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of the U.S. Borrower or any Significant Subsidiary shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); provided that (x) this clause (e)(ii) shall not apply to secured Indebtedness that becomes due and is actually paid as a result of the voluntary sale or transfer of the property or assets securing such

Indebtedness, if such sale, transfer or repayment of Indebtedness is permitted hereunder and (y) with respect to any Indebtedness which is convertible into Equity Interests and permitted hereunder, the conversion of such Indebtedness into Equity Interests in accordance with the terms thereof shall not constitute, for purposes of this clause (e)(ii), an event or condition which would allow the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity; or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Hedge Agreement or any other agreement or instrument relating thereto and as a result of such payment default, “termination value” (as defined in such Hedge Agreement) owed by such Credit Party is in excess of $50,000,000; or

(f)            Invalidity of Loan Documents:  subject to the Legal Reservations and the Non-U.S. Perfection Requirements, at any time after any Loan Document is executed and delivered and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, (i) such Loan Document or any material provision thereof shall cease to be in full force and effect, or (ii) the U.S. Borrower or any of its Subsidiaries shall assert that such Loan Document or any material provision thereof is invalid; or

(g)           Invalidity of Liens:  subject to the Legal Reservations and the Non-U.S. Perfection Requirements (i) any security interest or Lien purported to be created by any Security Document shall cease to be in full force and effect (other than (A) in accordance with the terms hereof and thereof or (B) in connection with the satisfaction in full of the Obligations in accordance with the terms hereof), or shall cease to give the Administrative Agent, for the benefit of the applicable Secured Creditors, the Liens, rights, powers and privileges in any Collateral having a fair market value, individually or in the aggregate, in excess of $10,000,000, purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) other than to the extent resulting from (x) an action by the Administrative Agent directly resulting in the execution or filing of an erroneous UCC financing statement amendment, termination or assignment or any other equivalent document in any jurisdiction of organization of any Credit Party or any jurisdiction whose laws govern the provisions of security interests in assets of such Credit Party or (y) the failure of the Administrative Agent to maintain possession of any collateral delivered to the Administrative Agent pursuant to and as required by the Loan Documents, or (ii) the U.S. Borrower or any of its Subsidiaries shall assert that any security interest or Lien purported to be created by any Security Document is invalid (other than in accordance with the terms hereof and thereof); or

(h)           Judgments:  (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, would result in a judgment order or decree) shall be entered against the U.S. Borrower or any Significant Subsidiary involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $50,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the U.S. Borrower and all Significant Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 45 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against the U.S. Borrower or any Significant Subsidiary involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $50,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 45 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(i)            Insolvency Event:  any Insolvency Event shall occur with respect to the U.S. Borrower the EMEA Borrower or any Significant Subsidiary; or

(j)            ERISA Event, Non-U.S. Plan Event or Canadian Pension Plan Event:  any ERISA Event, Non-U.S. Plan Event or Canadian Pension Plan Event shall have occurred and either (i) such event or events would reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien in excess of $50,000,000 on the assets of the U.S. Borrower or any Significant Subsidiary; or

(k)           Change of Control:  if there occurs a Change of Control.

Section 8.02          Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders (or, if a Financial Covenant Event of Default has occurred and is continuing, upon the written request of the Required Revolving Lenders, and in such case only with respect to the Revolving Commitments and any Letters of Credit), by written notice to the U.S. Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the U.S. Borrower or any other Credit Party in any manner permitted under applicable law:

(a)           declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)           declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all other Obligations (other than any Obligations under any Secured Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the U.S. Borrower;

(c)           (i) terminate any Letter of Credit that may be terminated in accordance with its terms and/or (ii) require the U.S. Borrower to Cash Collateralize all or any portion of the LC Outstandings; or

(d)           exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and/or (c)(ii) above shall occur automatically without the giving of any such notice.

Section 8.03          Application of Certain Payments and Proceeds.

(a)           All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents from any U.S. Credit Party and all proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pledged by the U.S. Credit Parties shall, unless otherwise required by the terms of the other relevant Loan Documents or by applicable law, be applied as follows:

(i)      first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii)     second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender or each LC Issuer, ratably among them in proportion to the aggregate of all such amounts;

(iii)    third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)    fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each LC Issuer in proportion to the aggregate of all such amounts, (B) the amounts due to Secured Hedge Providers under Secured

Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice, (C) the amounts due to Cash Management Banks under Secured Cash Management Agreements and (D) to the Administrative Agent for the benefit of each LC Issuer to Cash Collateralize the Stated Amount of outstanding Letters of Credit;

(v)     fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents, Secured Hedge Agreements and Cash Management Banks that are then due and payable to the Secured Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vi)    finally, any remaining surplus after all of the Obligations have been paid in full, to the U.S. Borrower or to whomsoever shall be lawfully entitled thereto.

(b)           All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other relevant Loan Documents from any Non-U.S. EMEA Credit Party and all proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the EMEA Facility Collateral pledged by the Non-U.S. EMEA Credit Parties shall, unless otherwise required by the terms of the other relevant Loan Documents or by applicable law, be applied as follows:

(i)      first, to the payment of that portion of the Non-U.S. EMEA Credit Party Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii)     second, to the payment of that portion of the Non-U.S. EMEA Credit Party Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender, ratably among them in proportion to the aggregate of all such amounts;

(iii)    third, to the payment of that portion of the Non-U.S. EMEA Credit Party Obligations constituting accrued and unpaid interest on the EMEA Term Loan, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)    fourth, pro rata to the payment of (A) that portion of the Non-U.S. EMEA Credit Party Obligations constituting unpaid principal of the EMEA Term Loans, ratably among the Lenders in proportion to the aggregate of all such amounts, (B) the amounts due to Secured Hedge Providers by Non-U.S. EMEA Credit Parties under Secured Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice, and (C) the amounts due to Cash Management Banks by Non-U.S. EMEA Credit Parties under Secured Cash Management Agreements;

(v)     fifth, to the payment of all other Non-U.S. EMEA Credit Party Obligations of the Non-U.S. EMEA Credit Parties owing under or in respect of the Loan Documents, Secured Hedge Agreements and Cash Management Banks that are then due and payable to the Secured Creditors, ratably based upon the respective aggregate amounts of all such Non-U.S. EMEA Credit Party Obligations owing to them by Non-U.S. EMEA Credit Parties on such date; and

(vi)    finally, any remaining surplus after all of the Non-U.S. EMEA Credit Party Obligations have been paid in full, to the EMEA Borrower or to whomsoever shall be lawfully entitled thereto.

Notwithstanding the foregoing, consistent with Section 2.22, (i) no Non-U.S. EMEA Credit Party shall be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees and other obligations of the U.S. Borrower or any U.S. Credit Party (including all U.S. Obligations) as a result of the exercise of remedies by the Administrative Agent or any Lender under this Section 8.03 or otherwise and (ii) no proceeds of Collateral of any Non-U.S. EMEA Credit Party shall be applied to the obligations of the U.S. Borrower or any U.S. Credit Party (including any U.S. Obligations).

The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request in writing, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.01          Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent for such Lender and exempt the Administrative Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to the extent legally possible to it, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b)           Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty Agreements, the Security Documents, the Collateral and any other Loan Document.  Each Lender irrevocably authorizes the Administrative Agent to accept, for and on behalf of the Lender, any parallel debt obligations with the Credit Parties pursuant to which the Administrative Agent shall have its own, independent right to demand payment of the amounts payable by each Credit Party in connection with the Obligations.  Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien (x) encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented or (y) upon the termination of the Commitments and the payment in full (other than Hedging Obligations, Banking Services Obligations, contingent indemnification obligations and unasserted expense reimbursement obligations) of all Obligations and the expiration or termination of all Letters of Credit (other than those that have been Cash Collateralized or backstopped), (ii) subordinate any Lien (x) to the extent such subordination is expressly permitted under this Agreement or (y) to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, or (iii) release any Subsidiary Guarantor from a Guaranty Agreement (w) if all of the Equity Interests of such Subsidiary Guarantor owned by any Credit Party are sold in a sale permitted under the Loan Documents (including pursuant to a waiver or consent), (x) if such Subsidiary Guarantor becomes an Excluded Subsidiary in accordance with the terms of this Agreement, (y) upon the termination of the Commitments and the payment in full (other than contingent indemnification obligations and unasserted expense reimbursement obligations) of all Obligations and the expiration or termination of all Letters of Credit (other than those that have been Cash Collateralized or backstopped) or (z) with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented.

(c)           Solely for the purposes of English law and (where applicable) Scots law, the Administrative Agent declares that pursuant to the terms of the UK Security Documents it shall hold the UK Security Property as security trustee for the UK Secured Parties on the terms contained in this Agreement and the UK Security Documents.  Each of the parties to this Agreement acknowledges and agrees to such appointment of the Administrative Agent as security trustee and agrees that the Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the UK Security Documents (and no others shall be implied).

(d)           Solely for the purposes of Irish law, the Administrative Agent declares that pursuant to the terms of the Irish Security Documents it shall hold the Irish Security Property as security trustee for the Irish Secured Parties on the terms contained in this Agreement and the Irish Security Documents.  Each of the parties to this Agreement acknowledges and agrees to such appointment of the Administrative Agent as security trustee and agrees that the Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Irish Security Documents (and no others shall be implied).

(e)           Solely for the purposes of Swiss law:

(i)            The Administrative Agent shall:-

(A)          hold and administer any non-accessory Collateral (nicht-akzessorische Transaktionssicherheit) governed by Swiss law as indirect representative (indirekter Stellvertreter) in its own name but on behalf and for the benefit of the Secured Creditors; and

(B)          hold and administer any accessory Collateral (akzessorische Transaktionssicherheit) (e.g. a right of pledge) governed by Swiss law (a “Swiss Accessory Security”) for itself (including as creditor of any parallel debt obligations) and as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Creditors.

(ii)           Each Secured Creditor (other than the Administrative Agent) hereby appoints the Administrative Agent as its direct representative (direkter Stellvertreter) and authorises the Administrative Agent (whether or not by or through employees or agents):-

(A)          to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any Security Documents creating a Swiss Accessory Security;

(B)          to accept, execute and deliver in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Security Documents creating a Swiss Accessory Security and to administer, exercise such rights, remedies, powers and discretions as are delegated to or conferred upon the Administrative Agent thereunder together with such powers and discretions as are reasonably incidental thereto;

(C)          to effect in its name and on its behalf as its direct representative (direkter Stellvertreter) any release of any Swiss Accessory Security created under any  Security Documents in accordance with this Agreement; and

(D)          to take such other action in its name and on its behalf as its direct representative (direkter Stellvertreter) as may from time to time be authorized under or in accordance with the Loan Documents.

(f)            Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

(g)           Solely for the purpose of German law,

(i)      the Administrative Agent shall: (x) hold and administer any Security Documents governed by German law which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee (treuhänderisch) for the benefit of the Secured Creditors; and (y) administer any Security Document governed by German law which is pledged (Verpfändung) or otherwise transferred to any Secured Creditor under an accessory security right (akzessorische Sicherheit) as agent.

(ii)     Each Secured Creditor (other than the Administrative Agent) hereby authorises the Administrative Agent (whether or not by or through employees or agents): (x) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto; (y) to take such action on its behalf as may from time to time be authorised under or in accordance with the Security Documents; and (z) to accept and enter into as its attorney (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Creditor as security for the Obligations (other than U.S. Obligations) under German law and to agree to and execute on its behalf as its attorney (Stellvertreter) any amendments, confirmations and/or alterations to any Security Documents governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Security Documents.

(iii)    Each of the Secured Creditors (other than the Administrative Agent) hereby relieves the Administrative Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Creditor. A Secured Creditor which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent accordingly.

(iv)    Each Secured Creditor (other than the Administrative Agent) hereby ratifies and approves all acts and declarations previously done by the Administrative Agent on such Secured Creditor’s behalf (including for the avoidance of doubt any declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Creditor as future pledgee or otherwise).

(v)     Each of the Secured Creditors (other than the Administrative Agent) hereby authorises the Administrative Agent to (sub-)delegate any powers granted to it under this Section 9.01(f) to any attorney it may elect in its discretion and to grant powers of attorney to any such attorney (including the exemption from self-dealing and representing several persons (in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (in each case to the extent legally possible)).”

For greater certainty, and without limiting the powers of the Administrative Agent, each Lender, on its own behalf and on behalf of its Affiliates, hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative of the Secured Creditors (as contemplated in Article 2692 of the Civil Code of Québec) in order to enter into, to take and to hold, on their behalf and for their benefit, hypothecs granted by any Credit Party on property pursuant to the laws of the Province of Québec in order to secure obligations of any Credit Party hereunder or under any other Loan Document, Secured Cash Management Agreement or Secured Hedge Agreement and to exercise such powers and duties that are conferred upon the Administrative Agent thereunder.  The execution by the Administrative Agent, acting as such hypothecary representative, prior to this Agreement of any deeds of hypothec is hereby ratified and confirmed.  The constitution of the Administrative Agent as hypothecary representative shall be deemed to have been ratified and confirmed by (on its own behalf and on behalf of its Affiliates) each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Creditors’ rights and obligations under this Agreement, the other Loan Documents, Secured Cash Management Agreements or a Secured Hedge Agreement by the execution of an assignment, including an Assignment Agreement, or other agreement pursuant to which it becomes such assignee or participant.  The Administrative Agent, acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis to the Administrative Agent acting as hypothecary representative.

Section 9.02         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, delegates, co-security trustees (in the case of the UK Security Documents, the Irish Security Documents or the Northern Irish Security Documents) or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents, delegates, co-security trustees (in the case of the UK Security Documents, the Irish Security Documents or the Northern Irish Security Documents) or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03.  All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03         Exculpatory Provisions.  Neither the Administrative Agent nor any of its Related Parties nor any Receiver shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default. The Administrative Agent shall not be responsible to any Lender for the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations thereunder.

Section 9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the U.S. Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders or all applicable Lenders, as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the U.S. Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or the Required Revolving Lenders with respect to any Event of Default under Section 7.07); provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of the Lenders.

Section 9.06         Non-Reliance.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07         No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder:  (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 9.08                               USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within ten (10) days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09                               Indemnification.  The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the U.S. Borrower, but without limitation of the U.S. Borrower’s obligation to do so; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section shall survive the payment of all Obligations.

Section 9.10                               The Administrative Agent in Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.11                               Successor Administrative Agent.  The Administrative Agent may resign at any time upon not less than 30 days’  prior written notice to the Lenders, each LC Issuer and the Borrowers.  Such resignation shall take effect upon the earlier of (i) the appointment of a successor Administrative Agent pursuant to this Agreement and (ii) 5:00 P.M. (New York City time) on the 30th day following receipt by the Borrowers, the Lenders and each LC Issuer of the written resignation notice.  Upon receipt of any such written notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, to appoint a successor (other than any Person that is a Disqualified Lender), which consent of the Borrowers shall not be unreasonably withheld, delayed or conditioned and which shall not be required during the continuance of a Specified Event of Default (other than with respect to the appointment of any Person that is a Competitor, which shall require the consent of the U.S. Borrower under all circumstances).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each LC Issuer, with the consent of the Borrowers, which consent shall not be unreasonably withheld, delayed or conditioned and which shall not be required during the continuance of a Specified Event of Default (other than with respect to the appointment of any Person that is a Competitor, which shall require the consent of the U.S. Borrower under all circumstances), appoint a successor Administrative Agent who shall not be a Disqualified Lender; provided, however, that if the Administrative Agent shall notify the Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the terms hereof.  Upon the effective time of the resignation of the Administrative Agent, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the U.S. Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the U.S. Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

For purposes of any Security Document expressed to be governed by the laws of the Netherlands, any resignation by the Administrative Agent is not effective with respect to its rights under any parallel debt obligations until all rights and obligations with respect to such parallel debt obligations have been assigned to and assumed by the successor Administrative Agent.  The Administrative Agent will reasonably cooperate in assigning its right under the parallel debt obligations to any such successor agent and will reasonably cooperate in transferring all rights under any Security Document expressed to be governed by the laws of the Netherlands (as the case may be) to such successor agent.

Section 9.12                               Other Agents.  Any Lender identified herein as a Syndication Agent, Documentation Agent,  Lead Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13                             UK Security Documents, Irish Security Documents and Northern Irish Security Documents.

(a)                                 Winding up of UK Security Trust.  If the Administrative Agent determines that (x) all of the Obligations and all other obligations secured by the Loan Documents have been fully and finally discharged and (y) none of the Lenders is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Loan pursuant to the Loan Documents the trusts set out in this Agreement and the UK Security Documents in relation to the UK Security Documents shall be wound up and the Administrative Agent shall release, without recourse or warranty, all of the Liens created under the UK Security Documents and the rights of the Administrative Agent under each of the UK Security Documents.

(b)                                 UK Powers Supplemental.  The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the UK Security Documents shall be supplemental to the Trustee Act 1925, and the Trustee Act 2000 and the Trusts (Scotland) Act 1921 and in addition to any which may be vested in the Administrative Agent by general law or otherwise.

(c)                                  UK Disapplication.  Section 1 of the Trustee Act 2000 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement in respect of the UK Security Documents.  Where there are any inconsistencies between the Trustee Act 1925, the United Kingdom Trustee Act 2000, the Trusts (Scotland) Act 1921, the Trustee Act (Northern Ireland) 1958 or the Trustee Act (Northern Ireland) 2001 of Northern Ireland and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

(d)                                 Irish Powers Supplemental.  The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the Irish Security Documents shall be supplemental to the Irish Trustee Act 1893 (as amended) and in addition to any which may be vested in the Administrative Agent by general law, regulation or otherwise.

(e)                                  Irish Disapplication.  Where there are any inconsistencies between the Irish Trustee Act 1893 (as amended) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail.

(f)                                   Northern Irish Powers Supplemental.  The rights, powers and discretions conferred upon the Administrative Agent by this Agreement in respect of the Northern Irish Security Documents shall be supplemental to the Trustee Act (Northern Ireland) 1958 and the Trustee Act (Northern Ireland) 2001 (as amended) and in addition to any which may be vested in the Administrative Agent by general law, regulation or otherwise.

(g)                                  Northern Irish Disapplication.  Section 1 of the Trustee Act (Northern Ireland) 2001 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by this Agreement in respect of the Northern Irish Security Documents.  Where there are any inconsistencies between the Trustee Act (Northern Ireland) 1958 or the Trustee Act (Northern Ireland) 2001 (as amended) and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act (Northern Ireland) 2001, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

Section 9.14                               Agency for Perfection.  The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.  Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party.  Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.15                               Proof of Claim.  The Lenders and the Borrowers hereby agree that after the occurrence and during the continuance of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, examinership, administration, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers or any of the Subsidiary Guarantors, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)                                 to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder.  Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Further, nothing contained in this Section 9.15 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.16                             Posting of Approved Electronic Communications.

(a)                                 Delivery of Communications.  Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)                                 Platform.  Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c)                                  No Warranties as to Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 Delivery Via Platform.  The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)                                  No Prejudice to Notice Rights.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.17                                         Credit Bidding.  Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign, and including any Debtor Relief Law) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

Section 9.18                                         Intercreditor Agreements.  The Administrative Agent is authorized to enter into, any intercreditor or subordination agreement or arrangement entered into in connection with any Incremental Equivalent Debt permitted hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Incremental Equivalent Debt (or any Permitted Refinancing of the foregoing), to the extent permitted hereby), and the parties hereto acknowledge that any intercreditor or subordination agreement or arrangement entered into in connection herewith or contemplated hereby, will be binding upon them.  Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor or subordination agreement or arrangement entered into in connection with any Incremental Equivalent Debt permitted hereby and (b) hereby authorizes and instructs the Administrative Agent to enter into, if applicable, any intercreditor or subordination agreement or arrangement entered into in connection herewith or contemplated hereby (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements or arrangements in connection with the incurrence by any Credit Party of any Incremental Equivalent Debt (or any Permitted Refinancing of the foregoing) to the extent permitted hereby) and in the case of any such intercreditor or subordination agreement or arrangement, subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.19                             Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)                  such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, any Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, any Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that:

(i)                  none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of any Obligation),

(iv)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, any Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, any Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)              no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, any Letters of Credit, the Commitments or this Agreement.

(c)                                  The Administrative Agent and each of the Lead Arrangers hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, any Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, any Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, any Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.20                                         Parallel Obligations.  Notwithstanding any other provision of this Agreement, the Borrowers hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Creditors, sums equal to and in the currency of each amount payable by such Borrower to Secured Creditors with respect to the EMEA Term Loan and the other EMEA Facility Obligations under the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Creditors to take appropriate steps, in insolvency proceedings affecting such Credit Party, to preserve its entitlement to be paid that amount (the “Parallel Obligation”). The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Borrower under this Section 9.20, irrespective of any discharge of such Borrower’s obligation to pay those amounts to the other Secured Creditors resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Credit Party, to preserve their entitlement to be paid those amounts. Any amount due and payable by a Borrower to the Administrative Agent under this Section 9.20 shall be decreased to the extent that the other Secured Creditors have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Credit Party to the other Secured Creditors under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 9.20. The rights of the Secured Creditors (other than the Administrative Agent) to receive payment of amounts payable by each Borrower under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 9.20.

ARTICLE X.

GUARANTY

Section 10.01                                  Guaranty by the U.S. Borrower.  The U.S. Borrower hereby irrevocably and unconditionally guarantees, for the benefit of the Secured Creditors, all of the following (collectively, the “U.S. Borrower Guaranteed Obligations”):  (a) all Obligations, (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Borrower) under this Agreement, (b) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Restricted Subsidiary of the U.S. Borrower under any Secured Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Secured Hedge Provider, in each case, other than any Excluded Swap Obligations and (c) all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Restricted Subsidiary of the U.S. Borrower under any Cash Management Agreement or any other document or agreement executed and delivered in connection therewith to any Cash Management Bank and, in each case, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding (including under any Debtor Relief Law), regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code or under any Debtor Relief Law).  Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from any Subsidiary or Affiliate of the U.S. Borrower, or any other action, occurrence or circumstance whatsoever.  Upon failure by any Credit Party to pay punctually any of the U.S. Borrower Guaranteed Obligations, the U.S. Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02                                  Reserved.

Section 10.03                                  Guaranty Unconditional.  The obligations of the U.S. Borrower under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a)                                 any extension, renewal, settlement, compromise, waiver or release (other than a waiver or release of the entire amount of the U.S. Borrower Guaranteed Obligations in connection with the termination in full of the Commitments and the repayment in full of the Loans and all interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents (other than contingent indemnification obligations, unasserted expense reimbursement obligations and Letters of Credit that have been Cash Collateralized or backstopped) concurrently with the termination of the Loan Documents) in respect to the U.S. Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b)                                 any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

(c)                                  any release, non-perfection or invalidity of any direct or indirect security for the U.S. Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any U.S. Borrower Guaranteed Obligations;

(d)                                 any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding (including under any Debtor Relief Law) affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the U.S. Borrower Guaranteed Obligations;

(e)                                  the existence of any claim, set-off or other rights that the U.S. Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f)                                   any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the U.S. Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the U.S. Borrower Guaranteed Obligations; or

(g)                                  any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article, constitute a legal or equitable discharge of the U.S. Borrower’s obligations under this Section other than the irrevocable payment in full of all U.S. Borrower Guaranteed Obligations.

Section 10.04                                  Borrower Obligations to Remain in Effect; Restoration.  The U.S. Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other U.S. Borrower Guaranteed Obligations, and all other amounts payable by the Borrowers, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the U.S. Borrower Guaranteed Obligations, shall have been paid in full (other than contingent indemnification obligations, unasserted expense reimbursement obligations and Letters of Credit that have been Cash Collateralized or backstopped).  If at any time any payment of any of the U.S. Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party (including under any Debtor Relief Law), the U.S. Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05                                  Waiver of Acceptance, etc.  The U.S. Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06                                  Subrogation.  Until the indefeasible payment in full of all of the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations and Letters of Credit that have been Cash Collateralized or backstopped) and the termination of the Commitments hereunder, the U.S. Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07                                  Effect of Stay.  In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the U.S. Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party (including under any Debtor Relief Law), all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the U.S. Borrower Guaranteed Obligations shall nonetheless be payable by the U.S. Borrower under this Article forthwith on demand by the Administrative Agent.

Section 10.08                                  Keepwell.  The U.S. Borrower, to the extent it is a Qualified ECP Guarantor, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the U.S. Borrower to honor all of its obligations under this Article X in respect of Secured Hedge Agreements (provided, however, that the U.S. Borrower shall only be liable under this Section 10.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.08, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the U.S. Borrower under this Section 10.08 shall remain in full force and effect until payment in full of all of the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations and Letters of Credit that have been Cash Collateralized or backstopped) and the termination of the Commitments hereunder.  The U.S. Borrower intends that this Section 10.08 constitute, and this Section 10.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI.

MISCELLANEOU.S.

Section 11.01                                  Payment of Expenses, etc.  Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lead Arrangers, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and invoiced out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments, including without limitation all out-of-pocket expenses and legal fees of counsel to the Administrative Agent and the Lead Arrangers (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent, the Lead Arrangers and the Lenders, taken as a whole, and, if necessary, one special counsel and one firm of local counsel in each relevant material jurisdiction for the Administrative Agent, the Lead Arrangers and the Lenders, taken as a whole (and the in case of an actual or reasonably perceived conflict of interest, one additional conflicts counsel for the affected Persons, taken as a whole)); (ii) all reasonable and invoiced out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers in connection with any amendment, waiver or consent relating to any of the Loan Documents, including all out-of-pocket expenses and legal fees of counsel (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent, the Lead Arrangers and the Lenders, taken as a whole, and, if necessary, one special counsel and one firm of local counsel in each relevant material jurisdiction for the Administrative Agent, the Lead Arrangers and the Lenders, taken as a whole (and the in case of an actual or reasonably perceived conflict of interest, one additional conflicts counsel for the affected Persons, taken as a whole)); (iii) all reasonable, invoiced out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including the reasonable and invoiced fees and disbursements of any individual counsel to the Administrative Agent and any Lender; (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes; (v) all the actual, reasonable and documented costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent and the Lenders, taken as a whole, and, if necessary, one special counsel and one firm of local counsel in each relevant material jurisdiction for the Administrative Agent and the Lenders, taken as a whole (and the in case of an actual or reasonably perceived conflict of interest, one additional conflicts counsel for the affected Persons, taken as a whole)); (vi) all the actual, reasonable and documented out-of-pocket costs and fees, expenses and disbursements of any external auditors, accountants, consultants or appraisers; and (vii) all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees, expenses and disbursements of external counsel and of any external appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

Section 11.02                                  Indemnification.  Each Credit Party agrees to indemnify the Administrative Agent, the Lead Arrangers, each LC Issuer, each Lender, and their respective Affiliates and their respective directors, officers employees and agents (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses (other than lost profits), liabilities, claims, damages and reasonable and documented fees and expenses incurred by any of them as a result of, or arising out of, or in connection with any related transaction or any claim, investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or the U.S. Borrower or any of its Affiliates or shareholders) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document or any of the other Transactions and to reimburse each such Indemnitee upon demand for any reasonable and documented fees and expenses, joint or several, incurred in connection with investigating or defending any of the foregoing, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, including the reasonable documented fees, disbursements and other charges of one outside counsel for all Indemnitees, taken as a whole, and, if necessary, one special counsel and one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one additional counsel for all such Indemnitees, taken as a whole, in the event of an actual conflict incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent (A) arising from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or such Indemnitee’s Related Parties (but in the case of any agent, advisor or other representative, only to the extent such agent or advisor was acting at the direction of the applicable Indemnitee) or (y) a material breach by such Indemnitee or such Indemnitee’s Related Parties of their obligations under the Loan Documents, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) arising solely from a dispute among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Lead Arranger or similar role under the Loan Documents) not involving or resulting from any action or inaction of the U.S. Borrower or any of its Affiliates).

To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.  For the avoidance of doubt, this Section 11.02 shall not apply to Taxes, except any Taxes that represent liabilities, losses, damages, penalties, claims, demands, costs and expenses arising from any non-Tax claims.

Section 11.03                        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender and each LC Issuer is hereby authorized at any time or from time to time, with or without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, and to the fullest extent permitted by law, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender or such LC Issuer (including by branches, agencies and Affiliates of such Lender or LC Issuer wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender or LC Issuer under this Agreement or under any of the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender or LC Issuer shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over promptly to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and LC Issuer agrees to promptly notify the U.S. Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04                        Equalization.

(a)                                 Equalization.  If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans, LC Participations or Fees (other than Fees that are intended to be paid solely to the Administrative Agent or an LC Issuer and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.  The provisions of this Section 11.04(a) shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Outstandings to any assignee or participant, other than to the U.S. Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply).

(b)                                 Recovery of Amounts.  If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)                                  Consent of Borrowers.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 11.05                        Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)                                     if to the Borrowers or to any other Credit Party, to it at 7900 Tysons One Place, Suite 1450, McLean, VA 22102, Attention: Chris McKee and Mike Sicoli, Telephone: (703) 442-5508, Electronic Mail: chris.mckee@gtt.net and mike.sicoli@gtt.net;

with a copy (which in itself shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA  02110
Attention:  Anna E.  Dodson
Telephone:  617-570-1164
Telecopier: 617-523-1231
Electronic Mail: adodson@goodwinlaw.com;

(ii)                                  if to the Administrative Agent, to it at the Notice Office; and

(iii)                               if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.04 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b)                                 Receipt of Notices.  Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone.  Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)                                  Electronic Communications.  Notices and other communications to the Administrative Agent, an LC Issuer or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent in its reasonable discretion.  The Administrative Agent and the Borrowers may, in their reasonable discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)                                 Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06                        Successors and Assigns.

(a)                                 Successors and Assigns Generally.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders; provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b)                                 Participations.  Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee or an Eligible Participant; provided that in the case of any such participation,

(i)                  the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii)               such Lender’s obligations under this Agreement (including its Commitments hereunder) shall remain unchanged,

(iii)            such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv)           such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)              the Applicable Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the applicable Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender, except that a participant shall (i) only deliver the forms described in Section 3.03(g) to the Lender granting it such participation, (ii) agree to be subject to the provisions of Sections 3.05(b) and 11.12(h) as if it were a Lender and (iii) not be entitled to receive any greater payment under Section 3.03 than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a Change in Law occurring after the participant became a participant hereunder and the Applicable Borrower consented to such participant.  Notwithstanding the foregoing, no Lender shall knowingly grant a participation to any Person other than an Eligible Participant or Eligible Assignee if such grant of a participation to such Person together with the participations previously granted to such Person and known to the Lender exceed $3,000,000 in the aggregate.  The Administrative Agent shall not be liable in the event that a participation in any Loan or Commitment is transferred or granted to any Restricted Participant or exceeds the threshold set forth in the foregoing sentence.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount of (and stated interest on) the portion of such Loan that is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.  A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Assignments by Lenders.

(i)                              Any Lender may assign all, or if less than all, a fixed portion, of its Loans, LC Participations and/or Commitments (in each case together with a proportional interest in the Security Documents governed by Swedish law, if any) and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A)                               except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1,000,000 in the case of any assignment in respect of the Revolving Facility and $1,000,000 in the case of any assignment in respect of the Term Loans;

(B)                               in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders; and

(C)                               upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the U.S. Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments.

(ii)                              To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii)                               At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the U.S. Borrower and the Administrative Agent the applicable Internal Revenue Service Forms and all other documentation described in Section 3.03(g).

(iv)                             With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent (on behalf of and acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon).  Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).

(v)                             Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank, central banking authority or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank, central banking authority or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it.  No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(vi)                             In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the U.S. Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)                                 No SEC Registration or Blue Sky Compliance.  Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e)                                  Representations of Lenders.  Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to Section 11.06(b), (c) and (f), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f)                                   Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the U.S. Borrower, the option to provide to the any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the U.S. Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the U.S. Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.  The Borrowers acknowledge and agree that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.10, 2.14, 3.01, 3.03, 11.01, 11.02 and 11.03, shall be considered a Lender.

Section 11.07                        No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of a Loan or any LC Issuance shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any LC Issuer may have had notice or knowledge of such Default or Event of Default at the time.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08                        Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial; Service of Process.

(a)                                 THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT (EXCEPT AS EXPRESSLY SET FORTH THEREIN), OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC ISSUER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)                                  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05.  EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d)                                 THE ADMINISTRATIVE AGENT, EACH LENDER, THE LC ISSUER AND EACH CREDIT PARTY PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, THE LC ISSUER OR SUCH CREDIT PARTY IN CONNECTION THEREWITH.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, EACH LENDER AND THE LC ISSUER ENTERING INTO THE LOAN DOCUMENTS.

(e)                                  The EMEA Borrower agrees that service of process in any action or proceeding brought in the State of New York may be made upon the U.S. Borrower, and the EMEA Borrower confirms and agrees that the U.S. Borrower has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent to serve any such process in any other manner permitted by applicable law or to obtain jurisdiction over the EMEA Borrower in such other jurisdictions, and in such manner, as may be permitted by applicable law.

Section 11.09                        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

Section 11.10                        Integration.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.  To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement will prevail.

Section 11.11                        Headings Descriptive.  The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12                        Amendment or Waiver; Acceleration by Required Lenders.

(a)                                 Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrowers and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i)                  no change, waiver or other modification shall:

(A)                               increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B)                               extend or postpone any Revolving Facility Termination Date, any Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is an LC Participant beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C)                               reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates (y) any amendment or modification of defined terms used in financial covenants or (z) waiving the applicability of the MFN Protection or any mandatory prepayment (including, for the avoidance of doubt, Excess Cash Flow)), without the written consent of such Lender;

(D)                               reduce the amount of any Unpaid Drawing as to which any Lender is an LC Participant, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E)                                reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender;

(F)                                 amend or waive any of the conditions to funding set forth in Section 4.02 without the consent of the Required Revolving Lenders; and

(ii)               no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A)                               release any Borrower from any of its obligations hereunder;

(B)                               release the U.S. Borrower from its guaranty obligations under Article X or release any Credit Party from any Guaranty Agreement, except, in the case of a Subsidiary Guarantor, (w) in accordance with a transaction permitted under this Agreement, (x) to the extent that the release of such Subsidiary Guarantor would not result in the release of Subsidiary Guarantors having a value, in the aggregate, that constitutes all or substantially all of the value, in the aggregate, of all Subsidiary Guarantors, collectively, (y) in the case of any U.S. Borrower Guarantor, to the extent that the release of such U.S. Borrower Guarantor would not result in the release of U.S. Borrower Guarantors having a value, in the aggregate, that constitutes all or substantially all of the value, in the aggregate, of the U.S. Borrower Guarantors, collectively or (z) subject to the Agreed Security Principles, as would not result in the release of Non-U.S. EMEA Credit Parties having a value, in the aggregate, that constitutes all or substantially all of the value, in the aggregate, of the Non-U.S. EMEA Credit Parties;

(C)                               release all or any substantial portion of the Collateral, except in connection with a transaction permitted under this Agreement;

(D)                               amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required;

(E)                                reduce the percentage specified in, or otherwise modify, the definition of “Required Lenders” or “Required Revolving Lenders”;

(F)                                 consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement (other than as required with respect to the Holding Company Merger); or

(G)                               amend, modify or waive any provision of Section 2.07(b), Section 2.14(b), Section 2.14(e) or Section 11.04 in a manner that would alter the pro rata sharing of payments required thereby.

(iii)            any amendment, change, waiver or other modification to the Fee Letter shall, in each case, be effective if in writing and signed by each of the parties thereto.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)                                 No provision of Section 2.05 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any LC Issuer adversely affected thereby.

(c)                                  No provision of Article IX may be amended without the consent of the Administrative Agent.

(d)                                 To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary Guarantor or whose stock is pledged pursuant to any Security Document, such capital stock (but not any proceeds thereof) shall be released from the applicable Security Documents and such Subsidiary shall be released from the applicable Guaranty Agreement; and (iii) the Administrative Agent is hereby irrevocably authorized by each Lender to take actions deemed appropriate by it in order to effectuate the foregoing.

(e)                                  In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders.  Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations.  Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders.  Notwithstanding anything to the contrary set forth in this Section 11.12(e) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(f)                                   Notwithstanding anything to the contrary contained in this Section 11.12, (w) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries of the Applicable Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and such Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents, (x) if following the Closing Date, the Administrative Agent and the Applicable Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof, (y) the Required Revolving Lenders or the Administrative Agent or by the Administrative Agent acting at the written direction of the Required Revolving Lenders, on the one hand, and the U.S. Borrower, on the other hand, may amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) of Section 7.07 and (z) the Administrative Agent,

New Parent and the Credit Parties shall be permitted to amend the Loan Documents to implement the amendments contemplated by Section 7.02(a)(ii) in connection with a Holding Company Merger and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g)                                  Notwithstanding the provisions of Section 11.12(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Credit Parties (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(h)                                 If, in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.04(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts, including in the case of any Non-Consenting Lender replaced in connection with a Repricing Event that occurs on or prior to the date that is six months following the Closing Date,  a premium in an amount equal to 1.00% of the outstanding principal amount of the Term Loans of such Non-Consenting Lender that are the subject of such Repricing Event, any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), Section 3.03 or Section 3.04), and (B) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent.  Each Lender agrees that, if it becomes a Non-Consenting Lender and is being replaced in accordance with this Section 11.12(h), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender.  Notwithstanding the foregoing, each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney shall be coupled with an interest) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.06 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.06.

(i)                                     Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent hereunder shall be restricted as set forth in the definition of “Required Lenders,” except that, subject to Section 11.12(a), (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (A) by its terms affects any Defaulting Lender more adversely than other affected Lenders, (B) increases or extends the Commitment of any such Defaulting Lender, (C) reduces the principal of or the rate of interest for Loans of such Defaulting Lender, or fees or other amounts payable hereunder or under any other Loan Document to such Defaulting Lender or (D) amends or modifies any provision of this paragraph shall require the consent of such Defaulting Lender.

(j)                                    No Lender consent shall be required to effect an Additional Credit Extension Amendment entered into pursuant to Section 2.17, 2.18, 2.19, 2.20 or 2.21.  In connection therewith, the Borrowers, the Administrative Agent and the Lenders providing the Incremental Term Loan Commitments, Incremental Revolving Credit Commitments, Extended Revolving Commitments, Refinancing Term Loans or Replacement Revolving Commitments, as applicable, may effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 11.12(j) and this Section 11.12(j) shall supersede any provisions of this Agreement to the contrary.

Section 11.13                        Survival of Indemnities.  All indemnities set forth herein including in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14                        Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrowers shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.05) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15                      Confidentiality.

(a)                                 Each of the Administrative Agent, each LC Issuer and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent shall use commercially reasonable efforts to notify the Borrowers prior to such disclosure, to the extent legally permitted to do so), (5) to any other party to this Agreement, (6) to any other creditor of any Credit Party that is a direct or intended beneficiary of any of the Loan Documents, (7) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (8) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (9) with the prior written consent of the Borrowers, or (10) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, or (ii) becomes available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.15.  After the Closing Date, the Lead Arrangers may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, including in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and Closing Date.

(b)                                 As used in this Section, “Confidential Information” shall mean all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided, however, that, in the case of information received from the Borrowers after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c)                                  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  The Borrowers hereby agree that the failure of the Administrative Agent, any LC Issuer or any Lender to comply with the provisions of this Section shall not relieve the Borrowers, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.16                                  Limitations on Liability of the LC Issuers.  The U.S. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither any LC Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the LC Obligor shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such LC Obligor, to the extent of any direct, but not consequential, damages suffered by such LC Obligor that such LC Obligor proves were caused by (i) such LC Issuer’s willful misconduct, gross negligence or bad faith in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17                        General Limitation of Liability.  No claim may be made by any Credit Party, any Lender, the Administrative Agent, any LC Issuer or any other Person against the Administrative Agent, any LC Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrowers, each Lender, the Administrative Agent and each LC Issuer hereby, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential, lost profit or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18                        No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrowers, to any of their Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  Each Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters.

Section 11.19                        Lenders and Agent Not Fiduciary to Borrowers, etc.  The relationship among the Borrowers and their Subsidiaries, on the one hand, and the Administrative Agent, each LC Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each LC Issuer and the Lenders have no fiduciary or other special relationship with the Borrowers and their Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 11.20                        Survival of Representations and Warranties.  All representations and warranties herein shall survive the making of Loans and all LC Issuances hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.

Section 11.21                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22                        Directed Divestment.  None of the provisions set forth in Article VI or VII or in Section 8.01(h) shall prohibit any Directed Divestment effected in accordance with applicable law so long as the Borrowers comply with the mandatory prepayment provisions of Section 2.13(c)(viii).

Section 11.23                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24                        USA Patriot Act.  Each Lender subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the USA Patriot Act.

Section 11.25                        Advertising and Publicity.  No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior written consent of the Administrative Agent.  Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, the Borrowers shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

Section 11.26                        Release of Guarantees and Liens.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary or reasonably requested to permit consummation of any transaction permitted by any Loan Document (including any (x) merger, consolidation, amalgamation, Asset Sale and/or liquidation or (y) designation of a Subsidiary as an Unrestricted Subsidiary, in each case in accordance with the terms of the Loan Documents) or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence.  All Liens created under the Loan Documents on the Target German Assets subject to a Directed Divestment shall be automatically released immediately prior to the consummation of such Directed Investment.  When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Secured Hedge Agreements, Banking Services Obligations, contingent indemnity obligations and obligations in respect of Letters of Credit that have been Cash Collateralized or backstopped) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, the Administrative Agent will, at the U.S. Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

Section 11.27                        Payments Set Aside.  To the extent that any Secured Creditor receives a payment from or on behalf of the Borrowers or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.28                        Swedish Security . Notwithstanding any other provision in this Agreement or any other Loan Document, the release of any security interest (that is perfected or purported to be perfected) in any Collateral subject to a Security Document governed by Swedish law will (unless, in relation to a release of security over such Collateral due to a disposal of such asset, the proceeds of the disposal of the asset secured or charged are paid directly to the Administrative Agent and are applied in prepayment of secured obligations) always be subject to the prior written consent of the Administrative Agent (such consent to be granted at the Administrative Agent’s sole discretion).  Each Lender authorizes the Administrative Agent to release such security interest in any Collateral at its discretion without notification or further reference to the Lenders, provided that the disposal is in accordance with the terms of this Agreement.  This provision shall supersede any conflicting provision in this Agreement or the other Loan Documents

Section 11.29                        Hedging Liability.  Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Credit Party is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, at the time (i) any transaction is entered into under any Hedging Obligation or (ii) such Person becomes a Borrower or Subsidiary Guarantor hereunder, and the effect of the foregoing would be to render any Guaranty Obligations of such Person violative of the Commodity Exchange Act, the Obligations of such Person shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions outstanding under any Hedging Obligations as of the date such Person becomes a Borrower or Subsidiary Guarantor hereunder.

Section 11.30                        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                a reduction in full or in part or cancellation of any such liability;

(ii)                                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                 the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.31                      Dutch Legal Matters.  Lenders are advised to seek Dutch legal advice (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the CRR) has been published by the competent authority, if the participation of a Lender in any Loan or Commitment is less than EUR 100,000 (or the foreign currency equivalent thereof) and (ii) as soon as the interpretation of the term “public” has been published by the competent authority, if a Lender is or would be considered to be part of the public on the basis of such interpretation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

GTT COMMUNICATIONS, INC.,
as the U.S. Borrower

By:
	Name:	Michael Sicoli
	Title:	Chief Financial Officer

GTT COMMUNICATIONS B.V.,
as the EMEA Borrower

By:
	Name:	Jessica Kaman
	Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender, LC Issuer and as the Administrative Agent

By:
	Name:	Jeff Kalinowski
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Lender and a Term Lender

By:
	Name:	William O’Daly
	Title:	Authorized Signatory

By:
	Name:	Brady Bingham
	Title:	Authorized Signatory

SUNTRUST BANK, as a Revolving Lender

By:
	Name:	Nicholas Hahn
	Title:	Managing Director

GOLDMAN SACHS BANK U.S.A, as a Revolving Lender

By:
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Revolving Lender

By:
	Name:	Reagan Philipp
	Title:	Authorized Signatory

CITIZENS BANK, NATIONAL ASSOCIATION, as a Revolving Lender

By:
	Name:	Daniel Gavarkavich
	Title:	Vice President

ING CAPITAL LLC, as a Revolving Lender

By:
	Name:	Stephen M. Nettler
	Title:	Managing Director

By:
	Name:	Aimee Sunaryo
	Title:	Vice President

Schedule 1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Facility Percentage as of the Closing Date	Closing Date U.S. Term Commitment	Closing Date EMEA Term Commitment
Credit Suisse AG, Cayman Islands Branch	$70,000,000	35.0%	$1,770,000,000	€750,000,000
KeyBank National Association	$40,000,000	20.0%	$0	€0
SunTrust Bank	$30,000,000	15.0%	$0	€0
Goldman Sachs Bank U.S.A	$20,000,000	10.0%	$0	€0
Morgan Stanley Senior Funding, Inc.	$20,000,000	10.0%	$0	€0
Citizens Bank, National Association	$10,000,000	5.00%	$0	€0
ING Capital LLC	$10,000,000	5.00%	$0	€0
Total:	$200,000,000	100.0%	$1,770,000,000	€750,000,000

S-1

EXHIBIT A-1

REVOLVING FACILITY NOTE

$ , 20
New York, NY

FOR VALUE RECEIVED, the undersigned GTT Communications, Inc., a Delaware corporation (the “U.S. Borrower”), hereby promises to pay to [                       ] or its registered assigns (the “Lender”) the lesser of (i)                             ($        ) and (ii) the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meaning ascribed thereto in the Credit Agreement referred to below) made by the Lender to the U.S. Borrower pursuant to the Credit Agreement, in the applicable Approved Currency and in immediately available funds, at the Payment Office on the Revolving Facility Termination Date.

The U.S. Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This Revolving Facility Note is one of the Notes referred to in the Credit Agreement, dated as of [   ], 2018, among, inter alios, the U.S. Borrower, GTT Communications B.V., a company organized under the laws of the Netherlands, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, and the other agents party thereto (as the same may be amended, restated, amended and restated or otherwise supplemented or modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  As provided in the Credit Agreement, this Revolving Facility Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part, in accordance with Section 2.13(c) of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Facility Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The U.S. Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement.  No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS REVOLVING FACILITY NOTE SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

A-1-1

THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS REVOLVING FACILITY NOTE OR ANY OTHER LOAN DOCUMENT.

GTT COMMUNICATIONS, INC.

By:
Name:
Title:

A-1-2

EXHIBIT A-2

U.S. TERM NOTE

$ , 20
New York, NY

FOR VALUE RECEIVED, the undersigned GTT Communications, Inc., a Delaware corporation (the “U.S. Borrower”), hereby promises to pay to [                       ] or its registered assigns (the “Lender”) the principal sum of                             ($        ) or, if less, the then unpaid principal amount of all U.S. Term Loans (such term and each other capitalized term used herein without definition shall have the meaning ascribed thereto in the Credit Agreement referred to below) made by the Lender to the U.S. Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Term Loan Maturity Date.

The U.S. Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each U.S.  Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This U.S. Term Note is one of the Notes referred to in the Credit Agreement, dated as of [   ], 2018, among, inter alios, the U.S. Borrower, GTT Communications B.V., a company organized under the laws of the Netherlands, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, and the other agents party thereto (as the same may be amended, restated, amended and restated or otherwise supplemented or modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  As provided in the Credit Agreement, the principal amount of this U.S. Term Note shall be repaid in accordance with Section 2.13 of the Credit Agreement and this U.S. Term Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, in accordance with Section 2.13(c) of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this U.S. Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The U.S. Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this U.S. Term Note, except as expressly set forth in the Credit Agreement.  No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS U.S. TERM NOTE SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

A-2-1

THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS U.S. TERM NOTE OR ANY OTHER LOAN DOCUMENT.

GTT COMMUNICATIONS, INC.

By:
Name:
Title:

A-2-2

EXHIBIT A-3

EMEA TERM NOTE

€ , 20
New York, NY

FOR VALUE RECEIVED, the undersigned GTT Communications B.V., a company organized under the laws of the Netherlands (the “EMEA Borrower”), hereby promises to pay to [                       ] or its registered assigns (the “Lender”) the principal sum of                             (€        ) or, if less, the then unpaid principal amount of all EMEA Term Loans (such term and each other capitalized term used herein without definition shall have the meaning ascribed thereto in the Credit Agreement referred to below) made by the Lender to the EMEA Borrower pursuant to the Credit Agreement, in Euros and in immediately available funds, at the Payment Office on the Term Loan Maturity Date.

The EMEA Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each EMEA Term Loan made by the Lender from the date of such EMEA Term Loan until paid at the rates and at the times provided in Section 2.09 of the Credit Agreement.

This EMEA Term Note is one of the Notes referred to in the Credit Agreement, dated as of [   ], 2018, among, inter alios, the EMEA Borrower, GTT Communications, Inc., a Delaware corporation, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, and the other agents party thereto (as the same may be amended, restated, amended and restated or otherwise supplemented or modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  As provided in the Credit Agreement, the principal amount of this EMEA Term Note shall be repaid in accordance with Section 2.13 of the Credit Agreement and this EMEA Term Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, in accordance with Section 2.13(c) of the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this EMEA Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The EMEA Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this EMEA Term Note, except as expressly set forth in the Credit Agreement.  No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS EMEA TERM NOTE SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

A-3-1

THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS EMEA TERM NOTE OR ANY OTHER LOAN DOCUMENT.

GTT COMMUNICATIONS B.V.

By:
Name:
Title:

A-3-2